EXECUTION VERSION

CREDIT AGREEMENT

dated as of

September 28, 2012,

among

BURGER KING HOLDINGS, INC.,

BURGER KING CORPORATION,

as Borrower,

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

BARCLAYS BANK PLC and

BANK OF AMERICA, N.A.,

as Syndication Agents,

and

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH,

HSBC BANK USA, N.A.,

GOLDMAN SACHS BANK USA, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, and

REGIONS BANK,

as Documentation Agents

J.P. MORGAN SECURITIES LLC, BARCLAYS BANK PLC and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Arrangers and Joint Bookrunners

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH and

HSBC BANK USA, N.A.,

as Joint Lead Arrangers

i

SCHEDULES:

Table of Contents

Schedule 1.01	—	Existing Letters of Credit
Schedule 2.01	—	Commitments
Schedule 3.06	—	Disclosed Matters
Schedule 3.12	—	Subsidiaries
Schedule 3.18(a)	—	UCC Filing Jurisdictions
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments

EXHIBITS:*
Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Opinion of Associate General Counsel
Exhibit B-2	—	Form of Opinion of Kirkland & Ellis LLP
Exhibit C	—	Form of Collateral Agreement
Exhibit D	—	Form of Perfection Certificate
Exhibit E	—	Form of Compliance Certificate
Exhibit F	—	Form of Closing Certificate
Exhibit G	—	Form of Solvency Certificate
Exhibit H	—	Form of Discounted Prepayment Option Notice
Exhibit I	—	Form of Lender Participation Notice
Exhibit J	—	Form of Discounted Voluntary Prepayment Notice
Exhibit K	—	Form of Addenda (Tranche B Term Loans)
Exhibit L	—	Form of Addenda (Tranche A Term Loans)

*	Exhibits omitted will be provided upon request.

CREDIT AGREEMENT dated as of September 28, 2012 (this “Agreement”), among BURGER KING HOLDINGS, INC., BURGER KING CORPORATION, as the borrower (the “Borrower”), the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, BARCLAYS BANK PLC and BANK OF AMERICA, N.A., as Syndication Agents, and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH, HSBC BANK USA, N.A., GOLDMAN SACHS BANK USA, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH and REGIONS BANK, as Documentation Agents.

The parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Discount” has the meaning assigned to such term in Section 2.11(g).

“Acceptance Date” has the meaning assigned to such term in Section 2.11(g).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.

“Acquired Entity or Business” has the meaning assigned to such term in the definition of Consolidated EBITDA.

“Additional Guarantee” has the meaning assigned to such term in Section 5.14.

“Additional Guarantor” means any Person that becomes a guarantor of the Loan Document Obligations in accordance with Section 5.14.

“Additional Lender” has the meaning assigned to such term in Section 2.20(c).

“Additional Revolving Commitment Incurrence”: has the meaning assigned to such term in Section 2.20(a).

“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a)(i) for any Eurocurrency Borrowing denominated in U.S. Dollars or Sterling, the LIBO Rate, or (ii) for any Eurocurrency Borrowing denominated in Euros, the EURO LIBO Rate, in each case in effect for such Interest Period, multiplied by (b) the Statutory Reserve Rate.

“Adjustment Date” means the date of delivery to the Administrative Agent of the Borrower’s consolidated financial statements and related certificate of a Financial Officer delivered pursuant to Section 5.01(a) or (b).

“Administrative Agent” means JPMorgan Chase Bank, N.A., together with its affiliates, as the arranger of the Commitments and in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, provided , however, that solely for purposes of Section 6.08, the term “Affiliate” shall also include any person that directly, or indirectly through one or more intermediaries, owns 10% or more of any class of Equity Interests of the Person specified or that is an executive officer or director of the Person specified. Notwithstanding the foregoing, no Sponsor or Sponsor Affiliate shall be deemed to be an Affiliate of any Loan Party other than for purposes of Section 6.08.

“Alternate Base Rate” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted Eurocurrency Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurocurrency Loan with an interest period of one month plus 1%; provided, however, that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the Alternate Base Rate for Tranche B Term Loans be deemed to be less than 2.00% per annum. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted Eurocurrency Rate shall be effective from and including the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted Eurocurrency Rate, respectively.

“Alternative Currency” means Euro or Sterling.

“Alternative Currency Letter of Credit” means a Letter of Credit denominated in an Alternative Currency.

“Alternative Currency LC Exposure” means LC Exposure related to Alternative Currency Letters of Credit.

“Applicable Discount” has the meaning assigned to such term in Section 2.11(g).

“Applicable Percentage” means, at any time with respect to any Global Revolving Lender or any U.S. Revolving Lender, the percentage of the aggregate Global Revolving Commitments or aggregate U.S. Revolving Commitments, as the case may be, represented by such Lender’s Global Revolving Commitment or U.S. Revolving Commitment, as the case may be, at such time; provided that in the case of Section 2.21 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the aggregate Global Revolving Commitments or aggregate U.S. Revolving Commitments, as the case may be (disregarding any Defaulting Lender’s Global Revolving Commitment or U.S. Revolving Commitment, as the case may be), represented by such Lender’s Global Revolving Commitment or U.S. Revolving Commitment, as the case may be. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most-recently in effect, giving effect to any assignments of Revolving Loans, LC Exposures and Swingline Exposures and to any Lender’s status as a Defaulting Lender that occur after such termination or expiration.

“Applicable Rate” means (a) with respect to any Tranche A Term Loan, (i) 1.25%, in the case of ABR Loans and (ii) 2.25%, in the case of Eurocurrency Loans, (b) with respect to any Tranche B Term Loan, (i) 1.75%, in the case of ABR Loans and (ii) 2.75%, in the case of Eurocurrency Loans and (c) with respect to any Revolving Loan, (i) 2.25%, in the case of ABR Loans and (ii) 3.25%, in the case of Eurocurrency Loans; provided that, on and after the First Adjustment Date, the Applicable Rate with respect to Tranche A Term Loans will be determined pursuant to the Pricing Grid.

Notwithstanding the foregoing, the Applicable Rate in respect of any tranche of Extended Revolving Commitments or any Extended Term Loans or Revolving Loans made pursuant to any Extended Revolving Commitments shall be the applicable percentages per annum set forth in the relevant Extension Offer.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Amount” means at any time (the “Available Amount Reference Time”), an amount (which shall not be less than zero) equal to the sum of:

(a) the amount of Excess Cash Flow of the Borrower and the Restricted Subsidiaries for the fiscal quarter of the Borrower ending on December 31, 2012 , minus the portion of such Excess Cash Flow that has been (or is required to be) applied after the Closing Date and prior to the Available Amount Reference Time to the prepayment of Term Loans in accordance with Section 2.11(d);

(b) the greater of (i)(x) the cumulative amount of Excess Cash Flow of the Borrower and the Restricted Subsidiaries for all fiscal years completed after the Closing Date (commencing with the first fiscal year ending on or after December 31, 2013) and prior to the Available Amount Reference Time, minus (y) the portion of such Excess Cash Flow that has been (or is required to be) applied after the Closing Date and prior to the Available Amount Reference Time to the prepayment of Term Loans in accordance with Section 2.11(d) and (ii) 50% of Consolidated Net Income for each fiscal quarter of the Borrower ending after the Closing Date and prior to the Available Amount Reference Time; plus

(c) $137,000,000; plus

(d) after the completion of an IPO, $50,000,000; plus

(e) the amount of any capital contributions or Net Proceeds from the sale or issuance of any Qualified Equity Interests (or issuance of debt securities that have been converted into or exchanged for Qualified Equity Interests) (other than any Cure Amount or any other capital contributions or equity or debt issuances to the extent utilized in connection with other transactions permitted pursuant to Sections 6.04 or 6.07) received or made by the Borrower (or any direct or indirect parent thereof and contributed by such parent to the Borrower) during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; plus

(f) to the extent not (i) already included in the calculation of Consolidated Net Income of the Borrower and the Restricted Subsidiaries or (ii) already reflected as a return of capital or deemed reduction in the amount of such Investment pursuant to clause (g) below, the aggregate amount of all cash dividends and other cash distributions received by the Borrower or any Restricted Subsidiary from any Minority Investments or Unrestricted Subsidiaries (other than payments to cover the payment of Tax liabilities of Unrestricted Subsidiaries pursuant to Section 6.07(a)(iv)(C)) during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; plus

(g) to the extent not (i) already included in the calculation of Consolidated Net Income of the Borrower and the Restricted Subsidiaries, (ii) already reflected as a return of capital or deemed reduction in the amount of such Investment pursuant to clause (g) below, or (iii) used to prepay Term Loans in accordance with Section 2.11(c), the aggregate amount of all Net Proceeds received by the Borrower or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any Minority Investment or Unrestricted Subsidiary during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; minus

(h) the aggregate amount of any Investments made pursuant to Section 6.04(q) (net of any return of capital in respect of such Investment or deemed reduction in the amount of such Investment including, without limitation, upon the re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary or the sale, transfer, lease or other disposition of any such Investment), any Restricted Payment made pursuant to Section 6.07(a)(vi) or any payment made pursuant to Section 6.07(b)(v) during the period commencing on the Closing Date and ending on prior to the Available Amount Reference Time (and, for purposes of this clause (g), without taking account of the intended usage of the Available Amount at such Available Amount Reference Time).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Bankruptcy Event” means, with respect to any Person, such Person or its Parent becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person or its Parent.

“BKW” means Burger King Worldwide, Inc.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble hereto.

“Borrowing” means (a) Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in U.S. Dollars, $5,000,000, (b) in the case of a Borrowing denominated in Euro, €5,000,000 and (c) in the case of a Borrowing denominated in Sterling, £3,000,000.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in U.S. Dollars, $1,000,000, (b) in the case of a Borrowing denominated in Euro, €1,000,000 and (c) in the case of a Borrowing denominated in Sterling, £1,000,000.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that (a) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market , (b) when used in connection with any Loan denominated in any Alternative Currency, the term “Business Day” shall also include any day on which banks are open for dealings in deposits in Euro, Sterling and U.S. Dollars in London and (c) when used in connection with a Loan denominated in Euro, the term “Business Day” shall also exclude any day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET) payment system is not open for the settlement of payments in Euro.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and the Restricted Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Borrower and the Restricted Subsidiaries during such period, but excluding in each case any such expenditure (i) made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with, or subsequently reimbursed out of, insurance proceeds, indemnity payments, condemnation awards (or payments in lieu thereof) or damage recovery proceeds relating to any such damage, loss, destruction or condemnation, (ii) constituting reinvestment from the Reinvestment Deferred Amount, (iii) made by the Borrower or any Restricted Subsidiary as payment of the consideration for a Permitted Acquisition, (iv) made to repair, renovate, alter, restore, replace or improve any restaurant or restaurant property acquired pursuant to a Permitted Acquisition prior to the date that is 12 months after the date of completion of such Permitted Acquisition, (v) constituting a debt or equity investment in a Franchisee, (vi) made by the Borrower or any Restricted Subsidiary to effect leasehold improvements to any property leased by the Borrower or such Restricted Subsidiary as lessee, to the extent that such expenses have been reimbursed by the landlord or any other third party and (vii) made with the Net Proceeds from the issuance of Qualified Equity Interests.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Casualty Event” means any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or assets of Holdings, the Borrower or any Restricted Subsidiary.

“Change in Control” means (a) the failure by Holdings to own, beneficially and of record, 100% of the Equity Interests in the Borrower, (b) (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the Closing Date) other than the Permitted Investors, of Equity Interests representing more than 35% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in Holdings, and (ii) the ownership, directly or indirectly, beneficially or of record, by the Permitted Investors collectively of Equity Interests in Holdings representing in the aggregate a lesser percentage of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in Holdings than such Person or group, (c) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were neither (i) nominated by a majority of the board of directors of Holdings or one or more of the Permitted Investors nor (ii) appointed by directors so nominated or (d) the occurrence of a “Change of Control” (or similar event, however denominated), as defined in (i) the Senior Note Documents, (ii) any indenture or agreement in respect of a Permitted Refinancing in respect of the Senior Note Documents, (iii) any Subordinated Debt Documents or (iv) any indenture or agreement in respect of Indebtedness incurred under Section 6.01(xviii).

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date, (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date, (d) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted, issued or implemented and (e) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, regardless of the date enacted, adopted, issued or implemented.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Global Revolving Loans, U.S. Revolving Loans, Tranche A Term Loans, Tranche B Term Loans, Extended Tranche A Term Loans, Extended Tranche B Term Loans, Incremental Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Global Revolving Commitment, U.S. Revolving Commitment, Extended Revolving Commitment, Tranche A Commitment, Tranche B Commitment or a Commitment in respect of any Incremental Term Loans. Incremental Term Loans that have different terms and conditions (together with the Commitments in respect thereof) shall be construed to be in different Classes.

“Class”, when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class.

“CLO” has the meaning assigned to such term in Section 9.04(b).

“Closing Date” means September 28, 2012.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral”, as defined in any applicable Security Document.

“Collateral Agreement” means the Guarantee and Collateral Agreement among Holdings, the Borrower, the Subsidiary Loan Parties and the Administrative Agent, substantially in the form of Exhibit C.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from each Loan Party (i) either (x) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Loan Party or (y) in the case of any Person that becomes a Loan Party after the Closing Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party and (ii) with respect to any Loan Party that directly owns Equity Interests of a Foreign Subsidiary that is (A) a Restricted Subsidiary, (B) not a De Minimis Foreign Subsidiary and (C) domiciled in Gibraltar or the United Kingdom or any other jurisdiction of organization of any entity that is a principal holding company of the Borrower’s non-United States operations, a counterpart of each Foreign Pledge Agreement that the Administrative Agent determines, based on the advice of counsel, to be necessary or advisable in connection with the pledge of, or the granting of security interests in, Equity Interests of such Foreign Subsidiary, in each case duly executed and delivered on behalf of such Loan Party and such Foreign Subsidiary;

(b) all outstanding Equity Interests of the Borrower and each Restricted Subsidiary, in each case directly owned by or on behalf of any Loan Party, shall have been pledged pursuant to the Collateral Agreement or, if required pursuant to clause (a) above, a Foreign Pledge Agreement (except that the Loan Parties shall not be required to pledge (i) more than 65% of the outstanding voting Equity Interests of any Foreign Subsidiary, (ii) the Equity Interests of any Foreign Subsidiary if the pledge of such Equity Interests would be prohibited by applicable law, (iii) the Equity Interests of any Excluded Subsidiary or (iv) more than 65% of the outstanding non-voting perpetual Equity Interests issued to the Borrower by Burger King (Gibraltar) Limited) and, except as otherwise agreed upon by the Administrative Agent, the Administrative Agent shall have received certificates or other instruments representing all such Equity Interests that are certificated (other than any such Equity Interests of De Minimis Foreign Subsidiaries), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) to the extent required under the Collateral Agreement, all Indebtedness of the Borrower and each Subsidiary that is owing to any Loan Party shall be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code financing statements, filings with the United States Copyright Office and the United States Patent and Trademark Office, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Agreement and the Foreign Pledge Agreements and perfect such Liens to the extent required by, and with the priority required by, this Agreement, the Collateral Agreement and the Foreign Pledge Agreements, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(e) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

“Commitment” means (a) with respect to any Lender, such Lender’s Global Revolving Commitment, U.S. Revolving Commitment, Extended Revolving Commitment, Tranche A Commitment, Tranche B Commitment or commitment in respect of any Incremental Term Loans or any combination thereof (as the context requires) and (b) with respect to the Swingline Lender, its Swingline Commitment.

“Commitment Fee Rate” means 0.50% per annum; provided that on and after the First Adjustment Date, such rate shall be (i) 0.75% per annum if and as long as the Total Leverage Ratio at the most recent Adjustment Date is greater than or equal to 5.00 to 1.00, (ii) 0.625% if and as long as the Total Leverage Ratio at the most recent Adjustment Date is less than 5.00 to 1.00 and greater than or equal to 4.50 to 1.00 and (iii) 0.50% if and as long as the Total Leverage Ratio at the most recent Adjustment Date is less than 4.50 to 1.00.

“Compliance Certificate” has the meaning assigned to it in Section 5.01(c).

“Consolidated Depreciation and Amortization Expenses” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs and the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a) increased (without duplication, including for purposes of determining Consolidated Net Income) by the following, in each case (except with respect to clause (x) below) to the extent deducted in determining Consolidated Net Income for such period:

(i) provision for Income Taxes of such Person paid or accrued during such period; plus

(ii) Consolidated Interest Expense of such Person for such period (including (x) net losses or any obligations under any Swap Agreements or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in sub-clauses (w) to (z) of clause (a) of the definition thereof); plus

(iii) any expenses (other than depreciation or amortization expense) related to any equity offering, Investment, acquisition, disposition, or recapitalization permitted hereunder or the incurrence of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) (whether or not successful), including (A) such fees or expenses related to the offering of the Senior Notes, the Loans and any other credit facilities and (B) any amendment or other modification of the Senior Notes, the Loans and such other credit facilities; plus

(iv) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(v) any non-cash extraordinary, unusual or non-recurring expenses, charges or losses (including losses on asset sales outside of the ordinary course of business); plus

(vi) (a) any cash extraordinary, unusual or non-recurring expenses, charges or losses (including losses on asset sales outside of the ordinary course of business) and (b) any restructuring charges, integration costs or other business optimization expenses, costs associated with establishing new facilities or reserves, including any one-time costs incurred in connection with acquisitions after the Closing Date, and costs related to the closure and/or consolidation of facilities; provided that the aggregate amount of all charges, expenses, costs and losses added back under this clause (vi) in any period of four consecutive fiscal quarters shall not exceed 10% of Consolidated EBITDA for any period of four consecutive fiscal quarters; plus

(vii) any non-cash charges, expenses or losses (excluding charges, expenses or losses resulting from the write off or write down of inventory or other current assets) including any write offs or write downs reducing Consolidated Net Income for such period (except to the extent such charges, expenses or losses represent an accrual of or reserve for cash expenses in any future period (provided that such charges, expenses or losses shall be added back to Consolidated EBITDA in such future period), an amortization of a prepaid cash expense paid in a prior period (so long as such cash expense was added back to Consolidated EBITDA in such prior period)); plus

(viii) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary; plus

(ix) the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Sponsor to the extent permitted under the Loan Documents; plus

(x) the amount of “run-rate” cost savings projected by the Borrower in good faith and certified by the chief financial officer of the Borrower in writing to the Administrative Agent to result from actions either taken or initiated prior to or during such period (which cost savings shall be calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized or expected to be realized prior to or during such period from such actions; provided, that (A) the chief financial officer of the Borrower shall have certified to the Administrative Agent that (x) such cost savings are reasonably identifiable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions and (y) such actions have been taken or initiated and the benefits resulting therefrom are anticipated by the Borrower to be realized within 12 months, (B) no cost savings shall be added pursuant to this clause (x) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (vi) above with respect to such period or duplicative of any Pro Forma Adjustment pursuant to the last paragraph of this definition and (C) the aggregate amount of cost savings added pursuant to this clause (x) shall not exceed 10% of Consolidated EBITDA for any period of four consecutive fiscal quarters; plus

(xi) any costs or expense incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or Net Proceeds of an issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower; plus

(xii) any net loss from disposed or discontinued operations; plus

(xiii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back;

(b) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(i) any extraordinary, unusual or non-recurring income or gains (including gains on asset sales outside of the ordinary course of business); plus

(i) non-cash income or gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus

(ii) any net income from disposed or discontinued operations;

(c) increased or decreased without duplication, as applicable, by any adjustments resulting from the application of FASB Interpretation No. 45 (Guarantees) or any comparable regulation;

(d) increased (to the extent not already included in determining Consolidated EBITDA) by any Pro Forma Adjustments; and

(e) decreased (to the extent not already deducted in determining Consolidated EBITDA) by any Restricted Payments made pursuant to Section 6.07(a)(iv).

There shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by the Borrower or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) and (B) for the purposes of compliance with the financial covenants, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Financial Officer and delivered to the Lenders and the Administrative Agent. For purposes of determining the Total Leverage Ratio, the Senior Secured Leverage Ratio and the Interest Coverage Ratio, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

“Consolidated EBITDAR” means, for any period, Consolidated EBITDA for such period plus, to the extent deducted in determining Consolidated Net Income for such period, Consolidated Rental Expense for such period.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a) consolidated cash interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) all cash commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (ii) the cash interest component of Capital Lease Obligations, and (iii) net cash payments, if any, made (less net payments, if any, received) pursuant to interest rate obligations under any Swap Agreements with respect to Indebtedness and excluding, (w) penalties and interest relating to taxes, (x) any additional cash interest owing pursuant to any registration rights agreement with respect to securities, (y) any expensing of bridge, commitment and other financing fees, and (z) any accretion of accrued interest on discounted liabilities); less

(b) cash interest income for such period.

For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of determining Consolidated Interest Expense for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense (i) for the Test Period ending at the end of the first full fiscal quarter after the Closing Date shall be Consolidated Interest Expense for such quarter, multiplied by 4, (ii) for the Test Period ending at the end of the second full fiscal quarter after the Closing Date shall be Consolidated Interest Expense for the first and second full fiscal quarters after the Closing Date, multiplied by 2, and (iii) for the Test Period ending at the end of the third full fiscal quarter after the Closing Date shall be Consolidated Interest Expense for the first, second and third full fiscal quarters after the Closing Date, multiplied by 4/3.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication (including for purposes of determining Consolidated EBITDA),

(a) any net after-tax effect of extraordinary gains or losses shall be excluded,

(b) the Net Income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period,

(c) any after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(d) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business shall be excluded,

(e) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid to the Borrower or a Restricted Subsidiary thereof in respect of such period,

(f) effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt and unfavorable or favorable lease line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any acquisition consummated prior to the Closing Date and any permitted acquisitions or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(g) solely for purposes of calculating the Available Amount, the Net Income for such period of any Restricted Subsidiary (other than any Loan Party) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(h) any after-tax effect of income (loss) from the early extinguishment of (i) Indebtedness, (ii) obligations under any Swap Agreements or (iii) other derivative instruments shall be excluded,

(i) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(j) any non-cash compensation charge or expense, including any such charge arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded,

(k) (i) Transaction Costs and (ii) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, disposition, issuance or repayment of Indebtedness, issuance of Qualified Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded, and

(l) the following items shall be excluded:

(i) any net unrealized gain or loss (after any offset) resulting in such period from obligations under any Swap Agreements in accordance with GAAP; and

(ii) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those (x) related to currency remeasurements of Indebtedness and (y) resulting from hedge agreements for currency exchange risk.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net

Income shall include (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder and (ii) to the extent covered by insurance and actually reimbursed, expenses with respect to liability or casualty events or business interruption.

“Consolidated Rental Expense” means, for any period, the aggregate rental expense of the Borrower and the Restricted Subsidiaries in respect of real property for such period, determined on a consolidated basis in accordance with GAAP in respect of all rent obligations under operating leases in respect of real property.

“Consolidated Senior Secured Debt” means, as of any date of determination, Consolidated Total Debt secured by a Lien on any of the assets of the Borrower or any of its Restricted Subsidiaries.

“Consolidated Total Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP to the extent reflected as a liability on the balance sheet (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition) consisting of any Indebtedness for borrowed money, Capital Lease Obligations and debt obligations evidenced by bonds, debentures, notes or similar instruments, minus (b) the aggregate amount of cash and Permitted Investments (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 6.02, Liens permitted by Section 6.02(vi) and Liens permitted by clause (g) of the definition of the term “Permitted Encumbrances”) included in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date (provided that the aggregate amount subtracted pursuant to this clause (b) shall not exceed $450,000,000); provided that Consolidated Total Debt shall not include (i) all Letters of Credit (or other letters of credit and bankers’ acceptances), except to the extent of unreimbursed LC Disbursements (or unreimbursed amounts) thereunder and (ii) obligations under Swap Agreements permitted by Section 6.06.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of (i) all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date and (ii) long-term accounts receivable over (b) the sum of (i) all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date and (ii) long-term deferred revenue, but excluding, without duplication, (a) the current portion of any Funded Debt, (b) all Indebtedness consisting of Revolving Loans, Swingline Loans and LC Exposure to the extent otherwise included therein, (c) the current portion of interest, (d) the current portion of current and deferred income taxes, (e) the current portion of any Capital Lease Obligations, (f) deferred revenue arising from cash receipts that are earmarked for specific projects and (g) non-cash current assets and current liabilities.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Converted Restricted Subsidiary” has the meaning assigned to such term in the definition of Consolidated EBITDA.

“Converted Unrestricted Subsidiary” has the meaning assigned to such term in the definition of Consolidated EBITDA.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Cure Amount” has the meaning assigned to such term in the last paragraph of Article VII.

“Cure Right” has the meaning assigned to such term in the last paragraph of Article VII.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning set forth in Section 2.13(c).

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan cannot be satisfied), (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“De Minimis Foreign Subsidiary” means, at any date of determination, any Foreign Subsidiary the Equity Interests of which would otherwise be required to be pledged pursuant to the Collateral and Guarantee Requirement and which has assets having an aggregate book value of less than $2,500,000 at such date.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a sale, transfer, lease or other disposition of assets permitted by Section 6.05 that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Financial Officer, setting forth the basis of such valuation, less the amount of cash or Permitted Investments received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Discounted Prepayment Option Notice” has the meaning assigned to such term in Section 2.11(g).

“Discounted Voluntary Prepayment” has the meaning assigned to such term in Section 2.11(g).

“Discounted Voluntary Prepayment Notice” has the meaning assigned to such term in Section 2.11(g).

“Discount Range” has the meaning assigned to such term in Section 2.11(g).

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disqualified Equity Interests” means Equity Interests that (a) require the payment of any dividends (other than dividends payable solely in shares of Qualified Equity Interests) prior to the date that is 180 days after the Tranche B Maturity Date, (b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation, on a fixed date or otherwise, prior to the date that is 180 days after the Latest Maturity Date in effect as of the date of issuance of such Equity Interests (other than (i) upon payment in full of the Loan Document Obligations, reduction of the LC Exposure to zero and termination of the Commitments or (ii) upon a “change in control”, provided that any payment required pursuant to this clause (ii) is contractually subordinated in right of payment to the Loan Document Obligations on terms reasonably satisfactory to the Administrative Agent), (c) require the maintenance or achievement of any financial performance standards other than as a condition to the taking of specific actions or provide remedies to holders thereof (other than voting and management rights and increases in pay-in-kind dividends) or (d) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Equity Interests or other assets other than Qualified Equity Interests.

“Documentation Agents” means Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, HSBC Bank USA, N.A., Goldman Sachs Bank USA, Credit Suisse AG, Cayman Islands Branch and Regions Bank, in their capacity as documentation agents for the Lenders hereunder, and their respective successors in such capacity.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Laws” means all treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the generation, management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties or indemnities), of Holdings, the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA and including any minimum funding standards as a result of any Plan being in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA)) applicable to such Plan, whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the failure of Borrower or any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or to make any required contribution to a Multiemployer Plan, including any contribution required as the result of such Multiemployer Plan being in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC of any notice to appoint a trustee to administer any Plan, (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization (in either case within the meaning of Title IV of ERISA) and (i) with respect to any Foreign Plan, (A) the failure to make any employer or employee contributions required by applicable law or by the terms of such Foreign Plan; or (B) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered.

“Euro” or “€” refers to the currency constituted by the Treaty on the European Union and as referred to in the EMU Legislation.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.

“EURO LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in Euro, for any Interest Period, the offered rate for deposits in Euros in the European interbank market for the relevant Interest Period that is determined by the Banking Federation of the European Union, and displayed on the LIBOR01 Page published by Reuters, at or about 11:00 a.m. (Brussels time) two Business Days prior to the first day of the relevant Interest Period. To the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “EURO LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Euro are offered for a maturity comparable to such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period; provided, however, that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the EURO LIBO Rate for Tranche B Euro Term Loans be deemed to be less than 1.00%.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income,

(iii) decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting), and

(iv) an amount equal to the aggregate net non-cash loss on dispositions by the Borrower and the Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; over

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a) through (f) of the definition of Consolidated Net Income,

(ii) without duplication of amounts deducted pursuant to clause (x) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of intellectual property made in cash during such period, except to the extent that such Capital Expenditures or acquisitions were financed by incurring Long-Term Indebtedness, by issuing Equity Interests or with the proceeds of any Reinvestment Deferred Amount,

(iii) the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capital Lease Obligations and (B) the amount of scheduled repayments of Term Loans pursuant to Section 2.10(a) and any mandatory prepayment of Term Loans pursuant to Section 2.11(c) due to a Prepayment Event described in clause (a) of the definition of the term “Prepayment Event” to the extent required due to a disposition that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase but excluding (X) all other prepayments of Term Loans, (Y) all prepayments of Revolving Loans and (Z) all prepayments in respect of any other revolving credit facility, except, in the case of clause (Z), to the extent there is an equivalent permanent reduction in commitments thereunder) made during such period, except to the extent financed by incurring Long-Term Indebtedness, by issuing Equity Interests or with the proceeds of any Reinvestment Deferred Amount,

(iv) an amount equal to the aggregate net non-cash gain on dispositions by the Borrower and the Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v) increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(vi) cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness (including such Indebtedness specified in clause (b)(iii) above),

(vii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of investments and acquisitions made during such period, except to the extent that such investments and acquisitions were financed by incurring Long-Term Indebtedness or by issuing Equity Interests,

(viii) the amount of Restricted Payments paid during such period pursuant to clauses (iii), (iv), (v), (viii) and (xi) of Section 6.07, except to the extent such Restricted Payments were financed by incurring Long-Term Indebtedness or by issuing Equity Interests,

(ix) the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period,

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, and

(xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period except to the extent intended to be financed by incurring Long-Term Indebtedness, or by issuing Equity Interests; provided that to the extent the aggregate amount utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall, less the amount financed by incurring Long-Term Indebtedness or by issuing Equity Interests, shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, and

(xii) amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means, on any day, for purposes of determining the U.S. Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into U.S. Dollars at the time of determination on such day on the Reuters WRLD Page for such currency. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of U.S. Dollars for delivery two Business Days later, provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Subsidiary” means Burger King McLamore, Inc., a Florida not-for-profit corporation.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party or Additional Guarantor hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) taxes imposed by reason of such Lender doing business in the jurisdiction imposing such tax, other than solely as a result of this Agreement or any transaction contemplated hereby, (c) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that (i) is in effect (including FATCA) and would apply to amounts payable to such Foreign Lender at the time (and, in the case of FATCA, including any regulations or official interpretations thereof issued after) such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.17(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.17(e).

“Existing Credit Agreement” means the Amended and Restated Credit Agreement dated as of October 19, 2010, as amended and restated as of February 15, 2011, among Burger King Holdings, Inc., Burger King Corporation, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent, Barclays Capital, as syndication agent, and Fifth Third Bank, Regions Bank and UniCredit Bank AG, as documentation agents.

“Existing Funding Lender” means any Lender that has elected on its Tranche B Addendum to fund its Tranche B Term Loans with the deemed prepayment proceeds of its Existing Tranche B Term Loans.

“Existing Letters of Credit” means each letter of credit previously issued for the account of, or guaranteed by, the Borrower pursuant to the Existing Credit Agreement that (a) is outstanding on the Closing Date and (b) is listed on Schedule 1.01.

“Existing Tranche B Term Loans” means Tranche B Term Loans (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement immediately prior to the Closing Date.

“Extended Revolving Commitment” has the meaning set forth in Section 2.22(a).

“Extended Term Loans” has the meaning set forth in Section 2.22(a).

“Extended Tranche A Term Loan” has the meaning set forth in Section 2.22(a).

“Extended Tranche B Term Loan” has the meaning set forth in Section 2.22(a).

“Extending Tranche A Term Lender” has the meaning set forth in Section 2.22(a).

“Extending Tranche B Term Lender” has the meaning set forth in Section 2.22(a).

“Extending Term Lender” has the meaning set forth in Section 2.22(a).

“Extension” has the meaning set forth in Section 2.22(a).

“Extension Offer” has the meaning set forth in Section 2.22(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its reasonable judgment.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“First Adjustment Date” means the date on which the Borrower’s consolidated financial statements are delivered to the Lenders pursuant to Section 5.01(a) or (b) for the first full fiscal quarter of the Borrower ending after the Closing Date.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” means each employee pension benefit plan through which the Borrower or any ERISA Affiliate promises employees a defined level of benefit upon retirement that is not subject to U.S. law and requires contributions by the Borrower or any ERISA Affiliate.

“Foreign Pledge Agreement” means a pledge or charge agreement with respect to the Collateral that constitutes Equity Interests of a Foreign Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Subsidiary” means any Restricted Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Franchise Agreement” means each franchise agreement between the Borrower or any Restricted Subsidiary and a Franchisee.

“Franchisee” means any Person, other than Holdings, the Borrower or any Restricted Subsidiary, that directly or indirectly owns or operates or is approved by the Borrower or any Restricted Subsidiary to, directly or indirectly, own or operate a restaurant that is branded as Burger King or Hungry Jack’s or any other brand operated by the Borrower or any Restricted Subsidiary.

“Funded Debt” means all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America.

“Global Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Global Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Global Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Global Revolving Commitment on the Closing Date is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Global Revolving Commitment, as the case may be. The initial aggregate amount of the Lenders’ Global Revolving Commitments on the Closing Date is $123,000,000.

“Global Revolving Exposure” means, at any time, the sum of (a) the aggregate principal amount of the Global Revolving Loans denominated in U.S. Dollars outstanding at such time, (b) the U.S. Dollar Equivalent of the aggregate principal amount of the Global Revolving Loans denominated in an Alternative Currency outstanding at such time, (c) the LC Exposure at such time and (d) the Swingline Exposure at such time. The Global Revolving Exposure of any Lender at any time shall be its Applicable Percentage of the Global Revolving Exposure at such time.

“Global Revolving Lender” means a Lender with a Global Revolving Commitment or, if the Global Revolving Commitments have terminated or expired, a Lender with Global Revolving Exposure.

“Global Revolving Loan” means a Loan made pursuant to clause (c)(i) of Section 2.01.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning assigned to such term in Section 9.04(e).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, materials, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, chlorofluorocarbons and other ozone-depleting substances or lead-based paint that are regulated pursuant to any Environmental Law.

“Holdco Notes” means the $685,000,000 in aggregate principal amount of Burger King Capital Holdings, LLC and Burger King Capital Finance, Inc.’s 11.0% senior discount notes due 2019, issued pursuant to the Indenture, dated as of April 19, 2011 (the “Holdco Notes Indenture”) by and among Burger King Capital Holdings, LLC, Burger King Capital Finance, Inc. and Wilmington Trust, FSB, as the same may be amended, amended and restated, modified, supplemented and/or extended from time to time in accordance with the terms hereof and thereof, and any notes issued in exchange or replacement of the foregoing on substantially identical terms.

“Holdco Notes Indenture” has the meaning specified in the definition of Holdco Notes.

“Holdings” means Burger King Holdings, Inc.

“Income Taxes” means all taxes, whether domestic or foreign, based on income or profits or capital, including, without limitation, Federal, provincial, state, local or other governmental entity, franchise and similar taxes and foreign withholding taxes, including any interest, additions to tax or penalties applicable thereto.

“Incremental Amount” means, at any time, the excess, if any, of (a) the sum of (x) $650,000,000 plus (y) the amount of any voluntary prepayments of the Term Loans and voluntary permanent reductions of the Revolving Commitments effected after the Closing Date (it being understood that any prepayment of Term Loans (other than any prepayment of Tranche B Term Loans with the proceeds of substantially concurrent borrowings of Incremental Tranche A Term Loans) with the proceeds of substantially concurrent borrowings of new Loans hereunder or any reduction of Revolving Commitments in connection with a substantially concurrent issuance of new revolving commitments hereunder shall not increase the calculation of the Incremental Amount) plus (z) additional amounts so long as after giving effect to (i) the making of such Incremental Term Loans or Incremental Revolving Commitments (and assuming any such Incremental Revolving Commitments are fully drawn) and (ii) any permanent repayment of Indebtedness by the Borrower or any of its Restricted Subsidiaries that has occurred during the most-recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b) but prior to or simultaneous with the making of such Incremental Term Loans or Incremental Revolving Commitments, the Senior Secured Leverage Ratio of the Borrower computed on a Pro Forma Basis as of the last day of such Test Period is no greater than 4.25 to 1.00 over (b) the aggregate principal amount of all Incremental Term Loans made plus all Incremental Revolving Commitments established prior to such date pursuant to Section 2.20(a) (other than the Additional Revolving Commitment Incurrence).

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.20(c).

“Incremental Facility Closing Date” has the meaning assigned to such term in Section 2.20(c).

“Incremental Revolving Commitment” has the meaning assigned to such term in Section 2.20(a).

“Incremental Revolving Facility” means the Revolving Commitments and the Revolving Loans made thereunder.

“Incremental Revolving Lender” has the meaning assigned to such term in Section 2.20(c).

“Incremental Tranche A Term Loans” means any term loans made pursuant to Section 2.20(a) and designated in the applicable notice as “Incremental Tranche A Term Loans”.

“Incremental Tranche B Term Loans” means any term loans made pursuant to Section 2.20(a) and designated in the applicable notice as “Incremental Tranche B Term Loans”.

“Incremental Term Loans” has the meaning assigned to such term in Section 2.20(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable and other accrued obligations, in each case incurred in the ordinary course of business and not more than 90 days past due (unless being contested in good faith by appropriate actions)), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Equity Interests. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship to the extent the terms of such Indebtedness provide that such Person is liable therefor. Notwithstanding the foregoing, in connection with any Permitted Acquisition, the term “Indebtedness” shall not include contingent post-closing purchase price adjustments or earn-outs to which the seller in such Permitted Acquisition may become entitled.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Coverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated EBITDA of the Borrower for such period to (b) Consolidated Interest Expense of the Borrower for such Test Period.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (including a Swingline Loan), the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect (or with respect to the initial Borrowing hereunder, such other period as the Borrower and the Administrative Agent shall mutually agree), provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” has the meaning assigned to such term in Section 6.04.

“IPO” means a bona fide underwritten initial public offering of voting common Equity Interests of Holdings or any direct or indirect parent as a direct result of which at least 10% of the aggregate voting common Equity Interests of Holdings or any direct or indirect parent (calculated on a fully diluted basis taking into account all options or other rights to acquire voting common Equity Interests of Holdings or any direct or indirect parent then outstanding, regardless of whether such options or other rights are then currently exercisable) will be beneficially owned by Persons other than the Permitted Investors, Holdings and Affiliates of Holdings (including all directors, officers and employees of Holdings, the Borrower or any Subsidiary).

“Issuing Bank” means, as the context may require, (a) JPMorgan Chase Bank, N.A. and each other Issuing Bank designated by the Borrower as such pursuant to Section 2.05(k), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i), and (b) with respect to each Existing Letter of Credit, the Lender that issued such Existing Letter of Credit. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Bookrunners” means J.P. Morgan Securities LLC, Barclays Bank PLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Latest Maturity Date” means, as of any date of determination, the latest of (a) the Tranche B Maturity Date and (b) if any Incremental Term Loans or Extended Term Loans are outstanding, or any Commitments from Additional Lenders to make Incremental Term Loans or Extended Revolving Commitments remain in effect, the latest maturity date for such Incremental Term Loans, Extended Term Loans or Extended Revolving Commitments.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit. The amount of any LC Disbursement made by an Issuing Bank in an Alternative Currency and not reimbursed by the Borrower shall be determined as set forth in paragraph (e) or (m) of Section 2.05, as applicable.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit denominated in U.S. Dollars at such time, (b) the U.S. Dollar Equivalent of the aggregate undrawn amount of all outstanding Alternative Currency Letters of Credit at such time, (c) the aggregate amount of all LC Disbursements made in U.S. Dollars that have not yet been reimbursed by or on behalf of the Borrower at such time and (d) the U.S. Dollar Equivalent of the aggregate amount of all LC Disbursements made in an Alternative Currency that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Global Revolving Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.

“Lead Arrangers” means J.P. Morgan Securities LLC, Barclays Bank PLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch and HSBC Bank USA, N.A.

“Lender Participation Notice” has the meaning assigned to such term in Section 2.11(g).

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 9.04 or Section 2.20, other than any such Person that ceases to be a party hereto pursuant to Section 9.04. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued (or, in the case of Existing Letters of Credit, deemed issued) pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in U.S. Dollars or Sterling for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (or on the date of the commencement of such Interest Period if such Eurocurrency Borrowing is denominated in Sterling) by reference to LIBOR01 Page published by Reuters for deposits in the currency of such Eurocurrency Borrowing for a period equal to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in the currency of such Eurocurrency Borrowing are offered for a maturity comparable to such relevant Interest Period to the Reference Banks in the London interbank market in London, England, at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (or on the date of the commencement of such Interest Period if such Eurocurrency Borrowing is denominated in Sterling); provided, however, that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the LIBO Rate for Tranche B Term Loans be deemed to be less than 1.00%.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities. “Lien” shall not include any license to any intellectual property.

“Loan Document Obligations” has the meaning assigned to such term in the Collateral Agreement.

“Loan Documents” means this Agreement, any Incremental Facility Amendment, the Collateral Agreement, the other Security Documents and any Additional Guarantee.

“Loan Parties” means Holdings, the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made to the Borrower pursuant to this Agreement.

“Long-Term Indebtedness” means any Indebtedness (excluding Indebtedness permitted by Section 6.01(iii)) that, in accordance with GAAP, constitutes a long-term liability.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations or financial condition of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its material obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings, the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maximum Accrual” has the meaning set forth in Section 2.11(h).

“Minimum Tranche Amount” has the meaning set forth in Section 2.22(b).

“Minority Investment” means any person (other than a Subsidiary) in which the Borrower or any Restricted Subsidiary owns capital stock.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means:

(a) with respect to the disposition of any asset by Holdings, the Borrower or any Restricted Subsidiary or any Casualty Event, the excess, if any, of (i) the sum of cash and Permitted Investments received in connection with such disposition or Casualty Event (including any cash or Permitted Investments received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of Holdings, the Borrower or any Restricted Subsidiary) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such disposition or Casualty Event and that is required to be repaid in connection with such disposition or Casualty Event (other than Indebtedness under the Loan Documents), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by Holdings, the Borrower or such Restricted Subsidiary in connection with such disposition or Casualty Event, (C) taxes paid or reasonably estimated to be actually payable in connection therewith, and (D) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by Holdings, the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or with respect to any indemnification obligations associated with such transaction and it being understood that “Net Proceeds” shall include (i) any cash or Permitted Investments received upon the disposition of any non-cash consideration by Holdings, the Borrower or any Restricted Subsidiary in any such disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) above or if such liabilities have not been satisfied in cash and such reserve is not reversed within 365 days after such disposition or Casualty Event, the amount of such reserve; provided that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $10,000,000 and (y) no such net cash proceeds shall constitute Net Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $25,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds under this clause (a)); and

(b) (i) with respect to the incurrence or issuance of any Indebtedness by Holdings, the Borrower or any Restricted Subsidiary, the excess, if any, of (x) the sum of the cash received in connection with such incurrence or issuance over (y) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by Holdings, the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance and (ii) with respect to any Qualified Equity Interests issued by any direct or indirect parent of the Borrower, the amount of cash from such Qualified Equity Interests contributed to the capital of the Borrower.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Notice of Intent to Cure” has the meaning assigned to such term in the last paragraph of Article VII.

“Obligations” has the meaning assigned to such term in the Collateral Agreement.

“OECD Country” means any member country of the Organization of Economic Cooperation and Development.

“Offered Loans” has the meaning assigned to such term in Section 2.11(g).

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, including any interest, additions to tax or penalties applicable thereto.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit D or any other form approved by the Administrative Agent.

“Permitted Acquisition” means any acquisition by the Borrower or a Restricted Subsidiary of any restaurant or other business permitted by Section 6.03(b) (whether through the acquisition of real property or assets, from a Franchisee or otherwise) or all the outstanding Equity Interests (other than directors’ qualifying shares and shares required by applicable law to be issued to nationals or citizens) in, all or substantially all the assets of, or all or substantially all the assets constituting a division or line of business of, a Person if (a) no Default has occurred and is continuing or would result therefrom, (b) all actions required to be taken with respect to any acquired or newly formed Restricted Subsidiary under Sections 5.11 and 5.12 shall have been taken, (c) the Borrower is in compliance, on a Pro Forma Basis after giving effect to such acquisition as of the last day of the most-recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), with the covenants contained in Sections 6.11 and 6.12, (d) the business of such Person or such assets, as the case may be, constitutes a business permitted by Section 6.03(b) and (e) in the case of any acquisition resulting in cash consideration in excess of $50,000,000, the Borrower has delivered to the Administrative Agent a certificate of a Financial Officer to the effect set forth in clauses (a), (b), (c) and (d) above and setting forth reasonably detailed calculations demonstrating compliance with clause (c) above.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or other governmental charges that are not yet due or are being contested in compliance with Section 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith by appropriate proceedings and, in the case of material obligations, in compliance with Section 5.05;

(c) pledges and deposits made, and other Liens incurred, in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits and other Liens incurred to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

(g) Liens arising from Permitted Investments described in clause (d) of the definition of the term “Permitted Investments”,

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness (other than pursuant to clause (d) above).

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America, any State thereof or any political subdivision of any such State or any OECD Country (or by any agency of the United States of America or any OECD Country to the extent such obligations are backed by the full faith and credit of the United States of America or such OECD Country, as the case may be), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, one of the two highest credit ratings obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time or demand deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any office of any commercial bank organized under the laws of the United States of America or any State thereof or any OECD Country that has a combined capital and surplus and undivided profits of not less than $100,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and

(f) foreign investments substantially comparable to any of the foregoing in connection with managing cash of any Subsidiary having operations in a foreign country.

“Permitted Investors” means the Sponsors and any Sponsor Affiliate.

“Permitted Refinancing” means, with respect to any Indebtedness, any modification, refinancing, refunding, renewal or extension of such Indebtedness; provided that (i) the principal amount thereof does not exceed the principal amount of the Indebtedness so modified, refinanced, refunded, renewed or extended (plus any accrued but unpaid interest, fees and redemption premiums payable by the terms of such Indebtedness thereon), (ii) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (iii) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable on the whole to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (iv) the terms and conditions of any such modified, refinanced, refunded, renewed or extended Indebtedness are market terms on the date of issuance (as determined in good faith by the Borrower) or are not, taken as a whole, materially more restrictive than the covenants and events of default contained in this Agreement, provided that if such Indebtedness contains any financial maintenance covenants, such covenants shall not be tighter than those contained in this Agreement, (v) such modification, refinancing, refunding, renewal or extension shall not be incurred by a Person who is not the obligor on the Indebtedness being modified, refinanced, refunded, renewed or extended, (vi) at the time thereof, no Default shall have occurred and be continuing and (vii) to the extent that the Liens securing the Indebtedness being refinanced is subordinated to the Liens securing the Obligations, any Lien securing such refinancing Indebtedness is subordinated to the Liens securing the Obligations on terms at least as favorable on the whole to the Lenders as those contained in the applicable subordination language (if any) for the Indebtedness being refinanced.

“Permitted Sale and Leaseback Transaction” means any Sale and Leaseback Transaction by the Borrower or any Restricted Subsidiary that is made for cash consideration in an amount not less than the fair value of the fixed or capital assets that are sold or transferred pursuant to such Sale and Leaseback Transaction if (x) such Sale and Leaseback Transaction, together with all other Sale and Leaseback Transactions made pursuant to this clause (x), does not result in aggregate Net Proceeds in excess of $20,000,000 in any fiscal year or (y) (a) immediately before and after giving effect thereto, no Default has occurred and is continuing or would result therefrom, (b)(i) the Borrower is in compliance on a Pro Forma Basis after giving effect to such Sale and Leaseback Transaction and the application of the proceeds therefrom with the covenants contained in Sections 6.11 and 6.12, recomputed as of the last day of the most-recently ended fiscal quarter of the Borrower prior to such Sale and Leaseback Transaction for which financial statements have been delivered pursuant to Section 5.01(a) or (b), and (ii) the Rent-Adjusted Leverage Ratio, after giving effect to such Sale and Leaseback Transaction and the application of the proceeds therefrom, recomputed on a Pro Forma Basis as of the last day of the most-recently ended fiscal quarter of the Borrower prior to such Sale and Leaseback Transaction for which financial statements have been delivered pursuant to Section 5.01(a) or (b), is either (x) less than 3.00 to 1.00 or (y) not greater than the Rent-Adjusted Leverage Ratio recomputed on a Pro Forma Basis as of such date without giving effect to such Sale and Leaseback Transaction and the application of the proceeds therefrom and (c) the Borrower has, in the case of any Sale and Leaseback Transaction resulting in cash consideration in excess of $15,000,000, delivered to the Administrative Agent a certificate of a Financial Officer to such effect, together with all relevant financial information reasonably requested by the Administrative Agent, including reasonably detailed calculations demonstrating compliance with clause (b) above.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Equity” has the meaning assigned to such term in the Collateral Agreement.

“Post-Acquisition Period” means, with respect to (a) any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary or (b) the conversion of any Unrestricted Subsidiary into a Restricted Subsidiary, the 12-month period ending on the first anniversary of consummation of such acquisition or conversion.

“Prepayment Event” means:

(a) any sale, transfer or other disposition (including pursuant to a Sale and Leaseback Transaction and by way of merger or consolidation) of any property or asset of Holdings, the Borrower or any Restricted Subsidiary, other than dispositions permitted by clauses (a), (b), (c), (d), (f), (g), (h), (i), (j), (l) and (m) of Section 6.05;

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Holdings, the Borrower or any Restricted Subsidiary with a fair market value immediately prior to such event equal to or greater than $5,000,000; and

(c) the incurrence by Holdings, the Borrower or any Restricted Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.01 (except as required by Section 6.01(xi)(A)(1)(y) or Section 6.01(xviii)) or Section 6.13 or permitted by the Required Lenders pursuant to Section 9.02.

“Pricing Grid” means in respect of Tranche A Term Loans:

Total Leverage Ratio	Applicable Rate for ABR Loans	Applicable Rate for Eurocurrency Loans
≥ 4.25 to 1.00	1.50%	2.50%
< 4.25 to 1.00 but ≥ 3.00 to 1.00	1.25%	2.25%
< 3.00 to 1.00	1.00%	2.00%

For the purposes of the Pricing Grid, changes in the Applicable Rate resulting from changes in the Total Leverage Ratio shall become effective on each Adjustment Date (commencing on the First Adjustment Date) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within five Business Days after the time periods specified in Section 5.01, then, during the period from and excluding such fifth Business Day to and including the day such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Borrower and the Restricted Subsidiaries; provided that, (i) at the election of the Borrower, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with such acquisition was less than $2,500,000, (ii) so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-

Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period, and (iii) the aggregate amount of Pro Forma Adjustments in any Test Period shall be limited to 10% of Consolidated EBITDA; provided further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Basis” means, with respect to the calculation of the Total Leverage Ratio, the Senior Secured Leverage Ratio, the Interest Coverage Ratio or the Rent-Adjusted Leverage Ratio as of any date, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) such calculation shall give pro forma effect to all Permitted Acquisitions, all Permitted Sale and Leaseback Transactions, all issuances, incurrences or assumptions of Indebtedness and the application of the proceeds of such Indebtedness (with any such Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) and all sales, transfers or other dispositions of any material assets outside the ordinary course of business, in each case that have occurred during (or, if such calculation is being made for the purpose of determining whether any proposed acquisition will constitute a Permitted Acquisition, whether any proposed Sale and Leaseback Transaction will constitute a Permitted Sale and Leaseback Transaction, whether any Incremental Term Loans or Incremental Revolving Commitments may be made or whether any Subordinated Debt or Indebtedness under Section 6.01(xviii) may be incurred, since the beginning of) the four consecutive fiscal quarter period of the Borrower most-recently ended on or prior to such date as if they occurred on the first day of such four consecutive fiscal quarter period (including cost savings to the extent such cost savings would be consistent with the definition of “Pro Forma Adjustment” and the definition of “Consolidated EBITDA”).

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“Proposed Discounted Prepayment Amount” has the meaning assigned to such term in Section 2.11(g).

“Qualified Equity Interests” means Equity Interests of Holdings or the Borrower other than Disqualified Equity Interests.

“Qualifying Lenders” has the meaning assigned to such term in Section 2.11(g).

“Qualifying Loans” has the meaning assigned to such term in Section 2.11(g).

“Reference Banks” means, JPMorgan Chase Bank, N.A., Barclays Bank PLC and any other major bank in the London interbank market selected by the Administrative Agent.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Reinvestment Deferred Amount” has the meaning assigned to such term in Section 2.11(c).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within or upon any building, structure, facility or fixture.

“Rent-Adjusted Leverage Ratio” means, as of any date, the ratio of (a) the sum of (i) an amount equal to eight times Consolidated Rental Expense for the most recent Test Period and (ii) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDAR for such Test Period.

“Repricing Event” means (a) any prepayment or repayment of Tranche B Term Loans with the proceeds of, or any conversion of Tranche B Term Loans into, any new or replacement tranche of term loans or Indebtedness incurred under Section 6.01(xviii) bearing interest with an “effective yield” (taking into account, for example, upfront fees, interest rate spreads, interest rate benchmark floors and original issue discount, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of such new or replacement loans) less than the “effective yield” applicable to the Tranche B Term Loans (as such comparative yields are determined in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices) but excluding any new or replacement loans incurred in connection with a “Change in Control” and (b) any amendment (including pursuant to a replacement term loan as contemplated by Section 9.02(b)) to the Tranche B Term Loans or any tranche thereof which reduces the “effective yield” applicable to such Tranche B Term Loans.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments (other than Swingline Commitments) representing more than 50% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments (other than Swingline Commitments) at such time. For purposes of this definition, Required Lenders shall be determined by excluding all Loans and Commitments held or beneficially owned by a Sponsor Affiliated Lender.

“Requirement of Law” means, with respect to any Person, any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in Holdings, the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings, the Borrower or any Restricted Subsidiary, or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Revolving Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Commitment” means, with respect to each Lender, the sum of such Lender’s Global Revolving Commitment and such Lender’s U.S. Revolving Commitment.

“Revolving Exposure” means, at any time, the sum of the aggregate Global Revolving Exposures and the aggregate U.S. Revolving Exposures. The Revolving Exposure of any Lender at any time shall be the sum of its Global Revolving Exposure and its U.S. Revolving Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Global Revolving Loan or a U.S. Revolving Loan.

“Revolving Maturity Date” means October 19, 2015.

“S&P” means Standard & Poor’s Financial Services LLC.

“Sale and Leaseback Transaction” means any arrangement, directly or indirectly, whereby Holdings, the Borrower or any Restricted Subsidiary shall sell or transfer any real property, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such real property.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Security Documents” means the Collateral Agreement, the Foreign Pledge Agreements, any Mortgages (if any) and each other security agreement or other instrument or document executed and delivered pursuant to any of the foregoing or pursuant to Section 5.11 or 5.12 to secure any of the Obligations.

“Senior Note Documents” means the indenture or indentures under which Senior Notes are issued, all instruments, agreements and other documents evidencing or governing the Senior Notes, providing for any Guarantee or other right in respect thereof, and all schedules, exhibits and annexes to each of the foregoing.

“Senior Notes” means $800,000,000 in aggregate principal amount of the Borrower’s 9.875% senior unsecured notes due 2018 as the same may be amended, amended and restated, modified, supplemented and/or extended from time to time in accordance with the terms hereof and thereof, and any notes issued in exchange or replacement of the foregoing on substantially identical terms.

“Senior Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Senior Secured Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such Test Period.

“Significant Subsidiary” means, at any date of determination, any Restricted Subsidiary with assets having an aggregate fair market value of $2,500,000 or more at such date.

“Sold Entity or Business” has the meaning assigned to such term in the definition of Consolidated EBITDA.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the sum of the debt (including contingent liabilities) of such Person does not exceed the present fair saleable value of the present assets of such Person; (ii) the capital of such Person is not unreasonably small in relation to the business of such Person, contemplated as of the date of such determination; and (iii) such Person does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debt as they mature in the ordinary course of business.

“SPV” has the meaning assigned to such term in Section 9.04(e).

“Sponsor” means 3G Capital Partners Ltd.

“Sponsor Affiliate” means any Affiliate of a Sponsor other than (a) Holdings, the Borrower and the Subsidiaries and (b) any other operating company or a Person controlled by such an operating company.

“Sponsor Affiliated Lender” means the Sponsor and any Affiliate of the Sponsor (including Holdings, the Borrower and the Subsidiaries).

“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve percentages shall, in the case of U.S. Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board. For purposes of this definition, Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Sterling” or “£” refers to lawful money of the United Kingdom.

“Subordinated Debt” means unsecured Indebtedness of Holdings or the Borrower (other than intercompany Indebtedness) that (a) does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or mandatory redemption or redemption at the option of the holders thereof (except for redemptions in respect of asset sales and changes in control on terms that are market terms on the date of issuance) prior to the date that is 180 days after the Latest Maturity Date in effect as of the date of incurrence of such Indebtedness, (b) contains subordination and guarantee release provisions that are market terms on the date of issuance, (c) contains other terms (including covenants, events of default, remedies, redemption provisions and change of control provisions) that are market terms on the date of issuance (as determined in good faith by the Borrower) or are not materially more restrictive than the covenants and events of default contained in this Agreement, provided that the terms of such Indebtedness shall not in any case require the maintenance or achievement of any financial performance standards other than as a condition to the taking of specified actions, and (d) bears interest at a rate that is a market rate of interest on the date of issuance of such Indebtedness as determined by the Borrower in good faith.

“Subordinated Debt Documents” means the indenture or indentures under which any Subordinated Debt is issued, all side letters, instruments, agreements and other documents evidencing or governing any Subordinated Debt, providing for any Guarantee or other right in respect thereof, and all schedules, exhibits and annexes to each of the foregoing.

“Subordinated Refinancing Indebtedness” means any Subordinated Debt issued to refinance, redeem or repurchase (collectively, “refinance”) any other Subordinated Debt, provided that such Subordinated Debt is in an aggregate principal amount not more than the aggregate principal amount of the Subordinated Debt being refinanced (plus any accrued but unpaid interest, fees or premium thereon, provided that such premium is either payable by the terms of the Subordinated Debt being refinanced or is not more than a market premium at the time as determined in good faith by the Borrower).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means (a) any Significant Subsidiary that is a wholly owned Domestic Subsidiary (other than Excluded Subsidiaries) and (b) any other Subsidiary designated by the Borrower as a Subsidiary Loan Party pursuant to written notice to the Administrative Agent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or the Restricted Subsidiaries shall be a Swap Agreement.

“Swingline Borrowing” means a Borrowing comprised of Swingline Loans.

“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Syndication Agents” means Barclays Bank PLC and Bank of America, N.A., in their capacity as syndication agents for the Lenders hereunder, and their respective successors in such capacity.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a Borrowing comprised of Term Loans.

“Term Commitments” means the Tranche A Commitments, the Tranche B Commitments and any commitments to make Incremental Term Loans.

“Term Lenders” means the Tranche A Term Lenders, the Tranche B Term Lenders and any Lenders with an outstanding Incremental Term Loan or a Commitment to make an Incremental Term Loan.

“Term Loans” means the Tranche A Term Loans, the Tranche B Term Loans and any Incremental Term Loans.

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date.

“Total Assets” means, on any date, the aggregate amount of assets of the Borrower and the Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, but giving pro forma effect to the relevant asset sale and the use of proceeds therefrom.

“Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrower for such Test Period.

“Tranche A Addendum” means either a “Tranche A Funding Lender” Addendum or a “Tranche A Existing Funding Lender” Addendum, substantially in the form of Exhibit L-1 or Exhibit L-2 respectively.

“Tranche A Applied Prepayment Amount” has the meaning, with respect to any Tranche A Existing Funding Lender, assigned to the term “Applied Prepayment Amount” on such Lender’s Tranche A Addendum.

“Tranche A Commitment” means, with respect to each Lender, the commitment, if any, of such Lender under this Agreement to make a Tranche A Term Loan (which, in the case of Tranche A Existing Funding Lenders, shall mean an election to use the proceeds of a prepayment of Existing Tranche B Term Loans to make a Tranche A Term Loan hereunder), in each case on the Closing Date, expressed as an amount representing the maximum principal amount of the Tranche A Term Loan to be made by such Lender hereunder. The initial amount of each Lender’s Tranche A Commitment on the Closing Date is as set forth on its Tranche A Addendum. The initial aggregate amount of the Lenders’ Tranche A Commitments on the Closing Date is $1,030,000,000.

“Tranche A Existing Funding Lender” means any Lender that has elected on its Tranche A Addendum to fund its Tranche A Term Loans with the deemed prepayment proceeds of its Existing Tranche B Term Loans.

“Tranche A Existing Lender Commitment” means, as to any Tranche A Existing Funding Lender, the Tranche A Applied Prepayment Amount of such Lender.

“Tranche A Funding Commitment” means as to any Lender, the portion (if any) of its Tranche A Commitment which appears under the heading “Tranche A Commitment Funding Amount” on its Tranche A Addendum.

“Tranche A Maturity Date” means September 28, 2017.

“Tranche A Term Lender” means a Lender with a Tranche A Commitment or an outstanding Tranche A Term Loan.

“Tranche A Term Loans” means Loans made pursuant Section 2.01(a).

“Tranche B Addendum” means either an “Existing Funding Lender” Addendum or a “Funding Lender” Addendum, substantially in the form of Exhibit K-1 or Exhibit K-2 respectively.

“Tranche B Applied Prepayment Amount” has the meaning, with respect to any Existing Funding Lender, assigned to the term “Applied Prepayment Amount” on such Lender’s Tranche B Addendum.

“Tranche B Commitment” means, with respect to each Lender, the commitment, if any, of such Lender under this Agreement to make a Tranche B Term Loan hereunder (which, in the case of Existing Funding Lenders, shall mean an election to use the proceeds of a prepayment of Existing Tranche B Term Loan to make a Tranche B Term Loan hereunder), in each case on the Closing Date, expressed as an amount representing the maximum principal amount of the Tranche B Term Loan to be made by such Lender hereunder. The initial amount of each Lender’s Tranche B Commitment on the Closing Date is as set forth on its Tranche B Addendum. The initial aggregate amount of the Lenders’ Tranche B Commitments on the Closing Date is $705,000,000.

“Tranche B Existing Lender Commitment” means, as to any Existing Funding Lender, the Tranche B Applied Prepayment Amount of such Lender.

“Tranche B Funding Commitment” means as to any Lender, the portion (if any) of its Tranche B Commitment which appears under the heading “Tranche B Commitment Funding Amount” on its Tranche B Addendum.

“Tranche B Maturity Date” means September 28, 2019.

“Tranche B Term Lender” means a Lender with a Tranche B Commitment or an outstanding Tranche B Term Loan.

“Tranche B Term Loans” means Loans made pursuant to Section 2.01(b).

“Transactions” means the repayment of all Indebtedness outstanding under the Existing Credit Agreement, the entry into this Agreement and the other Loan Documents to be entered into on the Closing Date and the incurrence of Indebtedness hereunder.

“Transaction Costs” means all fees, costs and expenses incurred or payable by Holdings, the Borrower or any Subsidiary in connection with the Transactions.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate or the Alternate Base Rate.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the board of directors of Holdings as an Unrestricted Subsidiary pursuant to Section 5.13 subsequent to the Closing Date.

“U.S. Dollars” or “$” refers to lawful money of the United States of America.

“U.S. Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in U.S. Dollars, such amount, and (b) with respect to any amount in any other currency, the equivalent in U.S. Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.06 using the Exchange Rate with respect to such currency at the time in effect under the provisions of such Section.

“U.S. Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make U.S. Revolving Loans, expressed as an amount representing the maximum possible aggregate amount of such Lender’s U.S. Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s U.S. Revolving Commitment on the Closing Date is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its U.S. Revolving Commitment, as the case may be. The initial aggregate amount of the Lenders’ U.S. Revolving Commitments on the Closing Date is $7,000,000.

“U.S. Revolving Exposure” means, at any time, the aggregate principal amount of the U.S. Revolving Loans outstanding at such time. The U.S. Revolving Exposure of any Lender at any time shall be its Applicable Percentage of the U.S. Revolving Exposure at such time.

“U.S. Revolving Lender” means a Lender with a U.S. Revolving Commitment or, if the U.S. Revolving Commitments have terminated or expired, a Lender with U.S. Revolving Exposure.

“U.S. Revolving Loan” means a Loan made pursuant to clause (c)(ii) of Section 2.01.

“wholly owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than directors’ qualifying shares and shares required by applicable law to be issued to nationals or citizens) are, as of such date, owned, controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party, any Additional Guarantor and the Administrative Agent.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g. , a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05 Pro Forma Calculations. With respect to any period during which any Permitted Acquisition, any Permitted Sale and Leaseback Transaction or any sale, transfer or other disposition of any material assets outside the ordinary course of business occurs, calculations of the Total Leverage Ratio, the Senior Secured Leverage Ratio, the Interest Coverage Ratio and the Rent-Adjusted Leverage Ratio with respect to such period shall be made on a Pro Forma Basis.

SECTION 1.06 Currency Translation. (a) For purposes of determining compliance as of any date with Section 6.01, 6.02, 6.03, 6.05, 6.06, 6.07 or 6.08, or for purposes of making any determination under paragraph (f), (g) or (k) of Article VII, amounts incurred or outstanding in currencies other than U.S. Dollars shall be translated into U.S. Dollars at the exchange rates in effect on the last Business Day of the fiscal quarter immediately preceding the fiscal quarter in which such determination occurs or in respect of which such determination is being made, as such exchange rates shall be determined in good faith by the Borrower by reference to customary indices, provided that if any Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than U.S. Dollars, and such refinancing would cause the applicable U.S. Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, the limitation on the permitted amount of such Indebtedness will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (and, for the purposes of this proviso, if refinancing Indebtedness is to be incurred in a different currency from the Indebtedness being refinanced, the principal amount of such refinancing Indebtedness and the Indebtedness being refinanced will be calculated based on the currency exchange rate in effect on the date of such refinancing with respect to the currencies in which such respective Indebtedness is denominated). For purposes of determining compliance as of any date with Section 6.04, amounts incurred or outstanding in currencies other than U.S. Dollars shall be translated into U.S. Dollars at the exchange rates in effect on the last Business Day of the fiscal quarter immediately preceding the fiscal quarter in which such amount was incurred, as such exchange rates shall be determined in good faith by the Borrower by reference to customary indices. No Default shall arise as a result of any limitation or threshold set forth in U.S. Dollars in Section 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, 6.07 or 6.08 or paragraph (f), (g) or (k) of Article VII being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the last day of the fiscal quarter immediately preceding the fiscal quarter in which such determination occurs or in respect of which such determination is being made or such amount was incurred, as the case may be. Otherwise, where applicable, amounts expressed in U.S. Dollars, or required to be calculated in U.S. Dollars, shall be deemed to include any component thereof denominated in an Alternative Currency based upon the U.S. Dollar Equivalent of such component.

(b) (i) The Administrative Agent shall determine the U.S. Dollar Equivalent of any Alternative Currency Letter of Credit as of each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of each request for the issuance, amendment, renewal or extension of such Alternative Currency Letter of Credit, using the Exchange Rate for the applicable currency in relation to U.S. Dollars in effect on the date of determination, and each such amount shall be the U.S. Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this Section 1.06(b)(i).

(ii) The Administrative Agent shall determine the U.S. Dollar Equivalent of any Borrowing denominated in any Alternative Currency as of each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of a Borrowing Request or Interest Election Request with respect to such Borrowing, in each case using the Exchange Rate for the applicable currency in relation to U.S. Dollars in effect on the date of determination, and each such amount shall be the U.S. Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this Section 1.06(b)(ii).

(iii) The U.S. Dollar Equivalent of any LC Disbursement made by any Issuing Bank in any Alternative Currency and not reimbursed by the Borrower shall be determined as set forth in paragraph (e) or (m) of Section 2.05, as applicable. In addition, the U.S. Dollar Equivalent of the LC Exposure shall be determined as set forth in paragraph (j) of Section 2.05, at the time and in the circumstances specified therein.

(iv) The Administrative Agent shall notify the Borrower, the applicable Lenders and the applicable Issuing Bank of each calculation of the U.S. Dollar Equivalent of each Letter of Credit, Borrowing and L/C Disbursement.

(v) The Administrative Agent shall determine the U.S. Dollar Equivalent of the outstanding principal amount of any Term Loan denominated in Euros as of each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of a prepayment with respect to such Term Loan, in each case using the Exchange Rate for Euros in relation to U.S. Dollars in effect on the date of determination.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein, (a) each Lender having a Tranche A Commitment agrees to make a Tranche A Term Loan in U.S. Dollars to the Borrower on the Closing Date in a principal amount equal to its Tranche A Existing Lender Commitment or Tranche A Funding Commitment, as applicable, (b) each Lender having a Tranche B Commitment agrees to make a Tranche B Term Loan in U.S. Dollars to the Borrower on the Closing Date in a principal amount equal to its Tranche B Existing Lender Commitment or Tranche B Funding Commitment, as applicable and (c) each Lender having a Revolving Commitment agrees (i) to make Global Revolving Loans to the Borrower from time to time during the Revolving Availability Period in U.S. Dollars or in any Alternative Currency in an aggregate principal amount that will not result in such Lender’s Global Revolving Exposure exceeding such Lender’s Global Revolving Commitment and (ii) to make U.S.

Revolving Loans to the Borrower from time to time during the Revolving Availability Period in U.S. Dollars in an aggregate principal amount that will not result in such Lender’s U.S. Revolving Exposure exceeding such Lender’s U.S. Revolving Commitment, provided that no Global Revolving Loan shall be made in an Alternative Currency if, after the making of such Global Revolving Loan, the U.S. Dollar Equivalent of the aggregate principal amount of outstanding Global Revolving Loans denominated in an Alternative Currency would exceed $50,000,000. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02 Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, (i) each Revolving Borrowing denominated in an Alternative Currency shall be comprised entirely of Eurocurrency Loans and (ii) each Revolving Borrowing denominated in U.S. Dollars and each Term Borrowing of Tranche A Term Loans or Tranche B Term Loans shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time, provided that there shall not at any time be more than a total of twelve Eurocurrency Borrowings outstanding. Notwithstanding anything to the contrary herein, an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Global Revolving Commitments or aggregate U.S. Revolving Commitments, as the case may be, and a Swingline Loan may be in an aggregate amount that is equal to the entire unused balance of the aggregate Global Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date, the Tranche A Maturity Date or the Tranche B Maturity Date, as the case may be.

SECTION 2.03 Requests for Borrowings. To request a Revolving Borrowing or Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone, or by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower (a) in the case of a Eurocurrency Borrowing denominated in U.S. Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing (other than the initial Borrowing hereunder), (b) in the case of a Eurocurrency Borrowing denominated in an Alternative Currency, not later than 11:00 am, New York

City time, four Business Days before the date of the proposed Borrowing (other than the initial Borrowing hereunder) or (c) in the case of an ABR Borrowing or the initial Borrowing hereunder, not later than 1:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing, provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information:

(i) whether the requested Borrowing is to be a Revolving Borrowing, Tranche A Term Loan Borrowing, Tranche B Term Loan Borrowing or a Borrowing of any Incremental Term Loan;

(ii) the currency and aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and

(vii) that as of such date Sections 4.02(a) and (b) are satisfied.

If no currency is specified with respect to any Eurocurrency Revolving Borrowing, then the Borrower shall be deemed to have selected U.S. Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (i) in the case of a Borrowing denominated in U.S. Dollars, an ABR Borrowing, and (ii) in the case of a Borrowing denominated in an Alternative Currency, a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower in U.S. Dollars from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000 or (ii) the aggregate Global Revolving Exposures exceeding the aggregate Global Revolving Commitments, provided that the Swingline Lender shall not make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of such proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The

Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower maintained with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank or, to the extent that the Global Revolving Lenders have made payments pursuant to Section 2.05(e) to reimburse the applicable Issuing Bank, to such Lenders and such Issuing Bank as their interests may appear) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Global Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Global Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Global Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Global Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Global Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Global Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Global Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Global Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent and any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Global Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear, provided that any such payment so remitted shall be repaid to the Swingline Lender or the Administrative Agent, as the case may be, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d) Provisions Related to Extended Revolving Commitments. If the maturity date shall have occurred in respect of any tranche of Revolving Commitments at a time when another tranche or tranches of Revolving Commitments is or are in effect with a longer maturity date, then on the earliest occurring maturity date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such maturity date); provided, however, that if on the occurrence of such earliest maturity date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.05(n)), there shall exist sufficient unutilized Extended Revolving Commitments so that the respective outstanding Swingline Loans could be incurred pursuant the Extended Revolving Commitments which will remain in effect after the occurrence of such maturity date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the relevant Extended Revolving Commitments, and such Swingline Loans shall not be so required to be repaid in full on such earliest maturity date.

SECTION 2.05 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account (or for the account of any Subsidiary so long as the Borrower and such Subsidiary are co-applicants), in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period. The parties hereto agree that the Existing Letters of Credit will automatically, without any further action on the part of any Person, be deemed to be Letters of Credit hereunder issued hereunder on the Closing Date for the account of the Borrower or any Restricted Subsidiary and the Borrower as co-applicant. Without limiting the foregoing (i) each such Existing Letter of Credit shall be included in the calculation of the LC Exposure, (ii) all liabilities of the Borrower and the other Loan Parties with respect to such Existing Letters of Credit shall constitute Obligations and (iii) each Lender shall have reimbursement obligations with respect to such Existing Letters of Credit as provided in Section 2.05(e). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed $75,000,000 and (ii) the aggregate Global Revolving Exposures shall not exceed the aggregate Global Revolving Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date, provided, however, that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of one year or less (but not beyond the date that is five Business Days prior to the Revolving Maturity Date) unless the applicable Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Global Revolving Lender, and each Global

Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Global Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of (i) each LC Disbursement made by such Issuing Bank in U.S. Dollars and (ii) the U.S. Dollar Equivalent, using the Exchange Rate in effect on the date such payment is required, of each LC Disbursement made by such Issuing Bank in an Alternative Currency and, in each case, not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason (or if such LC Disbursement or reimbursement payment was refunded in an Alternative Currency, the U.S. Dollar Equivalent thereof using the Exchange Rate in effect on the date of such refund). Each Global Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the applicable Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement, in the currency in which such LC Disbursement is made, not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than (i) 3:00 p.m., New York City time, on the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to 10:00 a.m., New York City time, on the day of receipt, provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due (or if any such reimbursement payment is required to be refunded to the Borrower for any reason), then (A) if such payment relates to an Alternative Currency Letter of Credit, automatically and with no further action required, the Borrower’s obligation to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the U.S. Dollar Equivalent, calculated using the Exchange Rate on the date when such payment was due, of such LC Disbursement and (B) in the case of each LC Disbursement, the Administrative Agent shall notify the applicable Issuing Bank and each Global Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Global Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Global Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Global Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Global Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Global Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR

Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. If the Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, the applicable Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in U.S. Dollars, the Borrower shall, at its option, either (x) indemnify the Administrative Agent, the relevant Issuing Bank or such Lender for the full amount of any such tax in accordance with, and subject to, the procedures set forth in Section 2.17(c) or (y) reimburse each LC Disbursement made in such Alternative Currency in U.S. Dollars, in an amount equal to the U.S. Dollar Equivalent, calculated using the applicable Exchange Rate on the date such LC Disbursement is made, of such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank, provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the applicable Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute gross negligence or willful misconduct.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder, provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Global Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (e) of this Section.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, (i) if such LC Disbursement is made in U.S. Dollars, at the rate per annum then applicable to ABR Revolving Loans and (ii) if such LC Disbursement is made in an Alternative Currency, at the rate per annum then applicable to Eurocurrency Revolving Loans, provided that, in each case, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day on which the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Global Revolving Lenders with LC Exposure representing greater than 50% of the LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash in U.S. Dollars equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon, provided that (i) the portions of such amount attributable to undrawn Alternative Currency Letters of Credit or LC Disbursements in an Alternative Currency that the Borrower is not late in reimbursing shall be deposited in the applicable Alternative Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Holdings or the Borrower described in paragraph (h) or (i) of Article VII. For the purposes of this paragraph, the Alternative Currency LC Exposure shall be calculated using the Exchange Rates on the date notice demanding cash collateralization is delivered to the Borrower. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Global Revolving Lenders with LC Exposure representing greater than 50% of the LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) and no Default shall have occurred and be continuing.

(k) Additional Issuing Banks. From time to time, the Borrower may by notice to the Administrative Agent designate a Global Revolving Lender (in addition to JPMorgan Chase Bank, N.A.) that agrees (in its sole discretion) to act in such capacity and which is reasonably satisfactory to the Administrative Agent, as an Issuing Bank, provided that the Syndication Agents shall be deemed reasonably satisfactory to the Administrative Agent for purposes of this paragraph (k). Such additional Issuing Bank shall execute a counterpart of this Agreement in such capacity and shall thereafter be an Issuing Bank hereunder for all purposes.

(l) Issuing Bank Agreements. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written (or, with respect to any Issuing Bank, if the Administrative Agent so agrees with respect to such Issuing Bank, telephonic) confirmation from the Administrative Agent that such issuance is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement in respect of any Letter of Credit, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount and currency of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

(m) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Article VII, all amounts (i) that the Borrower is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Alternative Currency Letter of Credit (other than amounts in respect of which such Borrower has deposited cash collateral pursuant to paragraph (j) above, if such cash collateral was deposited in the applicable Alternative Currency to the extent so deposited or applied), (ii) that the Global Revolving Lenders are at the time or thereafter become required to pay to the Administrative Agent and the Administrative Agent is at the time or thereafter becomes required to distribute to the applicable Issuing Bank pursuant to paragraph (e) of this Section in respect of unreimbursed LC Disbursements made under any Alternative Currency Letter of Credit and (iii) of each Global Revolving Lender’s participation in any Alternative Currency Letter of Credit under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the U.S. Dollar Equivalent, calculated using the Exchange Rates on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, the applicable Issuing Bank or any Lender in respect of the obligations described in this paragraph shall accrue and be payable in U.S. Dollars at the rates otherwise applicable hereunder.

(n) Provisions Related to Extended Revolving Commitments. If the maturity date in respect of any tranche of Revolving Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Commitments in respect of which the maturity date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Section 2.05(e)) under (and ratably participated in by Lenders pursuant to) the Revolving Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall cash collateralize any such Letter of Credit in accordance with Section 2.05(j). If, for any reason, such cash collateral is not provided or the reallocation does not occur, the Revolving Lenders under the maturing tranche shall continue to be responsible for their participating interests in the Letters of Credit. Except to the extent of reallocations of participations pursuant to clause (i) of the second preceding sentence, the occurrence of a maturity date with respect to a given tranche of Revolving Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued before such maturity date. Commencing with the maturity date of any tranche of Revolving Commitments, the sublimit for Letters of Credit shall be agreed with the Lenders under the extended tranches.

SECTION 2.06 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most-recently designated by it for such purpose by notice to the Lenders, provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent or otherwise designated by the Borrower (i) in the case of Loans denominated in U.S. Dollars, in New York City and (ii) in the case of Loans denominated in Euro or Sterling, in London, and in each case designated by the Borrower in the applicable Borrowing Request, provided that Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.05(e) to reimburse such Issuing Bank, then to such Lenders and the applicable Issuing Bank as their interests may appear.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (x) if such Borrowing is denominated in U.S. Dollars, the greater of the Federal Funds Effective Rate and a rate determined by the

Administrative Agent in accordance with banking industry rules on interbank compensation, and (y) if such Borrowing is denominated in an Alternative Currency, the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount, or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07 Interest Elections. (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section, provided that the Borrower may not elect to convert any Borrowing denominated in an Alternative Currency to an ABR Borrowing and may not change the currency in which any Borrowing is denominated. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone or by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing (unless such Borrowing is denominated in an Alternative Currency, in which case the Borrower shall be deemed to have selected an Interest Period of one month for such Borrowing). Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and (other than in the case of an Event of Default of the type described in paragraph (h) or (i) of Article VII with respect to Holdings or the Borrower) the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower (and, in the case of an Event of Default of the type described in paragraph (h) or (i) of Article VII with respect to Holdings or the Borrower, automatically), then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing denominated in an Alternative Currency may be continued for an Interest Period of more than one month’s duration, (ii) no outstanding Borrowing denominated in U.S. Dollars may be converted to or continued as a Eurocurrency Borrowing and (iii) unless repaid, each Eurocurrency Borrowing denominated in U.S. Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08 Termination and Reduction of Commitments. (a) (i) The Tranche A Commitments of each Tranche A Term Lender shall automatically and permanently be reduced to $0 upon the funding of Tranche A Term Loans on the Closing Date and (ii) the Tranche B Commitments of each Tranche B Term Lender shall automatically and permanently be reduced to $0 upon the funding of Tranche B Term Loans on the Closing Date. Unless previously terminated, the Revolving Commitments (other than any Extended Revolving Commitments) shall terminate on the Revolving Maturity Date. The Extended Revolving Commitments shall terminate on the respective maturity dates applicable thereto.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class, provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000, (ii) the Borrower may not terminate either Class of Revolving Commitments without also terminating the other Class of Revolving Commitments, and any reduction of Revolving Commitments shall be allocated pro rata between the Global Revolving Commitments and the U.S. Revolving Commitments (based on the aggregate Commitments of each such Class) and (iii) the Borrower shall not terminate or reduce either Class of the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans of such Class in accordance with Section 2.11, the aggregate Revolving Exposures of such Class (excluding, in the case of any termination of the Global Revolving Commitments, the portion of the Global Revolving Exposures attributable to outstanding Letters of Credit if and to the extent that the Borrower had made arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank with respect to such Letters of Credit and such Issuing Bank has released the Global Revolving Lenders from their participation obligations with respect to such Letters of Credit) would exceed the aggregate Revolving Commitments of such Class.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness, in which case such notice may be revoked by the

Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date (or, with respect to any Loans outstanding with respect to an Extended Revolving Commitment, the maturity date applicable thereto), (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date (or, with respect to any Swingline Loans outstanding with respect to an Extended Revolving Commitment, the maturity date applicable thereto) and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least three Business Days after such Swingline Loan is made, provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) The Loans made, and the Letters of Credit issued, by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent pursuant to Section 9.04(b)(iv), in each case in the ordinary course of business. The accounts or records maintained by each Lender shall be prima facie evidence absent manifest error of the amount of the Loans made, and the Letters of Credit issued, by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Promptly following the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note payable to such Lender or its registered assigns, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its promissory note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. The Borrower shall have the right to review the entries made in the Lenders’ accounts maintained pursuant to this clause from time to time upon reasonable prior notice during normal business hours.

(c) In addition to the accounts and records referred to in Section 2.09(b), each Lender shall maintain the Participant Register pursuant to Section 9.04(c).

(d) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 9.04(b)(iv), and by each Lender in its account or accounts pursuant to Sections 2.09(b) and (c), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, notwithstanding notice to the contrary; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.10 Amortization of Term Loans. (a) (i) Subject to adjustment pursuant to paragraph (d) of this Section, the Borrower shall repay Tranche A Term Loan Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date:

Date	Amount
December 31, 2012	$6,437,500
March 31, 2013	$6,437,500
June 30, 2013	$6,437,500
September 30, 2013	$6,437,500
December 31, 2013	$12,875,000
March 31, 2014	$12,875,000
June 30, 2014	$12,875,000
September 30, 2014	$12,875,000
December 31, 2014	$19,312,500
March 31, 2015	$19,312,500
June 30, 2015	$19,312,500
September 30, 2015	$19,312,500
December 31, 2015	$25,750,000
March 31, 2016	$25,750,000
June 30, 2016	$25,750,000
September 30, 2016	$25,750,000
December 31, 2016	$32,187,500
March 31, 2017	$32,187,500
June 30, 2017	$32,187,500
Tranche A Maturity Date	$675,937,500

(ii) Subject to adjustment pursuant to paragraph (d) of this Section, the Borrower shall repay Tranche B Term Loan Borrowings on the last day of each March, June, September and December (commencing with December 31, 2012) in the principal amount equal to (i) the aggregate principal amount of Tranche B Term Loans outstanding immediately after closing on the Closing Date multiplied by (ii) 0.25%.

(b) To the extent not previously paid (i) all Tranche A Term Loans shall be due and payable on the Tranche A Maturity Date and (ii) all Tranche B Term Loans shall be due and payable on the Tranche B Maturity Date.

(c) Any prepayment of Term Loans (other than pursuant to Section 2.11(a)) shall be applied ratably to the Tranche A Term Loans and Tranche B Term Loans according to the respective outstanding principal amounts of the respective Term Loans then held by the Term Lenders. Any prepayment of a Term Borrowing of any Class shall be applied to reduce the subsequent scheduled repayments of the Term Borrowings of such Class to be made pursuant to this Section or, except as otherwise provided in any Incremental Facility Amendment, pursuant to the corresponding section of such Incremental Facility Amendment, (i) in the case of prepayments pursuant to Section 2.11(a), to reduce the remaining scheduled repayments of Term Borrowings pursuant to this Section as directed by the Borrower and (ii) in the case of prepayments pursuant to Section 2.11(c) or 2.11(d), (A) first, to reduce, in direct order of maturity, the scheduled repayments of the Term Borrowings to be made pursuant to this Section on the four consecutive scheduled payment dates next following the date of such prepayment unless and until each such scheduled repayment has been eliminated as a result of reductions thereunder and (B) second, to reduce ratably the remaining scheduled repayments of the Term Borrowings. If the initial aggregate amount of the Lenders’ Term Commitments of any Class exceeds the aggregate principal amount of Term Loans of such Class that are made on the Closing Date, then the scheduled repayments of Term Borrowings of such Class to be made pursuant to this Section shall be reduced ratably by an aggregate amount equal to such excess.

(d) Prior to any repayment of any Term Borrowings of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such election not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11 Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section; provided that in the event that, on or prior to the first anniversary of the Closing Date, the Borrower (i) makes any prepayment of Tranche B Term Loans in connection with any Repricing Event or (ii) effects any amendment of this Agreement resulting in a Repricing Event, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Tranche B Term Lenders, (x) in the case of clause (i), a prepayment premium of 1% of the amount of the Tranche B Term Loan being prepaid and (y) in the case of clause (ii), an amount equal to 1% of the aggregate amount of the applicable Tranche B Term Loans outstanding immediately prior to such amendment.

(b) In the event and on such occasion that the aggregate Global Revolving Exposures or aggregate U.S. Revolving Exposures exceed the aggregate Revolving Commitments of such Class, the Borrower shall prepay Revolving Borrowings of such Class or, if applicable, Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings, the Borrower or any Restricted Subsidiary in respect of any Prepayment Event, the Borrower shall, within five Business Days after such Net Proceeds are received, prepay Term Borrowings in an aggregate amount equal to 100% of the amount of such Net Proceeds, provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower and the Restricted Subsidiaries reinvest (or commit to reinvest) the Net Proceeds from such event (or a portion thereof) within 12 months (or, in the case of a Permitted Sale and Leaseback Transaction, within 6 months) after receipt of such Net Proceeds (or, if the Borrower or any Restricted Subsidiary enters into a legally binding commitment to reinvest such Net Proceeds within any applicable 12-month period, within 180 days of the date of such legally binding commitment) to acquire, restore, repair or replace assets useful in (or, pursuant to a Permitted Acquisition, to acquire any Person engaged in) its business or any other business not otherwise prohibited by Section 6.03(b) (provided that, in each case, the Borrower has delivered to the Administrative Agent within 15 Business Days after such Net Proceeds are received a certificate of a Financial Officer stating its intention to do so and certifying that no Event of Default has occurred and is continuing), then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) (the “Reinvestment Deferred Amount”) except to the extent of any such Net Proceeds therefrom that have not been so reinvested by the end of such 12 month (or, in the case of a Permitted Sale and Leaseback Transaction, 6 month) period (or, if the Borrower or any Restricted Subsidiary enters into a legally binding commitment to reinvest such Net Proceeds within any applicable 12-month period, within 180 days of the date of such legally binding commitment), at which time a prepayment shall be required in an amount equal to the Reinvestment Deferred Amount that has not been so reinvested.

(d) Following the end of (i) the fiscal quarter of the Borrower ending on December 31, 2012, the Borrower shall prepay Term Borrowings in an aggregate amount equal to 50% of Excess Cash Flow for such fiscal quarter, provided that (A) such amount shall be reduced by the aggregate amount of prepayments of Term Loans made pursuant to Section 2.11(a) during such fiscal quarter (except to the extent financed with the Net Proceeds of Long-Term Indebtedness), (B) such prepayment shall be in an aggregate amount equal to 25% of Excess Cash Flow for such fiscal year if the Total Leverage Ratio at the end of such fiscal quarter is less than 4.50 to 1.00 and greater than 3.50 to 1.00, and (C) no such prepayment shall be required if the Total Leverage Ratio at the end of such fiscal quarter is less than 3.50 to 1.00, and (ii) each fiscal year of the Borrower, commencing with the first fiscal year ending on or after December 31, 2013, the Borrower shall prepay Term Borrowings in an aggregate amount equal to 50% of Excess Cash Flow for such fiscal year, provided that (A) such amount shall be reduced by the aggregate amount of prepayments of Term Loans made pursuant to Section 2.11(a) during such fiscal year (except to the extent financed with the Net Proceeds of Long-Term Indebtedness), (B) such prepayment shall be in an aggregate amount equal to 25% of Excess Cash Flow for such fiscal year if the Total Leverage Ratio at the end of such fiscal year is less than 4.50 to 1.00 and greater than 3.50 to 1.00, and (C) no such prepayment shall be required if the Total Leverage Ratio at the end of such fiscal year is less than 3.50 to 1.00. Each prepayment pursuant to this paragraph shall be made on or within five Business Days of the date on which financial statements are delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated (and in any event within 95 days after the end of such fiscal year).

(e) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section. In the event of (i) any mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the Borrower shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between Tranche A Term Loan Borrowings, the Tranche B Term Loan Borrowings and, to the extent provided in the Incremental Facility Amendment for any Class of Incremental Term Loans, the Borrowings of such Class pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class; provided that any Tranche A Term Lender, Tranche B Term Lender and/or Extending Term Lender (and, to the extent provided in the Incremental Facility Amendment for any Class of Incremental Term Loans, any Lender that holds Incremental Term Loans of such Class) may elect, by notice to the Administrative Agent by telephone (confirmed by telecopy) at least one Business Day prior to the prepayment date, to decline all or any portion of any mandatory prepayment of its Tranche A Term Loans, Tranche B Term Loans, Extended Term Loans or Incremental Term Loans of any such Class pursuant to this Section, in which case the aggregate amount of the prepayment that would have been applied to prepay Tranche A Term Loans, Tranche B Term Loans, Extended Term Loans or Incremental Term Loans of any such Class but was so declined shall be applied to the prepayment of Tranche A Term Loans, Tranche B Term Loans, Extended Term Loans and Incremental Term Loans of any Class for which prepayment was not declined on a pro rata basis based on the outstanding amounts thereof and (ii) any optional prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the Borrower shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated (x) with respect to any prepayment of Tranche A Term Loans, between Tranche A Term Loan Borrowings and, to the extent provided in the Incremental Facility Amendment for any Class of Incremental Tranche A Term Loans, any Incremental Tranche A Term Loans, pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class and (y) with respect to any prepayment of Tranche B Term Loans, between Tranche B Term Loan Borrowings and, to the extent provided in the Incremental Facility Amendment for any Class of Incremental Tranche B Term Loans, any Incremental Tranche B Term Loans, pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class.

(f) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) or by telecopy of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time (or, in the case of a Eurocurrency Borrowing denominated in an Alternative

Currency, not later than 11:00 a.m., London time), three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment, provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(g) (i) Notwithstanding anything to the contrary set forth in this Agreement (including the penultimate sentence of Section 2.11(f) or 2.18(c)) or any other Loan Document, the Borrower shall have the right at any time and from time to time to prepay Term Loans to the Lenders at a discount to the par value of such Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 2.11(g), provided that (A) the aggregate amount expended by the Borrower in connection with all Discounted Voluntary Prepayments shall not exceed $550,000,000, (B) on the date of the Discounted Prepayment Option Notice and after giving effect to the Discounted Voluntary Prepayment, no more than $50,000,000 shall be outstanding in Revolving Loans, (C) any Discounted Voluntary Prepayment shall be offered to all Tranche A Term Lenders or Tranche B Term Lenders, as the case may be, on a pro rata basis, (D) after giving effect to the Discounted Voluntary Prepayment, (x) the aggregate principal amount of all Term Loans that are held by Sponsor Affiliated Lenders (by assignment) shall not exceed 20% of the aggregate unpaid principal amount of the Term Loans then outstanding, (y) the aggregate principal amount of all Tranche A Term Loans that are held by Sponsor Affiliated Lenders (by assignment) shall not exceed 20% of the aggregate unpaid principal amount of the Tranche A Term Loans then outstanding and (z) the aggregate principal amount of all Tranche B Term Loans that are held by Sponsor Affiliated Lenders (by assignment) shall not exceed 20% of the aggregate unpaid principal amount of the Tranche B Term Loans then outstanding and (E) the Borrower shall deliver to the Administrative Agent, together with each Discounted Prepayment Option Notice, a certificate of a Financial Officer of the Borrower (1) stating that no Event of Default under clauses (a) or (b) of Article VII or under clauses (h), (i) or (j) (in each case, with respect to the Borrower) of Article VII has occurred and is continuing or would result from the Discounted Voluntary Prepayment, (2) stating that each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.11(g) has been satisfied and (3) specifying the aggregate principal amount of Tranche A Term Loans or Tranche B Term Loans, as the case may be, to be prepaid pursuant to such Discounted Voluntary Prepayment.

(ii) To the extent the Borrower seeks to make a Discounted Voluntary Prepayment, the Borrower will provide written notice to the Administrative Agent substantially in the form of Exhibit H hereto (each, a “Discounted Prepayment Option Notice”) that the Borrower desires to prepay Tranche A Term Loans or Tranche B Term Loans, as the case may be, in an aggregate principal amount specified therein by the Borrower (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Loans as specified below. The Proposed Discounted Prepayment Amount of any Loans shall not be less than $25,000,000. The Discounted Prepayment Option Notice shall further specify with respect to the Proposed Discounted Voluntary Prepayment (A) the Proposed Discounted Prepayment Amount for Loans to be prepaid, (B) a discount range (which may be a single percentage) selected by the Borrower with respect to such proposed Discounted Voluntary Prepayment equal to a percentage of par of the principal amount of the Loans to be prepaid (the “Discount Range”), and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment, which shall be at least five Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(iii) Upon receipt of a Discounted Prepayment Option Notice, the Administrative Agent shall promptly notify each applicable Lender thereof. On or prior to the Acceptance Date, each such Lender may specify by written notice substantially in the form of Exhibit I hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a maximum discount to par (the “Acceptable Discount”) within the Discount Range (for example, a Lender specifying a discount to par of 20% would accept a purchase price of 80% of the par value of the Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of the Loans to be prepaid held by such Lender with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Discount (“Offered Loans”). Based on the Acceptable Discounts and principal amounts of the Loans to be prepaid specified by the Lenders in the applicable Lender Participation Notice, the Administrative Agent, in consultation with the Borrower, shall determine the applicable discount for such Loans to be prepaid (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Borrower if the Borrower has selected a single percentage pursuant to Section 2.11(g)(ii)) for the Discounted Voluntary Prepayment or (B) otherwise, the highest Acceptable Discount at which the Borrower can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Discount, the Applicable Discount shall be the lowest Acceptable Discount specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Voluntary Discounted Prepayment and have Qualifying Loans (as defined below). Any Lender with outstanding Loans to be prepaid whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Loans at any discount to their par value within the Applicable Discount.

(iv) The Borrower shall make a Discounted Voluntary Prepayment by prepaying those Loans to be prepaid (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount, provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay all Qualifying Loans.

(v) Each Discounted Voluntary Prepayment shall be made within five Business Days of the Acceptance Date (or such later date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty (but subject to Section 2.16), upon irrevocable notice substantially in the form of Exhibit J hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 1:00 p.m. New York City Time, three Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent. Upon receipt of any Discounted Voluntary Prepayment Notice, the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid. The par principal amount of each Discounted Voluntary Prepayment of a Term Loan shall be applied ratably to reduce the remaining installments of such Class of Term Loans (as applicable).

(vi) To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Discount in accordance with Section 2.11(g)(ii) above) established by the Administrative Agent and the Borrower.

(vii) Prior to the delivery of a Discounted Voluntary Prepayment Notice, (A) upon written notice to the Administrative Agent, the Borrower may withdraw or modify its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice and (B) no Lender may withdraw its offer to participate in a Discounted Voluntary Prepayment pursuant to any Lender Participation Notice unless the terms of such proposed Discounted Voluntary Prepayment have been modified by the Borrower after the date of such Lender Participation Notice.

(viii) Nothing in this Section 2.11(g) shall require the Borrower to undertake any Discounted Voluntary Prepayment.

(h) If at the end of any accrual period (as defined in Section 1272(a)(5) of the Code) ending after the fifth anniversary of the Closing Date, the aggregate amount of the accrued and unpaid original issue discount (as defined in Section 1273(a)(1) of the Code) on a Loan would, but for this paragraph, exceed an amount equal to the product of the Loan’s issue price (as defined in Sections 1273(b) and 1274(a) of the Code) multiplied by the yield to maturity (as defined in Section 1.1272-1(b)(1)(i) of the United States Treasury Regulations) (the “Maximum Accrual”), all accrued and unpaid interest and original issue discount on the Loan as of the end of such accrual period in excess of an amount equal to the Maximum Accrual shall be paid in cash by Borrower to the Lenders and will be applied against and reduce the outstanding principal amount of such Loan. For the avoidance of doubt, this Section shall be construed so as to cause the Loans to not be treated as having been issued with “significant original issue discount” within the meaning of Section 163(i)(2) of the Code.

SECTION 2.12 Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at a rate equal to the Commitment Fee Rate on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the third Business Day following the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Closing Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Global Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Global Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Global Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee in respect of each Letter of Credit issued by such Issuing Bank, which shall accrue at a rate equal to 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date, provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days (or, in the case any such fee is payable in Sterling, 365 days) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.13 Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, after giving effect to any applicable grace period, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum (the “Default Rate”) equal to (i) in the case of overdue principal of or interest on any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii)

in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on Loans denominated in Sterling and (ii) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing denominated in such currency to, or continuation of any Borrowing denominated in such currency as, a Eurocurrency Borrowing shall be ineffective, and any Eurocurrency Borrowing denominated in such currency that is requested to be continued (A) if such currency is the U.S. Dollar, shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto and (B) if such currency is an Alternative Currency, shall be repaid on the last day of the Interest Period applicable thereto, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing denominated in such currency (A) if such currency is the U.S. Dollar, such Borrowing shall be made as an ABR Borrowing and (B) if such currency is an Alternative Currency, such Borrowing Request shall be ineffective.

SECTION 2.15 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate); or

(ii) impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor, provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 9.02(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17 Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party or Additional Guarantor under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that if a Withholding Agent is required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Withholding Agent shall make such deductions and (iii) the applicable Withholding Agent shall pay the full amounts deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, provided that the Borrower shall not be obligated to make payment to the Administrative Agent, such Lender or such Issuing Bank pursuant to this Section in respect of penalties, interest and other liabilities attributable to any Indemnified Taxes or Other Taxes if (i) written demand therefor has not been made by the Administrative Agent, such Lender or such Issuing Bank within 120 days from the date on which the Administrative Agent, such Lender or such Issuing Bank knew of the imposition of Indemnified Taxes or Other Taxes by the relevant Governmental Authority, (ii) such penalties, interest and other liabilities have accrued after the Borrower has indemnified or paid any additional amount pursuant to this Section or (iii) such penalties, interest and other liabilities are attributable to the gross negligence or willful misconduct of the Administrative Agent, such Lender or such Issuing Bank. After the Administrative Agent, a Lender or an Issuing Bank learns of the imposition of Indemnified Taxes or Other Taxes, the Administrative Agent, such Lender or such Issuing Bank, as the case may be, will act in good faith to promptly notify the Borrower of its obligations hereunder. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Each Lender shall indemnify the Administrative Agent, within 10 days after written demand therefor, for the full amount of (i) any Taxes or similar charges imposed by any Governmental Authority and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register, in either case, that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(e) (i) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the applicable Loan Party or Additional Guarantor is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate, provided that such Foreign Lender has received written notice from the applicable Loan Party, Additional Guarantor or Administrative Agent, as the case may be, advising it of the availability of such exemption or reduction and supplying all applicable documentation. In addition, each Lender that is a “United States Person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by law, U.S. Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. Federal withholding tax.

(ii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) If the Administrative Agent, a Lender or an Issuing Bank determines that it is entitled to receive a refund from a Governmental Authority in respect of Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower pursuant to this Section, or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall promptly notify the Borrower of the availability of such refund and shall, within 30 days after receipt of a request by the Borrower (whether as a result of notification that it has made to the Borrower or otherwise), make a claim to such Governmental Authority for such refund at the Borrower’s expense. If the Administrative Agent, an Issuing Bank or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Issuing Bank or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided, that the Borrower, upon the request of the Administrative Agent, such Issuing Bank or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Issuing Bank or such Lender in the event the Administrative Agent, such Issuing Bank or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent, any Issuing Bank or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in the currency of such Loan, and, except as otherwise expressly set forth in any Loan Document, all other payments under each Loan Document shall be made in U.S. Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Tranche A Term Loans, Tranche B Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Tranche A Term Loans, Tranche B Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Tranche A Term Loans, Tranche B Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Tranche A Term Loans, Tranche B Term Loans and participations in LC Disbursements and Swingline Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(a) or (b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f) Notwithstanding anything to the contrary contained in this Section or elsewhere in this Agreement, the Borrower may (i) make prepayments of Term Loans at a discount to the par value of such Loans and on a non pro rata basis in accordance with Section 2.11(g) and (ii) extend the final maturity of Term Loans and/or Revolving Commitments in connection with an Extension that is permitted under Section 2.22 without being obligated to effect such extensions on a pro rata basis among the Lenders (it being understood that no such extension (x) shall constitute a payment or prepayment of any Term Loans or Revolving Loans, as applicable, for purposes of this Section or (y) shall reduce the amount of any scheduled amortization payment due under Section 2.10, except that the amount of any scheduled amortization payment due to a Lender of Extended Term Loans may be reduced to the extent provided pursuant to the express terms of the respective Extension Offer) without giving rise to any violation of this Section or any other provision of this Agreement. Furthermore, the Borrower may take all actions contemplated by Section 2.22 in connection with any Extension (including modifying pricing, amortization and repayments or prepayments of Extended Revolving Commitments or Extended Term Loans), and in each case such actions taken in accordance with Section 2.22 shall be permitted hereunder, and the differing payments contemplated therein shall be permitted without giving rise to any violation of this Section or any other provision of this Agreement.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to the Administrative Agent, any Issuing Bank or any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then the Administrative Agent, such Issuing Bank or such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Administrative Agent, such Issuing Bank or such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject the Administrative Agent, such Issuing Bank or such Lender to any unreimbursed cost or expense and would not be inconsistent with its reasonable internal policies or otherwise be disadvantageous to the Administrative Agent, such Issuing Bank or such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Administrative Agent, any Issuing Bank or any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b) and (iv) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20 Incremental Facility. (a) At any time and from time to time, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to add one or more additional tranches of term loans (the “Incremental Term Loans”) or one or more increases in the Revolving Commitments (the “Incremental Revolving Commitments”), provided that at the time of each such request and upon the effectiveness of each Incremental Facility Amendment, (A) no Default or Event of Default has occurred and is continuing or shall result therefrom, (B) in the case of Incremental Term Loans or Incremental Revolving Commitments incurred in reliance on clause (z) of the definition of Incremental Amount, after giving effect to any permanent repayment of Indebtedness by the Borrower or any of its Restricted Subsidiaries that has occurred during the most-recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b) but prior to or simultaneous with the making of such Incremental Term Loans or Incremental Revolving Commitments, the Borrower shall be in compliance on a Pro Forma Basis with the covenants contained in Sections 6.11 and 6.12, recomputed as of the last day of the most-recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (assuming, in the case of any Incremental Revolving Facility, that the commitments thereunder are fully drawn) and (C) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clauses (A) and (B) above, together with reasonably detailed calculations demonstrating compliance with clause (B) above. Notwithstanding anything to contrary herein, the principal amount of any Incremental Term Loans or Incremental Revolving Commitments shall not exceed the Incremental Amount at such time; provided that the Borrower shall be permitted a one-time additional incurrence of Incremental Revolving Commitments in principal amount not to exceed $20,000,000 (the “Additional Revolving Commitment Incurrence”). Each tranche of Incremental Term Loans and Incremental Revolving Commitments shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $50,000,000 in case of Incremental Term Loans or $25,000,000 in case of Incremental Revolving Commitments (other than the Additional Revolving Commitment Incurrence), provided that such amount may be less than the applicable minimum amount if such amount represents all the remaining availability under the Incremental Amount set forth above.

(b) Any Incremental Term Loans (i) shall rank pari passu or junior in right of payment in respect of the Collateral and with the Obligations in respect of the Revolving Commitments, the Tranche A Term Loans and the Tranche B Term Loans, (ii) for purposes of prepayments, shall be treated substantially the same as (and in any event no more favorably than) the Tranche A Term Loans or Tranche B Term Loans, as applicable, and (iii) other than amortization, pricing or maturity date, shall have the same terms as (and documentation consistent with) the Tranche A Term Loans or Tranche B Term Loans, as applicable, or such terms (and documentation) as are reasonably satisfactory to the Administrative Agent, provided that (A) if the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Incremental Term Loans and any LIBO or ABR floor applicable to such Incremental Term Loans) relating to any Incremental Term Loan exceeds the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing the Tranche A Term Loans or Tranche B Term Loans, as applicable, and any LIBO or ABR floor applicable to the Tranche A Term Loans or Tranche B Term Loans, as applicable) relating to the Tranche A Term Loans or Tranche B Term Loans, as applicable, immediately prior to the effectiveness of the applicable Incremental Facility Amendment by more than 0.50%, the Applicable Rate relating to the Tranche A Term Loans or Tranche B Term Loans, as applicable, shall be adjusted to be equal to the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Incremental Term Loans and any LIBO or ABR floor applicable to such Incremental Term Loans) relating to such Incremental Term Loans minus 0.50%, (B) any Incremental Tranche A Term Loan shall have a maturity date and weighted average life customary for a tranche A term loan under then-existing market convention and any Incremental Tranche B Term Loan shall have a maturity date and weighted average life customary for a tranche B term loan under then-existing market convention, (C) any Incremental Tranche A Term Loan shall not have a final maturity date earlier than the Tranche A Maturity Date and any Incremental Tranche B Term Loan shall not have a final maturity date earlier than the Tranche B Maturity Date and (D) any Incremental Tranche A Term Loan shall not have a weighted average life that is shorter than the weighted average life of the then-remaining Tranche A Term Loans and any Incremental Tranche B Term Loan shall not have a weighted average life that is shorter than the weighted average life of the then-remaining Tranche B Term Loans. Any Incremental Revolving Commitment shall be on terms (other than pricing) and pursuant to the documentation applicable to the Revolving Commitments; provided that if the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Incremental Revolving Commitments and any LIBO or ABR floor applicable to such Incremental Revolving Commitments) relating to any Incremental Revolving Commitments exceeds the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing the Revolving Commitments) relating to the Revolving Commitments immediately prior to the effectiveness of the applicable Incremental Facility Amendment by more than 0.50%, the Applicable Rate relating to the Revolving Commitments shall be adjusted to be equal to the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Incremental Revolving Commitments and any LIBO or ABR floor applicable to such Incremental Revolving Commitments) relating to such Incremental Revolving Commitments minus 0.50%.

(c) Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans and/or Incremental Revolving Commitments and, in the case of any Incremental Term Loans, shall designate whether such Incremental

Term Loans shall be Incremental Tranche A Term Loans or Incremental Tranche B Term Loans. Any additional bank, financial institution, existing Lender or other Person that elects to extend Incremental Term Loans or Incremental Revolving Commitments shall be reasonably satisfactory to the Borrower and the Administrative Agent (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, such Additional Lender and the Administrative Agent. No Incremental Facility Amendment shall require the consent of any Lenders other than the Additional Lenders with respect to such Incremental Facility Amendment. No Lender shall be obligated to provided any Incremental Term Loans or Incremental Revolving Commitments, unless it so agrees (it being understood that any Lender failing to respond to a request for Incremental Term Loans or Incremental Revolving Commitments shall be deemed to have declined such request). Commitments in respect of any Incremental Term Loans or Incremental Revolving Commitments shall become Commitments under this Agreement. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section (including to provide for voting provisions applicable to the Additional Lenders comparable to the provisions of clause (B) of the second proviso of Section 9.02(b)). The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders, be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Borrowing” in Section 4.02 shall be deemed to refer to the Incremental Facility Closing Date). The proceeds of any Incremental Term Loans will be used only for general corporate purposes (including Permitted Acquisitions). Upon each increase in the Revolving Commitments pursuant to this Section, each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Revolving Commitment (each a “Incremental Revolving Lender”) in respect of such increase, and each such Incremental Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swingline Loans held by each Revolving Lender (including each such Incremental Revolving Lender) will equal the percentage of the aggregate Revolving Commitments of all Revolving Lenders represented by such Revolving Lender’s Revolving Commitment. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

SECTION 2.21 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Revolving Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately when compared to the other affected Lenders, or increases or extends the Revolving Commitment of any Defaulting Lender, shall require the consent of such Defaulting Lender;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it has received assurances satisfactory to it that non-Defaulting Lenders will cover the related exposure and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Revolving Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender’s Commitment and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with its Applicable Percentage; provided that with respect to any such purchase of Eurocurrency Loans other than on the last day of an Interest Period applicable thereto, such purchasing Revolving Lender shall compensate each other Revolving Lender for the loss, cost and expense attributable to such event (calculated in accordance with Section 2.16).

SECTION 2.22 Extensions of Term Loans and Revolving Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Tranche A Term Loans with a like maturity date, Tranche B Term Loans with a like maturity date or Revolving Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Tranche A Term Loans, Tranche B Term Loans or Revolving Commitments with a like maturity date, as the case may be) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Tranche A Term Loans, Tranche B Term Loans and/or Revolving Commitments and otherwise modify the terms of such Tranche A Term Loans, Tranche B Term Loans and/or Revolving Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Tranche A Term Loans, Tranche B Term Loans and/or Revolving Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Tranche A Term Loans or Tranche B Term Loans) (each, an “Extension”, and each group of Tranche A Term Loans, Tranche B Term Loans or Revolving Commitments, as applicable, in each case as so extended, as well as the original Tranche A Term Loans, Tranche B Term Loans and the original Revolving Commitments (in each case not so extended), being a “tranche”; any Extended Tranche A Term Loans or Extended Tranche B Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted, and any Extended Revolving Commitments shall constitute a separate tranche of Revolving Commitments from the tranche of Revolving Commitments from which they were converted), so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to interest rates, fees and final maturity (which shall be determined by the Borrower and set forth in the relevant Extension Offer), the Revolving Commitment of any Revolving Lender that agrees to an extension with respect to such Revolving Commitment extended pursuant to an Extension (an “Extended Revolving Commitment”), and the related outstandings, shall be a Revolving Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Commitments (and related outstandings); provided that (x) subject to the provisions of Sections 2.04(d) and 2.05(n) to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after a maturity date when there exist Extended Revolving Commitments with a longer maturity date, all Swingline Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Commitments in accordance with their Applicable Percentage of the Revolving Commitments (and except as provided in Sections 2.04(d) and 2.05(n), without giving effect to changes thereto on an earlier maturity date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued) and all borrowings under Revolving Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) and (B) repayments required upon the maturity date of the non-extending Revolving Commitments) and (y) at no time shall there be Revolving Commitments hereunder (including Extended Revolving Commitments and any original Revolving Commitments) which have more than three different maturity dates, (iii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (v), (vii), and (ix), be determined between the Borrower and set forth in the relevant

Extension Offer), the Tranche A Term Loans of any Tranche A Term Lender that agrees to an extension with respect to such Tranche A Term Loans (an “Extending Tranche A Term Lender”) extended pursuant to any Extension (the “Extended Tranche A Term Loans”) shall have the same terms as the tranche of Tranche A Term Loans subject to such Extension Offer, (iv) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (vi), (viii), and (x), be determined between the Borrower and set forth in the relevant Extension Offer), the Tranche B Term Loans of any Tranche B Term Lender that agrees to an extension with respect to such Tranche B Term Loans (an “Extending Tranche B Term Lender” and together with the Extending Tranche A Term Lenders, the “Extending Term Lenders”) extended pursuant to any Extension (the “Extended Tranche B Term Loans” and, together with the Extended Tranche A Term Loans, the “Extended Term Loans”) shall have the same terms as the tranche of Tranche B Term Loans subject to such Extension Offer, (v) the final maturity date of any Extended Tranche A Term Loans shall be no earlier than the maturity date of the Tranche A Term Loans from which they were converted and the amortization schedule applicable to Tranche A Term Loans pursuant to Section 2.10(a)(i) for periods prior to the Tranche A Maturity Date may not be increased, (vi) the final maturity date of any Extended Tranche B Term Loans shall be no earlier than the maturity date of the Tranche B Term Loans from which they were converted and the amortization schedule applicable to Tranche B Term Loans pursuant to Section 2.10(a)(ii) for periods prior to the Tranche B Maturity Date may not be increased, (vii) the weighted average life of any Extended Tranche A Term Loans shall be no shorter than the remaining weighted average life of the Tranche A Term Loans extended thereby, (viii) the weighted average life of any Extended Tranche B Term Loans shall be no shorter than the remaining weighted average life of the Tranche B Term Loans extended thereby, (ix) any Extended Tranche A Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments of Tranche A Term Loans hereunder, in each case as specified in the respective Extension Offer, (x) any Extended Tranche B Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments of Tranche B Term Loans hereunder, in each case as specified in the respective Extension Offer, (xi) if the aggregate principal amount of Tranche A Term Loans (calculated on the face amount thereof) in respect of which Tranche A Term Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Tranche A Term Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Tranche A Term Loans of such Tranche A Term Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Tranche A Term Lenders have accepted such Extension Offer, (xii) if the aggregate principal amount of Tranche B Term Loans (calculated on the face amount thereof) in respect of which Tranche B Term Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Tranche B Term Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Tranche B Term Loans of such Tranche B Term Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Tranche B Term Lenders have accepted such Extension Offer, (xiii) if the aggregate amount of Revolving Commitments in respect of which Revolving Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolving Commitments offered to be extended by the Borrower pursuant to such Extension Offer, then the Revolving Loans of such Revolving Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Revolving Lenders have accepted such Extension Offer, (xiv) all documentation in respect of such Extension shall be consistent with the foregoing, (xv) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower and (xvi) the Minimum Tranche Amount shall be satisfied unless waived by the Administrative Agent. For the avoidance of doubt, no Lender shall be obligated to accept the terms contained in any Extension Offer and any Lender failing to respond to an Extension Offer within the time period required by such Extension Offer shall be deemed to have declined such Extension Offer.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that (x) the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Tranche A Term Loans, Tranche B Term Loans or Revolving Commitments (as applicable) of any or all applicable tranches be tendered and (y) no tranche of Extended Term Loans shall be in an amount of less than $100,000,000 (the “Minimum Tranche Amount”), unless such Minimum Tranche Amount is waived by the Administrative Agent. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Commitments on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.11 and 2.18) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Commitments, the consent of the Issuing Bank, which consent shall not be unreasonably withheld or delayed. All Extended Term Loans, Extended Revolving Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then latest maturity date so that such maturity date is extended to the then latest maturity date (or such later date as may be advised by local counsel to the Administrative Agent).

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least 5 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers. Each Loan Party (other than The Melodie Corporation) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform its obligations under each Loan Document to which it is a party and to effect the Transactions and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02 Authorization; Enforceability. The Transactions to be entered into by each Loan Party have been duly authorized by all necessary corporate or other action and, if required, action by the holders of such Loan Party’s Equity Interests. This Agreement has been duly executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate the Organizational Documents of Holdings, the Borrower or any Restricted Subsidiary, (c) will not violate any Requirement of Law applicable to Holdings, the Borrower or any Subsidiary, (d) will not violate or result in a default under any indenture, agreement or other instrument (including all Franchise Agreements) binding upon Holdings, the Borrower or any Subsidiary or their respective assets, or give rise to a right thereunder to require any payment to be made by Holdings, the Borrower or any Subsidiary or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation thereunder, and (e) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any Restricted Subsidiary (except Liens created under the Loan Documents), except, in the cases of clauses (c) and (d), for any such violations or defaults that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders the consolidated balance sheet of Holdings and consolidated statements of operations, stockholders’ equity and cash flows as of and for each of the fiscal years ended June 30, 2009, June 30, 2010 and December 31, 2011, reported on by KPMG LLP, independent public accountants certified by its chief financial officer. Except as otherwise expressly noted therein, such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings, the Borrower and the Restricted Subsidiaries as of such dates and for such periods in accordance with GAAP consistently applied.

(b) The Borrower has heretofore furnished to the Lenders (i) the unaudited consolidated balance sheets of Holdings and related statements of income, stockholders’ equity and cash flows as of and for the fiscal quarter ended March 31, 2012, (ii) the unaudited consolidated balance sheets of BKW and related statements of income, stockholders’ equity and cash flows as of and for the fiscal quarter ended June 30, 2012 and (iii) with respect to the consolidated financial statements provided pursuant to clause (ii) above, consolidating information that explains in reasonable detail the differences between the information related to BKW, on the one hand, and the information relating to the Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand.

(c) Except as disclosed in the financial statements referred to above or the notes thereto and except for the Disclosed Matters, after giving effect to the Transactions, none of Holdings, the Borrower or the Subsidiaries has, as of the Closing Date, any material contingent liabilities, unusual long-term commitments or unrealized losses, in each case outside the ordinary course of business.

(d) No event, change or condition has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, operations or financial condition of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, since December 31, 2011.

SECTION 3.05 Properties. (a) Each of the Borrower and the Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or as proposed to be conducted.

(b) Each of the Borrower and the Restricted Subsidiaries owns, or is licensed or otherwise has the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property in the United States of America that is material to and necessary to conduct its business as currently conducted in the United States of America, and the use thereof by the Borrower and the Restricted Subsidiaries does not infringe the intellectual property rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06 Litigation and Environmental Matters. (a) There are no actions, suits or proceedings or, to the knowledge of the Borrower, investigations, by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower or any Subsidiary, threatened against or affecting Holdings, the Borrower or any Subsidiary (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that (x) on the Closing Date, involve any of the Loan Documents or the Transactions or (y) on the date of any credit event after the Closing Date, could affect the legality, validity or enforceability of any of the Loan Documents.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Holdings, the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the Closing Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 3.07 Compliance with Laws. (a) Each of Holdings, the Borrower and the Restricted Subsidiaries is in compliance with its Organizational Documents and (b) each of Holdings, the Borrower and the Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except, in the case of clause (b) of this Section, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08 Investment Company Status. None of Holdings, the Borrower or any Restricted Subsidiary is required to register as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09 Taxes. Each of Holdings, the Borrower and the Subsidiaries (a) has timely filed or caused to be filed all Tax returns and reports required to have been filed, except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (b) has paid or caused to be paid all Taxes required to have been paid by it, except to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11 Disclosure. The reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party and made available by current management to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished), when taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date made, provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time delivered and, if such projected financial information was delivered (a) on or prior to the Closing Date or as of the Closing Date (it being understood that such forecasts and projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that forecasts or projections will be realized, and that actual results may differ from projections and such difference may be material).

SECTION 3.12 Subsidiaries. Holdings does not have any subsidiaries other than the Borrower and the Subsidiaries. Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower and each Subsidiary in, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Closing Date.

SECTION 3.13 Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (a) as of the Closing Date, there are no strikes or lockouts or any other material labor disputes against Holdings, the Borrower or any Subsidiary pending or, to the knowledge of Holdings, the Borrower or any Subsidiary, threatened, (b) there is no organizing activity involving Holdings, the Borrower or any Subsidiary pending or, to the knowledge of Holdings, the Borrower or any Subsidiary, threatened by any labor union or group of employees, (c) there are no representation proceedings pending or, to the knowledge of Holdings, the Borrower or any Subsidiary, threatened with the National Mediation Board, and no labor organization or group of employees of Holdings, the Borrower or any Subsidiary has made a pending demand for recognition, (d) there are no material complaints or charges against Holdings, the Borrower or any Subsidiary pending or, to the knowledge of Holdings, the Borrower or any Subsidiary, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by Holdings, the Borrower or any Subsidiary of any individual and (e) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any Subsidiary is bound.

SECTION 3.14 Solvency. On the Closing Date after giving effect to the Transactions, Holdings, the Borrower and the Subsidiaries on a consolidated basis, are Solvent.

SECTION 3.15 Federal Reserve Regulations. (a) No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purposes of buying or carrying Margin Stock (as defined under Regulation U).

(b) No part of the proceeds of any Loan, and no Letter of Credit, will be used, whether directly or indirectly for any purpose that entails a violation of the provisions of the Regulations of the Board, including Regulation U or X.

SECTION 3.16 Use of Proceeds. The proceeds of the Term Loans made on the Closing Date shall be used to finance a portion of the Transactions and the Transaction Costs. The proceeds of the Revolving Loans shall be used to finance a portion of the Transactions and the Transaction Costs and to finance the working capital needs and general corporate purposes of the Borrower and its Subsidiaries.

SECTION 3.17 Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, unless flood insurance has been obtained thereafter and is in effect.

SECTION 3.18 Security Documents. (a) The Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. In the case of the Pledged Equity described in the Collateral Agreement, when stock certificates representing such Pledged Equity are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement) (which delivery shall be made to the Administrative Agent to the extent delivery is required by the Collateral Agreement), and in the case of the other Collateral described in the Collateral Agreement, when financing statements and other filings specified on Schedule 3.18(a) in appropriate form are filed in the offices specified on Schedule 3.18(a), the Collateral Agreement will constitute a fully perfected Lien on, and security interest in (to the extent intended to be created thereby and to the extent such perfection is governed by the laws of the United States, any state thereof or the District of Columbia), all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Equity, Liens permitted by this Agreement). In the case of Collateral consisting of intellectual property described in the Collateral Agreement, when filings are made as described above and in the United States Patent and Trademark Office and the United States Copyright Office, the Collateral Agreement will constitute a valid perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except Liens permitted by this Agreement).

(b) When executed and delivered, each Foreign Pledge Agreement will be effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally. In the case of Collateral described therein constituting certificated securities, when such certificated securities are delivered to the Administrative Agent (which delivery shall be made to the Administrative Agent to the extent delivery is required by such Foreign Pledge Agreement) and the other actions, if any, specified in such Foreign Pledge Agreements are taken, such Foreign Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except Liens permitted by Section 6.02).

(c) Upon recording thereof in the appropriate recording office, each of the Mortgages (if any) is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the mortgaged properties described therein and proceeds thereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.19 Senior Indebtedness. The Obligations constitute “Senior Indebtedness” (or similar definition) of the Borrower under its Subordinated Debt Documents (if any).

SECTION 3.20 Certain Documents. As of the Closing Date, the Borrower has delivered to the Administrative Agent a complete and correct copy of the Senior Note Documents, including any amendments, supplements or modifications with respect to any of the foregoing as in effect on the Closing Date.

ARTICLE IV

CONDITIONS

SECTION 4.01 Conditions to Initial Extension of Credit. The agreement of each Lender to have made the initial extension of credit requested to be made by it on the Closing Date is subject to the satisfaction, prior or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Credit Agreement; Collateral Agreement; Foreign Pledge Agreements. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, Holdings, the Borrower and each Person listed on Schedule 2.01, an executed Tranche A Addendum from each Lender with a Tranche A Commitment and an executed Tranche B Addendum from each Lender with a Tranche B Commitment, (ii) the Collateral Agreement, executed and delivered by Holdings, the Borrower and each Subsidiary Loan Party and (iii) the Foreign Pledge Agreements in respect of the Equity Interests in Burger King (Gibraltar) Ltd. and Burgerking Limited, in each case executed and delivered by the Administrative Agent, the Borrower and any Foreign Subsidiaries party thereto.

(b) Existing Credit Agreement. The Administrative Agent shall have received reasonably satisfactory evidence that all existing indebtedness outstanding under the Existing Credit Agreement shall have been (or shall be, substantially simultaneously with the initial extension of credit hereunder) repaid and all commitments thereunder shall have been (or shall be, substantially simultaneously with the initial extension of credit hereunder) terminated and all guarantees of any Person in respect of such indebtedness have been (or shall be, substantially simultaneously with the initial extension of credit hereunder) terminated.

(c) Financial Statements. The Lenders shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for the fiscal years ended June 30, 2009, June 30, 2010 and December 31, 2011, (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries as of and for the fiscal quarter ended March 31, 2012, (iii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of BKW and its Subsidiaries as of and for the fiscal quarter ended June 30, 2012 and (iv) with respect to financial statements provided pursuant to clause (iii) above, consolidating information that explains in reasonable detail the differences between the information related to BKW, on the one hand, and the information relating to the Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand.

(d) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where the Loan Parties are organized, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens (i) permitted by Section 6.02 or (ii) discharged (or for which effective provision for discharge has been made) on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(e) Fees. The Lenders, the Administrative Agent and the Joint Bookrunners shall have received all fees required to be paid, and all expenses required to be paid for which invoices have been presented prior to the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(f) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit F, with appropriate insertions and attachments including the certificate of incorporation or similar document of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, (ii) a long form good standing certificate for each Loan Party (other than The Melodie Corporation) from its jurisdiction of organization and (iii) such “bring-down” good standing certificates dated the Closing Date or the Business Day immediately preceding the Closing Date as the Administrative Agent shall reasonably require.

(g) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Lisa Giles-Klein, associate general counsel of the Borrower, substantially in the form of Exhibit B;

(ii) the legal opinion of Kirkland & Ellis LLP, special counsel to the Loan Parties, substantially in the form of Exhibit B-2; and

(iii) the legal opinion of local counsel in each of Florida, Gibraltar, the United Kingdom, Canada and Mexico, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(h) Pledged Equity Interests; Stock Powers. The Administrative Agent shall have received, except to the extent in the possession of the Administrative Agent, the certificates representing the shares of Equity Interests pledged pursuant to the Collateral Agreement, except to the extent such Equity Interests are permitted to be uncertificated pursuant to applicable law or charter, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(i) Filings, Registrations and Recordings. The Administrative Agent shall have received each Uniform Commercial Code financing statement required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein in proper form for filing.

(j) Solvency Certificate. The Administrative Agent shall have received a solvency certificate of the chief financial officer or chief executive officer of Holdings or the Borrower substantially in the form of Exhibit G, certifying the solvency of Holdings, the Borrower and the Subsidiaries, on a consolidated basis, after giving effect to the Transactions contemplated hereby.

(k) USA Patriot Act. The Administrative Agent shall have received at least five days prior to the Closing Date all documentation and other information as is reasonably requested in writing by the Administrative Agent about the Borrower and the Subsidiaries and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents that are qualified by materiality shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as the case may be (other than with respect to any representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be true and correct, or true and correct in all material respects, as the case may be, as of such earlier date).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as the case may be, no Default shall have occurred and be continuing.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Holdings and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under any Loan Document shall have been paid in full and all Letters of Credit shall have expired or been terminated (or, with respect to outstanding Letters of Credit, shall have been fully cash collateralized or backed by standby letters of credit reasonably acceptable to the applicable Issuing Bank) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent on behalf of each Lender:

(a) within 105 days after the end of each fiscal year of the Borrower, the Borrower’s consolidated balance sheet and related consolidated statements of operations, stockholders’ equity and cash flows as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit other than any “going concern” or like qualification or exception with respect to the regularly scheduled maturity of the Revolving Commitments) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or if any fiscal year contains less than four quarters, each of the quarters other than the quarter ending on the date corresponding to the end of such fiscal year), the Borrower’s consolidated balance sheet and related consolidated statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods, if any, of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) within five Business Days of delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer substantially in the form of Exhibit E (the “Compliance Certificate”) (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations (A) demonstrating compliance with the covenants contained in Sections 6.11 and 6.12 and (B) in the case of financial statements delivered under paragraph (a) above, beginning with the financial statements for the first fiscal year of the Borrower ending on or after December 31, 2013, of Excess Cash Flow;

(d) within five Business Days of delivery of financial statements under paragraph (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default under Section 6.11 or 6.12 and, if such knowledge has been obtained, describing such Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) if, as a result of any change in GAAP or in the application thereof from those in effect on the Closing Date, the financial statements delivered pursuant to clause (a) or (b) above will differ in any material respect from the financial statements that would have been delivered pursuant to such clauses had no such change in GAAP or the application thereof been made, then, together with the first delivery of financial statements pursuant to paragraph (a) or (b) above following such change, a schedule prepared by a Financial Officer on behalf of the Borrower or the relevant reporting entity reconciling such changes to what the financial statements would have been without giving effect to such change;

(f) together with each set of consolidated financial statements referred to in Sections 5.01(a) and 5.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.

(g) no later than 45 days after the commencement of each fiscal year of the Borrower, a detailed quarterly consolidated budget for such fiscal year (including a projected consolidated balance sheet and consolidated statements of projected operations, income and cash flows as of the end of and for each fiscal quarter of such fiscal year and setting forth the assumptions used for purposes of preparing such budget);

(h) promptly after the same become publicly available, copies of all annual, regular, special and periodic reports, proxy statements and registration statements (other than exhibits thereto and any registration statements on Form S-8 or its equivalent) filed by Holdings, the Borrower or any Subsidiary with the SEC or with any national securities exchange or, after an IPO, distributed by Holdings or the Borrower to the holders of its Equity Interests generally, as the case may be;

(i) upon the request of the Administrative Agent, copies of any documents described in Sections 101(k) or 101(l) of ERISA that Borrower or any ERISA Affiliate or Subsidiary may request with respect to any Multiemployer Plan; provided, that if the Borrower or any of its ERISA Affiliates or Subsidiaries have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable written request of the Administrative Agent, the Borrower and/or its ERISA Affiliates or Subsidiaries shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; and

(j) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section may be satisfied with respect to financial information of the Borrower by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower that holds all of the Equity Interests of the Borrower or (B) the Borrower’s (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Borrower (or such parent), on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 5.01(a), such materials are reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit other than any “going concern” or like qualification or exception with respect to the regularly scheduled maturity of the Revolving Commitments) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

Documents required to be delivered pursuant to Section 5.01(a) and Section 5.01(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the (A) Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet and (B) the Borrower gives a notice to the Administrative Agent of such posting or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that upon written request by the Administrative Agent, the Parent Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

SECTION 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of Financial Officer or another executive officer of the Borrower or any Subsidiary, affecting the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event or any fact or circumstance that gives rise to a reasonable expectation that any ERISA Event will occur that, in either case, alone or together with any other ERISA Events that have occurred or are reasonably expected to occur, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $20,000,000; and

(d) any other development (including notice of any Environmental Liability) that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Information Regarding Collateral. (a) The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of incorporation or organization of any Loan Party or (iii) in any Loan Party’s organizational identification number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made or will be made substantially contemporaneously with such change under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(b) At the time of delivery of financial statements pursuant to Section 5.01(a), the Borrower shall deliver to the Administrative Agent a certificate executed by a Financial Officer or chief legal officer of the Borrower (i) setting forth the information required pursuant to Sections 1 and 4 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and (ii) certifying that all Uniform Commercial Code financing statements containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Collateral Agreement for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

SECTION 5.04 Existence; Conduct of Business. The Borrower will, and will cause each Restricted Subsidiary to, if and to the extent the Borrower shall reasonably deem appropriate under the circumstances in its reasonable business judgment, do or cause to be done all things reasonably necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises, and the patents, copyrights, trademarks and trade names owned by the Borrower and the Restricted Subsidiaries in the United States of America, that, in each case, is necessary for the conduct of its business taken as a whole, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.05 Payment of Taxes. The Borrower will, and will cause each Restricted Subsidiary to, pay its Tax liabilities, before the same shall become delinquent or in default, except where the validity or amount thereof is being contested in good faith by appropriate proceedings or other appropriate actions and the failure to make payment pending such contest or action could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06 Maintenance of Properties. The Borrower will, and will cause each Restricted Subsidiary to, keep and maintain all property in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07 Insurance. The Borrower will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies, (a) insurance in such amounts (with no greater risk retention and giving effect to self-insurance) and against such risks as is (i) customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (ii) considered adequate by Holdings and the Borrower and (b) all insurance as may be required by law. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.08 Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested, provided that visits by the Lenders shall be coordinated with the Administrative Agent and, so long as no Event of Default has occurred and is continuing, shall not occur more than twice in any fiscal year of the Borrower.

SECTION 5.09 Compliance with Laws. The Borrower will, and will cause each Restricted Subsidiary to, comply with all material Requirements of Law with respect to it or its property, except when the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.10 Environmental Laws. The Borrower will, and will cause each Subsidiary Loan Party to comply in all material respects with all applicable Environmental Laws, and obtain and comply in all material respects with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws. This clause shall be deemed not breached by a noncompliance with the foregoing if such noncompliance in the aggregate with any other noncompliance with any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.11 Additional Subsidiaries. If (a) any additional Restricted Subsidiary that is required to become a Subsidiary Loan Party hereunder and/or the Equity Interests of which are required to be pledged pursuant to the Collateral and Guarantee Requirement is formed or acquired after the Closing Date, (b) any Unrestricted Subsidiary is converted into a Restricted Subsidiary after the Closing Date or (c) as of the end of any fiscal quarter of the Borrower, any Restricted Subsidiary that was a De Minimis Foreign Subsidiary no longer constitutes a De Minimis Foreign Subsidiary then, in each case, the Borrower will, promptly after (i) in the case of clause (a) or (b) above, the date such Subsidiary is formed or acquired or converted or (ii) in the case of clause (c) above, the date on which financial statements are required to be delivered pursuant to Section 5.01(a) or (b) with respect to such fiscal quarter, notify the Administrative Agent thereof and, promptly after such Subsidiary is formed or acquired or converted, in the case of Domestic Subsidiaries, and within 60 calendar days after such Subsidiary is formed or acquired or converted (or, in the case of clause (c) above, within 60 calendar days after the end of such fiscal quarter), in the case of Foreign Subsidiaries, cause the Collateral and Guarantee Requirement to be satisfied unless otherwise agreed by the Administrative Agent in its reasonable judgment (x) with respect to such Subsidiary if such Subsidiary is required to become a Subsidiary Loan Party and (y) with respect to any Equity Interest in such Subsidiary owned by or on behalf of any Loan Party to the extent required to be pledged pursuant to the Collateral and Guarantee Requirement.

SECTION 5.12 Further Assurances. (a) The Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including and subject to the particular requirements of the Collateral Agreement, the filing and recording of financing statements and other documents), that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any fee interest in any real property having a value (together with improvements thereof) of at least $10,000,000 is acquired by any Loan Party after the Closing Date (other than any such real property subject to a Lien expressly permitted by Section 6.02(v)), promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, (x) provide the Lenders with title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) use commercially reasonable efforts to obtain consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

SECTION 5.13 Designation of Subsidiaries. The board of directors of the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower and the Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Sections 6.11 and 6.12, recomputed as of the last day of the most-recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance) and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the Senior Notes (or any Permitted Refinancing thereof) or any Subordinated Debt, as applicable. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the net book value of the Borrower’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

SECTION 5.14 Additional Guarantors. If any Person that is not a Loan Party hereunder provides a Guarantee in respect of the Senior Notes, then the Borrower will, on the date such Person Guarantees the Senior Notes, cause such Person to enter into a Guarantee of the Loan Document Obligations in form and substance reasonably satisfactory to the Administrative Agent (each, an “Additional Guarantee”); provided that such Person shall be released from its Additional Guarantee and shall no longer be an Additional Guarantor hereunder upon such Person being released from its Guarantee in respect of the Senior Notes.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due) under any Loan Document have been paid in full and all Letters of Credit have expired or been terminated (or, with respect to outstanding Letters of Credit, shall have been fully cash collateralized or backed by standby letters of credit reasonably acceptable to the applicable Issuing Bank) and all LC Disbursements shall have been reimbursed, the Borrower (and with regard to Section 6.13 only, Holdings) covenants and agrees with the Lenders that:

SECTION 6.01 Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents;

(ii) Indebtedness existing on the Closing Date and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness, provided that such extending, renewal or replacement Indebtedness (A) shall not be Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or replaced, (B) shall not be in a principal amount that exceeds the principal amount of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest fees and redemption premium payable by the terms of such Indebtedness thereon), (C) shall not have any earlier maturity date or shorter weighted average life than the Indebtedness being extended, renewed or replaced and (D) shall be subordinated to the Obligations on the same terms, if any, as the Indebtedness being extended, renewed or replaced;

(iii) Indebtedness of the Borrower to any Subsidiary and of any Restricted Subsidiary to the Borrower or any other Subsidiary, provided (A) that Indebtedness of any Restricted Subsidiary that is not a Loan Party to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04 and (B) Indebtedness of the Borrower to any Restricted Subsidiary that is not a Subsidiary Loan Party and Indebtedness of any Subsidiary Loan Party to any Subsidiary that is not a Subsidiary Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(iv) Guarantees by the Borrower of Indebtedness of Holdings or any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of Holdings, the Borrower or any other Restricted Subsidiary, provided that (A) the Indebtedness so Guaranteed is permitted by this Section (other than clause (a)(ii) or (a)(vi)), (B) Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness of any Restricted Subsidiary that is not a Loan Party shall be subject to Section 6.04, (C) Guarantees permitted under this clause (iv) shall be subordinated to the Obligations of the applicable Restricted Subsidiary to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations and (D) no Subordinated Debt shall be Guaranteed by any Restricted Subsidiary unless such Restricted Subsidiary is a Loan Party that has Guaranteed the Obligations pursuant to the Collateral Agreement;

(v) (A) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed by the Borrower or any Restricted Subsidiary in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (B) extensions, renewals and replacements of any such Indebtedness so long as the principal amount of any such extensions, renewals or replacements does not exceed the principal amount of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest, fees and premiums payable by the terms of such Indebtedness thereon) and (C) Capital Lease Obligations incurred by the Borrower or any Restricted Subsidiary in respect of any Permitted Sale and Leaseback Transaction, provided that the aggregate principal amount of Indebtedness permitted by sub-clauses (A) and (B) of this clause (v) shall not exceed $150,000,000 at any time outstanding;

(vi) Indebtedness of any Person (A) that becomes a Restricted Subsidiary or merges with or into a Restricted Subsidiary or the Borrower after the Closing Date or (B) all or substantially all the assets of which are acquired by the Borrower or any Restricted Subsidiary pursuant to a transaction in which Indebtedness is assumed by the Borrower or any Restricted Subsidiary, in each case after the Closing Date, provided that such Indebtedness exists at the time such Person becomes a Restricted Subsidiary or merges with or into a Restricted Subsidiary or the Borrower or at the time of such asset acquisition, and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary or merging with or into a Restricted Subsidiary or the Borrower or at the time of such asset acquisition, and extensions, renewals and replacements of any such Indebtedness so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest and redemption premium payable by the terms of such Indebtedness thereon), provided that the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed $175,000,000 at any time outstanding;

(vii) Indebtedness in respect of netting services, overdraft protection or in connection with deposit accounts and securities accounts, in each case incurred in the ordinary course of business;

(viii) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(ix) Indebtedness of the Borrower or any Restricted Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of other Indebtedness for borrowed money), in each case provided in the ordinary course of business;

(x) Indebtedness in respect of Swap Agreements permitted by Section 6.06;

(xi) (A) Subordinated Debt that is issued for cash payable on the date of issuance thereof or as consideration for a Permitted Acquisition, provided that (1) if such Subordinated Debt is issued for cash, the Net Proceeds of such Subordinated Debt are used, promptly after such Net Proceeds are received by the Borrower, (x) to consummate one or more Permitted Acquisitions, or (y) to prepay Terms Loans pursuant to Section 2.11(c), (2) no Default has occurred and is continuing or would result therefrom and (3) the Borrower is in compliance on a Pro Forma Basis after giving effect to the incurrence of such Subordinated Debt with the covenants contained in Sections 6.11 and 6.12 recomputed as of the last day of the most-recently ended Test Period prior to the issuance of such Subordinated Debt for which financial statements have been delivered pursuant to Section 5.01(a) or (b) and, in the case of any issuance of Subordinated Debt in an aggregate principal amount in excess of $15,000,000, has delivered to the Administrative Agent a certificate of a Financial Officer to such effect, together with all relevant financial information reasonably requested by the Administrative Agent, including reasonably detailed calculations demonstrating compliance with clause (3) above and (B) Subordinated Refinancing Indebtedness in respect of Subordinated Debt issued pursuant to clause (A) above or this clause (B);

(xii) Guarantees of, or the assumption of, Indebtedness of Franchisees, suppliers, distributors or licensees of the Borrower and the Restricted Subsidiaries, in each case to the extent permitted pursuant to Section 6.04(o);

(xiii) Indebtedness secured by Liens pursuant to Section 6.02(xiii) in an aggregate principal amount not exceeding $50,000,000 at any time outstanding;

(xiv) Indebtedness of Holdings or the Borrower not exceeding $20,000,000 at any time outstanding, evidenced by promissory notes issued to former or current management, directors, Franchisees or employees of Holdings, the Borrower or any of the Restricted Subsidiaries in lieu of any cash payment permitted to be made under Section 6.07(a)(iii), provided that all such Indebtedness shall be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations on terms that are reasonably satisfactory to the Administrative Agent;

(xv) Indebtedness of Foreign Subsidiaries in an aggregate principal amount not exceeding $20,000,000 at any time outstanding;

(xvi) the Senior Notes and any Guarantee by Holdings or a Subsidiary Loan Party of the obligations under the Senior Notes and any Permitted Refinancing thereof;

(xvii) other Indebtedness in an aggregate principal amount not exceeding $30,000,000 at any time outstanding; and

(xviii) Indebtedness incurred by the Borrower to the extent that 100% of the Net Proceeds therefrom are, immediately after the receipt thereof, applied solely to the prepayment of Term Loans in accordance with Section 2.11(c); provided that (A) such Indebtedness does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or mandatory redemption or redemption at the option of the holders thereof (except for redemptions in respect of asset sales and changes in control on terms that are market terms on the date of issuance) prior to the date that is 180 days after the Latest Maturity Date in effect as of the date of incurrence of such Indebtedness, (B) no Restricted Subsidiary is a borrower or guarantor with respect to such Indebtedness unless such Restricted Subsidiary is a Subsidiary Loan Party which shall have previously or substantially concurrently Guaranteed the Obligations, (C) such Indebtedness contains market terms on the date of issuance, provided that if such Indebtedness contains any financial maintenance covenants, such covenants shall not be tighter than those contained in this Agreement, (D) if any Term Loans remain outstanding after giving effect to the prepayment required hereunder, the aggregate principal amount of such outstanding Term Loans shall not be less than $250,000,000 and (E) the Borrower is in compliance on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness with the covenants contained in Sections 6.11 and 6.12 recomputed as of the last day of the most recently-ended Test Period prior to the incurrence of such Indebtedness for which financial statements have been delivered pursuant to Sections 5.01(a) or (b), and the Borrower has delivered to the Administrative Agent a certificate of a Financial Officer, together with all relevant financial information reasonably requested by the Administrative Agent, including reasonably detailed calculations demonstrating compliance with clauses (A), (B), (C), (D) and (E).

SECTION 6.02 Liens. The Borrower will not, nor will it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Encumbrances;

(iii) any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the Closing Date and set forth in Schedule 6.02, provided that (A) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary and (B) such Lien shall secure only those obligations that it secures on the Closing Date and extensions, renewals and replacements thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced (plus any accrued but unpaid interest, fees and premiums payable by the terms of such obligations thereon);

(iv) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset any Person that becomes a Restricted Subsidiary or merges with or into a Restricted Subsidiary or the Borrower after the Closing Date prior to the time such Person becomes a Restricted Subsidiary or such merger, provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary or merging with or into a Restricted Subsidiary or the Borrower, as the case may be, (B) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary or merges with or into a Restricted Subsidiary or the Borrower, as the case may be, and extensions, renewals and replacements thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced (plus any accrued but unpaid interest, fees and premiums payable by the terms of such obligations thereon);

(v) Liens on fixed or capital assets acquired, constructed or improved (including any such assets made the subject of a Capital Lease Obligation incurred) by the Borrower or any Restricted Subsidiary, provided that (A) such Liens secure Indebtedness incurred or assumed to finance such acquisition, construction or improvement and are permitted by clause (v)(A) of Section 6.01 or to extend, renew or replace such Indebtedness and are permitted by clause (v)(B) of Section 6.01, (B) such Liens and the Indebtedness secured thereby are incurred or assumed prior to or within 180 days after such acquisition or the completion of such construction or improvement (provided that this clause (B) shall not apply to any Indebtedness permitted by clause (v)(B) of Section 6.01 or any Lien securing such Indebtedness), (C) the Indebtedness secured thereby does not exceed the lesser of the cost of acquiring, constructing or improving such fixed or capital asset or, in the case of Indebtedness permitted by clause (v)(A) of Section 6.01, its fair market value at the time such security interest attaches, and in any event, the aggregate principal amount of such Indebtedness does not exceed $125,000,000 at any time outstanding and (D) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary;

(vi) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(vii) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by this Agreement;

(viii) Liens that are rights of setoff relating to deposit accounts in favor of banks and other depositary institutions arising in the ordinary course of business;

(ix) Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness or other obligations owed by such Subsidiary to such Loan Party;

(x) Liens granted in connection with any Permitted Sale and Leaseback Transaction;

(xi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xii) Liens on not more than $5,000,000 of cash and cash equivalents securing Swap Agreements that (A) are permitted by Section 6.06 and (B) hedge or mitigate risks as a result of currency fluctuations;

(xiii) Liens on assets, other than Equity Interests, receivables, inventory and intellectual property, securing Indebtedness outstanding pursuant to Section 6.01(xiii);

(xiv) Liens on the assets of a Foreign Subsidiary that secure Indebtedness of such Foreign Subsidiary that is incurred pursuant to Section 6.01(xv);

(xv) (A) pledges or deposits made in the ordinary course of business securing liability to insurance carriers under insurance or self-insurance arrangements and (B) Liens securing cash collateral that are (x) provided to insurance carriers or (y) for letters of credit issued in favor of insurance carriers, in each case in the ordinary course of business; provided that the aggregate amount of cash collateral pursuant to clauses (x) and (y) in the aggregate shall not exceed $20,000,000;

(xvi) Liens on the Equity Interests of joint ventures securing financing arrangements for the benefit of the applicable joint venture that are not otherwise prohibited under this Agreement;

(xvii) Liens not otherwise permitted by this Section to the extent that neither (A) the aggregate outstanding principal amount of the obligations secured thereby nor (B) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds $50,000,000 at any time outstanding; and

(xviii) Liens securing Indebtedness permitted pursuant to Section 6.01(xviii); provided that such Liens may be either a first priority Lien on the Collateral that is pari passu with the Lien securing the Obligations or a Lien ranking junior to the Lien on the Collateral securing the Obligations (but may not be secured by any other assets that are not Collateral) and, in any such case, the beneficiaries thereof (or an agent on their behalf) shall have entered into an intercreditor agreement with the Administrative Agent that is reasonably satisfactory to the Administrative Agent.

SECTION 6.03 Fundamental Changes. (a) The Borrower will not, nor will it permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person (other than the Borrower) may merge into any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and (if any party to such merger is a Subsidiary Loan Party) is a Subsidiary Loan Party, (iii) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (iv) any Restricted Subsidiary may merge into another Person in connection with the disposition of such Restricted Subsidiary if such disposition is permitted pursuant to Section 6.05, provided that any such merger involving a Person that is not a wholly owned Restricted Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Sections 6.04, 6.05 and 6.06.

(b) The Borrower will not, and the Borrower will not permit any Restricted Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Restricted Subsidiaries on the Closing Date and businesses reasonably related, complementary or ancillary thereto.

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, nor will it permit any Restricted Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Restricted Subsidiary prior to such merger) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any Indebtedness of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (any such purchase, holding, acquisition, loan, advance, Guarantee, investment or interest, an “Investment”), except:

(a) Permitted Investments;

(b) Permitted Acquisitions;

(c) Investments existing on the Closing Date and set forth on Schedule 6.04 and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of any Investment permitted pursuant to this Section 6.04(c) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 6.04;

(d) Investments (other than loans, advances and Guarantees, which are covered by paragraphs (e) and (f) below) by the Borrower and the Restricted Subsidiaries in Equity Interests of Restricted Subsidiaries, provided that the aggregate amount of Investments made pursuant to this paragraph (d) by Loan Parties in Restricted Subsidiaries that are not Loan Parties, together with intercompany loans made under the proviso to paragraph (e) of this Section and Guarantees given under the proviso to paragraph (f) of this Section, shall not exceed $300,000,000 in the aggregate (in each case determined at the time made and without regard to any subsequent write-downs or write-offs and net of all returns of capital in respect of such Investment and excluding any Investments received in respect of, or consisting of, the transfer or contribution of Equity Interests in any Foreign Subsidiary to any other Foreign Subsidiary), provided that the conversion or capitalization of any loan or advance into Equity Interests shall not constitute a new Investment so long as such loan or advance was permitted pursuant to paragraph (e) below at the time of its incurrence or was outstanding on the Closing Date and is set forth on Schedule 6.04;

(e) loans or advances made by the Borrower to any Restricted Subsidiary and made by any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary, provided that the amount of such loans and advances made pursuant to this paragraph (e) by Loan Parties to Restricted Subsidiaries that are not Loan Parties, together with Investments made under clause (ii) of the proviso to paragraph (d) of this Section and Guarantees given under the proviso to paragraph (f) of this Section, shall not exceed $300,000,000 in the aggregate (in each case determined at the time made and without regard to any subsequent write-downs or write-offs and net of all returns of principal in respect of such loans or advances and excluding any Investments consisting of intercompany notes received in connection with the transfer or contribution of Equity Interests in any Foreign Subsidiary to any other Foreign Subsidiary);

(f) Guarantees of Indebtedness of the Borrower or any Restricted Subsidiary that are permitted by Section 6.01, provided that the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party (together with Investments made under the proviso to paragraph (d) of this Section and intercompany loans made under the proviso to paragraph (e) of this Section) shall not exceed $300,000,000 in the aggregate (in each case determined at the time the Guarantee is given (with any subsequent increases in the amount of Indebtedness that is Guaranteed being deemed an additional Guarantee) without regard to any subsequent write-downs or write-offs and net of all returns of principal in respect of such Guarantee);

(g) loans or advances to employees of Holdings (or any direct or indirect parent thereof), the Borrower or any Restricted Subsidiary made in the ordinary course of business of Holdings, the Borrower or any Restricted Subsidiary not exceeding $10,000,000 in the aggregate outstanding at any time (determined without regard to any write-downs or write-offs of such loans or advances);

(h) payroll, travel, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses of Holdings, the Borrower or any Restricted Subsidiary for accounting purposes and that are made in the ordinary course of business;

(i) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts or other obligations and disputes with, customers, suppliers and Franchisees, in each case in the ordinary course of business;

(j) Investments in the form of Swap Agreements permitted by Section 6.06;

(k) (i) Investments of any Person existing at the time such Person becomes a Restricted Subsidiary or consolidates or merges with the Borrower or any Restricted Subsidiary (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation or merger; and (ii) any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of any Investment permitted pursuant to this Section 6.04(k) is not increased from the amount of such Investment on the date such Person becomes a Restricted Subsidiary except pursuant to the terms of such Investment as of such date or as otherwise permitted by this Section 6.04.

(l) Investments resulting from pledges or deposits described in clause (c) or (d) of the definition of the term “Permitted Encumbrance”;

(m) Investments received in connection with the disposition or license of any asset permitted by Section 6.05;

(n) receivables or other trade payables owing to the Borrower or a Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, provided that such trade terms may include such concessionary trade terms, as the Borrower or any Restricted Subsidiary deems reasonable under the circumstances;

(o) Investments consisting of (i) Guarantees of or the assumption of Indebtedness (to the extent permitted by Section 6.01) of, or (ii) loans made to, or the acquisition of loans made to or Equity Interests in, Franchisees, suppliers, distributors or licensees of the Borrower and the Restricted Subsidiaries in an aggregate amount not exceeding $300,000,000 in the aggregate (in each case determined at the time made and without regard to any subsequent write-downs or write-offs and net of returns of capital or principal in respect of such Investments);

(p) Investments the consideration for which consists solely of shares of Qualified Equity Interests or which are made from the proceeds of a sale of Qualified Equity Interests (other than any Cure Amount) within 365 days after the date of such sale of Qualified Equity Interests;

(q) Investments as valued at cost at the time each such Investment is made and including all related commitments for future Investments, in an amount not exceeding the Available Amount, provided that (x) at the time of any such Investment, no Default shall have occurred and be continuing or would result therefrom, (y) at the time of such Investment and after giving effect thereto and to any borrowing in connection therewith, the Borrower complies, on a Pro Forma Basis, with the covenants set out in Sections 6.11 and 6.12 recomputed as of the last day of the most-recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b) and (z) in the case of any such Investment in an amount in excess of $15,000,000, the Borrower has delivered to the Administrative Agent a certificate of a Financial Officer, together with all relevant financial information reasonably requested by the Administrative Agent, demonstrating the calculation of the Available Amount;

(r) other Investments by the Borrower or any Restricted Subsidiary in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments, not exceeding $25,000,000 in the aggregate for all such Investments made or committed to be made from and after the Closing Date plus an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such Investments (which amount shall not exceed the amount of such Investment valued at cost at the time such Investment was made);

(s) Investments consisting of (i) Indebtedness, (ii) Liens, (iii) fundamental changes, (iv) sales, transfers, leases or other dispositions of assets and (v) Restricted Payments permitted under Section 6.01, Section 6.02, Section 6.03, Section 6.05 and Section 6.07, respectively;

(t) contributions to a “rabbi” trust within the meaning of Revenue Procedure 92-64 or other grantor trust subject to the claims of creditors in the case of a bankruptcy of the Borrower; and

(u) loans or advances to officers, directors and employees of Holdings (or any direct or indirect parent thereof), the Borrower or any Restricted Subsidiary in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof); provided, that, the amount of such loans and advances shall be contributed to Holdings in cash as common equity.

SECTION 6.05 Asset Sales. The Borrower will not, nor will it permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will Holdings or the Borrower permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than issuing directors’ qualifying shares, issuing shares required by applicable law to be issued to nationals or citizens and issuing Equity Interests to the Borrower or another Subsidiary), except:

(a) sales, transfers, leases and other dispositions of (i) inventory, (ii) used, obsolete or surplus equipment and (iii) Permitted Investments, in each case in the ordinary course of business;

(b) sales, transfers, leases and other dispositions to the Borrower or a Restricted Subsidiary, provided that any such sales, transfers, leases or other dispositions from the Borrower or a Restricted Subsidiary that is a Loan Party to a Restricted Subsidiary that is not a Loan Party shall be made (i) in compliance with Section 6.08(a)(i) or (ii) to the extent not made in compliance with Section 6.08(a)(i), shall be treated as an Investment in such Restricted Subsidiary and shall be permitted only to the extent permitted pursuant to Section 6.04;

(c) sales, transfers and other dispositions of accounts receivable or other rights to payment in connection with the compromise, settlement or collection thereof in the ordinary course of business;

(d) sales, transfers, leases and other dispositions of property to the extent that such property constitutes an Investment permitted by Section 6.04 (other than clause (s) thereof) or another asset received as consideration for the disposition of any asset permitted by this Section (in each case, other than Equity Interests in a Restricted Subsidiary, unless all Equity Interests in such Restricted Subsidiary are sold in accordance with this Section 6.05);

(e) Permitted Sale and Leaseback Transactions;

(f) leases or subleases entered into in the ordinary course of business, including any increase in the frequency or amount of ordinary course leasing as compared to the Closing Date, to the extent that they do not materially interfere with the business of Holdings, the Borrower or any Restricted Subsidiary;

(g) (i) licenses or sublicenses of intellectual property (A) in the ordinary course of business or (B) to any Restricted Subsidiary, and licenses, sublicenses or contributions of non-U.S. goodwill and non-U.S. going-concern value to any Restricted Subsidiary, and/or (ii) any abandonment, failure to maintain, non-renewal or other disposition of any intellectual property in the ordinary course of business;

(h) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

(i) Restricted Payments, to the extent permitted pursuant to Section 6.07;

(j) sales, transfers and other dispositions of assets resulting in aggregate Net Proceeds not exceeding $1,000,000 in the case of any single transaction or series of related transactions;

(k) sales, transfers and other dispositions of assets (other than Equity Interests in a Restricted Subsidiary unless all Equity Interests in such Restricted Subsidiary are sold) that are not permitted by any other clause of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (k) shall not exceed during any fiscal year of the Borrower 25.0% of Total Assets of Holdings as of the end of the fiscal year of the Borrower most-recently ended prior to such fiscal year;

(l) sales, transfers, leases or other dispositions of restaurants and related assets (other than real property) to Franchisees or Restricted Subsidiaries that within 180 days become Franchisees, including through the sale of Equity Interests of Persons owning such assets;

(m) the exchange by the Borrower or any of its Restricted Subsidiaries of any of its restaurant properties and related assets for any current or planned restaurant property and related assets of any third Person (any such exchange, an “Asset Swap”); provided, that, (i) the fair market value of the property being received by the Borrower or any of its Restricted Subsidiaries in connection with any Asset Swap shall be substantially equivalent to, or greater than, the fair market value of the property being exchanged by the Borrower or any of its Restricted Subsidiaries (except to the extent of any other exception available under this Section 6.05), (ii) after giving effect to any such Asset Swap, the Borrower is in compliance on a Pro Forma Basis with the covenants contained in Sections 6.11 and 6.12, recomputed as of the last day of the most-recently ended fiscal quarter of the Borrower prior to such Asset Swap for which financial statements have been delivered pursuant to Section 5.01(a) or (b), (iii) no Default shall have occurred and be continuing at the time of or after giving effect to any such Asset Swap and (iv) the Borrower or the relevant Restricted Subsidiary shall take all steps reasonably requested by the Administrative Agent to provide the Administrative Agent on behalf of the Lenders with a fully perfected Lien on or security interest in the property being received by the Borrower or any of its Restricted Subsidiaries in connection with any such Asset Swap to the same extent as the Lien or security interest, if any, which the Administrative Agent had in the property being exchanged by the Borrower or any of its Restricted Subsidiaries and to the extent required by the Loan Documents; and

(n) sales, transfers, leases or other dispositions of real property;

provided that:

(A) all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (a)(i) or (a)(ii), clause (b), clause (c), clause (d), clause (f) (unless the lessee is a Person that is not a Franchisee), clause (g), clause (h) or clause (i)) shall be made for fair value, and

(B) all sales, transfers, leases and other dispositions permitted hereby (other than (1) those permitted by clause (a)(i) or (a)(ii), clause (b), clause (c), clause (d), clause (f) (unless the lessee is a Person that is not a Franchisee), clause (g), clause (h), clause (i), clause (j), clause (l) or clause (m) and (2) at any time the Senior Secured Leverage Ratio is not greater than 4.25 to 1.00 computed on a Pro Forma Basis as of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), those permitted by clause (k) or clause (n)) shall be made for consideration at least 75% of which consists of cash or Permitted Investments payable at the time of such sale, transfer or other disposition or, in the case of a disposition to a Franchisee, notes payable in cash within 365 days from the date of such disposition (excluding, for the purposes of such calculation, any assumption of liabilities of the Borrower or any Restricted Subsidiary by the transferee thereof); provided that for purposes of this clause (B) (x) any securities or other obligations received by the Borrower or the Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within 180 days following the closing of such sale, transfer, lease or other disposition, and (y) any Designated Non-Cash Consideration received by the Borrower or the Restricted Subsidiary in such sale, transfer, lease or other disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (y) that is at that time outstanding, not to exceed the lesser of 1% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration and $35,000,000 (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall, in each case of clauses (x) and (y), be deemed to be cash.

SECTION 6.06 Swap Agreements. The Borrower will not, nor will it permit any Restricted Subsidiary to, enter into any Swap Agreement for speculative purposes, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual or anticipated exposure (other than those in respect of shares of capital stock or other equity ownership interests of the Borrower or any Subsidiary), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary and (c) Swap Agreements entered into to hedge commodities, currencies, general economic conditions, raw materials prices, revenue streams or business performance.

SECTION 6.07 Restricted Payments; Certain Payments of Indebtedness. (a) The Borrower will not, nor will it permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i) the Restricted Subsidiaries may declare and pay dividends or make other distributions ratably with respect to their Equity Interests;

(ii) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in shares of Qualified Equity Interests;

(iii) the Borrower may make Restricted Payments, not exceeding, taken together with the aggregate principal amount of all Indebtedness incurred under Section 6.01(xiv) during such fiscal year, $20,000,000 during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans approved by Holdings’, any direct or indirect parent’s of Holdings or the Borrower’s board of directors for former or current management, directors, Franchisees or employees of Holdings, any direct or indirect parent of Holdings, the Borrower or any of the Restricted Subsidiaries;

(iv) the Borrower may make Restricted Payments to Holdings at such times and in such amounts (A) not exceeding $5,000,000 during any fiscal year, as shall be necessary to permit Holdings or any direct or indirect parent of Holdings to discharge its general corporate and overhead (including franchise taxes and directors fees and, following the completion of an IPO, costs and expenses necessary for or incidental to Holdings’s or any direct or indirect parent of Holdings continued existence as a public company) expenses incurred in the ordinary course and other permitted liabilities, (B) as shall be necessary to pay the Tax liabilities of Holdings or any direct or indirect parent of Holdings directly attributable to (or arising as a result of) the operations of the Borrower and the Subsidiaries and (C) to the extent of amounts paid by Unrestricted Subsidiaries to the Borrower or any Restricted Subsidiary, as shall be necessary to pay the Tax liabilities of or allocable to Unrestricted Subsidiaries, provided, however, that (1) the amount of Restricted Payments pursuant to clause (B) of this clause (iv) shall not exceed the amount that the Borrower and the Restricted Subsidiaries would be required to pay in respect of Federal, State and local taxes were the Borrower and the Restricted Subsidiaries to pay such taxes as stand-alone taxpayers and (2) all Restricted Payments made to Holdings pursuant to this clause (iv) are used by Holdings or any direct or indirect parent of Holdings for the purposes specified herein within five Business Days after Holdings’s or such parent’s receipt thereof;

(v) the Borrower may make Restricted Payments to the extent necessary to permit Holdings or any direct or indirect parent of Holdings to make payments of or on account of (A) management, consulting, investment banking and advisory fees and (B) reimbursement of out-of-pocket costs and expenses incurred in connection with management, consulting, investment banking and advisory services, in each case to the Sponsors or Sponsor Affiliates to the extent permitted by Section 6.08, provided that no Default shall have occurred and be continuing or would result therefrom;

(vi) the Borrower may declare and pay dividends and distributions to Holdings up to an amount not to exceed the Available Amount, provided that (x) at the time of any such dividend, distribution, repurchase, redemption or retirement, no Default shall have occurred and be continuing or would result therefrom, (y) at the time of such dividend, distribution, repurchase, redemption or retirement and after giving effect thereto and to any borrowing in connection therewith, the Borrower complies, on a Pro Forma Basis, with the covenants set out in Sections 6.11 and 6.12 recomputed as of the last day of the most-recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b) and (z) in the case of any such Restricted Payment in an amount in excess of $15,000,000, the Borrower has delivered to the Administrative Agent a certificate of a Financial Officer, together with all relevant financial information reasonably requested by the Administrative Agent, demonstrating the calculation of the Available Amount;

(vii) the Borrower may make Restricted Payments to Holdings in an amount not to exceed $125,000,000 in the aggregate to enable Holdings or any direct or indirect parent of Holdings to make Mandatory Principal Redemptions (as defined in the Holdco Notes Indenture) required by Section 5.8 of the Holdco Notes Indenture, provided that (x) at the time of such Restricted Payment, no Default shall have occurred and be continuing or would result therefrom and (y) at the time of such Restricted Payment and after giving effect thereto and to any borrowing in connection therewith, the Borrower complies, on a Pro Forma Basis, with the covenants set out in Sections 6.11 and 6.12 recomputed as of the last day of the most-recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b);

(viii) the Borrower may make Restricted Payments to Holdings in such amounts as shall be necessary to pay out-of-pocket legal, accounting and filing fees, costs and expenses incurred in connection with a proposed offering of Qualified Equity Interests of Holdings or any direct or indirect parent of Holdings, provided that no Default shall have occurred and be continuing or would result therefrom;

(ix) the Borrower may make Restricted Payments to Holdings in an amount necessary to enable Holdings or any direct or indirect parent of Holdings to make required payments in respect of Disqualified Equity Interests or Subordinated Debt issued by Holdings or any direct or indirect parent of Holdings, provided that (i) such payments are permitted (x) in the case of Disqualified Equity Interests, by another clause of this Section 6.07 or (y) in the case of Subordinated Debt, by paragraph (b) of this Section 6.07 and (ii) Holdings or such parent promptly applies such proceeds in the manner required by such Disqualified Equity Interests or Subordinated Debt;

(x) the Borrower or any Restricted Subsidiary may acquire, redeem or retire any Equity Interests of any other Subsidiary provided that such acquisition, redemption or retirement is permitted pursuant to Sections 6.03 and 6.04;

(xi) substantially concurrently with an IPO, and in any event, no later than 30 Business Days following the issue or transfer of Equity Interests pursuant to such IPO, the Borrower may make Restricted Payments to Holdings to the extent necessary to permit Holdings or any direct or indirect parent of Holdings to make the payment of the fees permitted to be paid pursuant to Section 6.08(ix), provided that (A) no Default shall have occurred and be continuing or would result therefrom and (B) at the time of such payment and after giving effect thereto, the Borrower complies, on a Pro Forma Basis, with the covenants set out in Sections 6.11 and 6.12 recomputed as of the last day of the most-recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b); and

(xii) the Borrower may make Restricted Payments to Holdings with the Net Proceeds of any substantially concurrent issuance of Incremental Term Loans to enable Holdings to purchase, redeem, retire, acquire, cancel or terminate the Holdco Notes so long as such Net Proceeds are used for such purpose within 65 days after such Restricted Payments are made, provided that (x) at the time of such Restricted Payment, no Default shall have occurred and be continuing or would result therefrom and (y) after giving effect to the issuance of the related Incremental Term Loans and the making of such Restricted Payment, at the time of such Restricted Payment the Borrower complies, on a Pro Forma Basis, with the covenants set out in Sections 6.11 and 6.12 recomputed as of the last day of the most-recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b).

(b) The Borrower will not, nor will it permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly (other than agreeing to customary provisions in respect of repayment and repurchase upon asset sales in the Senior Note Documents or any Subordinated Debt Documents), any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on the Senior Notes or any Subordinated Debt, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of the Senior Notes or any Subordinated Debt, or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing, except:

(i) payment of regularly scheduled interest, any accrued and unpaid interest and original issue discount, if any, on the Senior Notes and any Subordinated Debt to the extent needed under the Code and applicable United States Treasury Regulations so as to cause the Senior Notes and any Subordinated Debt to not be treated as having been issued with “significant original issue discount” within the meaning of Section 163(i)(2) of the Code, and principal payments as, in the form of payment and when due in respect of the Senior Notes and any Subordinated Debt, payments due upon a change of control under the Senior Notes or any Subordinated Debt or upon acceleration of the maturity of the Senior Notes or any Subordinated Debt, in each case other than payments in respect of Subordinated Debt prohibited by the subordination provisions thereof;

(ii) refinancings of Indebtedness to the extent permitted by Section 6.01;

(iii) payment or other distribution in respect of principal or interest on, or payment or other distribution on account of the purchase, redemption, retirement, acquisition, cancelation or termination of, the Senior Notes or any Subordinated Debt, in each case in exchange for, or out of the Net Proceeds of, the substantially concurrent sale of Qualified Equity Interests of Holdings or any direct or indirect parent of Holdings;

(iv) payment or other distribution in respect of principal or interest on, or payment or other distribution on account of the purchase, redemption, retirement, acquisition, cancelation or termination of the Senior Notes with the Net Proceeds of the substantially concurrent issuance of Incremental Term Loans; and

(v) payments or other distributions in an amount not to exceed the Available Amount, provided that (x) at the time of any such payment or other distribution, no Default shall have occurred and be continuing or would result therefrom, (y) at the time of such payment or other distribution and after giving effect thereto and to any borrowing in connection therewith, the Borrower complies, on a Pro Forma Basis as of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), with the covenants set out in Sections 6.11 and 6.12 and (z) in the case of any such payment or other distribution in an amount in excess of $15,000,000, the Borrower has delivered to the Administrative Agent a certificate of a Financial Officer, together with all relevant financial information reasonably requested by the Administrative Agent, demonstrating the calculation of the Available Amount.

SECTION 6.08 Transactions with Affiliates. (a) The Borrower will not, nor will it permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(i) transactions at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties,

(ii) transactions between or among (A) the Borrower and/or the Subsidiary Loan Parties and (B) Restricted Subsidiaries that are not Subsidiary Loan Parties, in each case, not involving any other Affiliate,

(iii) loans or advances to employees permitted under Section 6.04(g),

(iv) payroll, travel, relocation and similar advances to cover matters permitted under Section 6.04(h),

(v) any contribution to the capital of Holdings by the Permitted Investors or any purchase of Equity Interests in Holdings by any Permitted Investor not prohibited by this Agreement,

(vi) the payment of reasonable fees to directors of Holdings or any direct or indirect parent of Holdings, the Borrower or any Restricted Subsidiary who are not employees of Holdings or any direct or indirect parent of Holdings, the Borrower or any Restricted Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of Holdings or any direct or indirect parent of Holdings, the Borrower or the Restricted Subsidiaries in the ordinary course of business,

(vii) any issuances of securities or any payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by Holdings’s or the Borrower’s board of directors or any committee thereof,

(viii) employment and severance arrangements entered into in the ordinary course of business between Holdings or any direct or indirect parent of Holdings, the Borrower or any Restricted Subsidiary and any employee thereof in accordance with such employee’s employee agreement or the Borrower’s severance policy approved by the board of directors of Holdings (or any direct or indirect parent of Holdings) or the Borrower, or any committee thereof,

(ix) any payments permitted under Section 6.08(b) and any payments to the Sponsors or any Sponsor Affiliate for reimbursement of out-of-pocket costs and expenses,

(x) any Restricted Payment permitted by Section 6.07,

(xi) the grant of stock options or similar rights in respect of Equity Interests of Holdings or any direct or indirect parent of Holdings to officers, employees, Franchisees, consultants and directors of the Borrower or any Subsidiary pursuant to plans approved by the board of directors of Holdings or any direct or indirect parent of Holdings, or any committee thereof and the payment of amounts of the issuance of Equity Interests pursuant thereto in each case to the extent not prohibited by this Agreement,

(xii) transactions constituting Investments permitted pursuant to Section 6.04(d), (e), (f) or (p), or constituting Investments in a Subsidiary permitted pursuant to Section 6.04(q) or (r),

(xiii) transactions permitted pursuant to Section 6.05(b)(ii) or (g) (other than transactions permitted pursuant to clause (g)(i)) and Investments permitted pursuant to Section 6.04 received in connection with transactions permitted pursuant to Section 6.05(g) (other than transactions permitted pursuant to clause (g)(i)),

(xiv) entry into a Tax sharing agreement with Holdings or any direct or indirect parent of Holdings providing for (in each case subject to compliance with Section 6.07) the payments of Taxes (including interest and penalties) and expenses, control of tax filings and contests, and other normal, usual and customary provisions, and

(xv) the provision of legal, accounting, purchasing, treasury or administrative services to Holdings or any direct or indirect parent of Holdings, the Borrower or any Restricted Subsidiary in the ordinary course of business.

(b) Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, make any payment of or on account of monitoring or management or similar fees payable to the Sponsor or any Sponsor Affiliate (i) in an aggregate amount in any fiscal year in excess of the lesser of (x) 0.5% of consolidated total revenues of the Borrower for the immediately preceding fiscal year or (y) $10,000,000 or (ii) after the consummation of an IPO.

SECTION 6.09 Restrictive Agreements. The Borrower will not, nor will it permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other consensual arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Holdings, the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any Equity Interests of any Restricted Subsidiary owned by such Person securing the Obligations or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary, provided that:

(i) the foregoing shall not apply to restrictions and conditions imposed by (A) law, (B) any Loan Document or (C) the Senior Notes;

(ii) the foregoing shall not apply to restrictions and conditions existing on the Closing Date or to any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;

(iv) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses and other contracts restricting the assignment thereof;

(v) the foregoing shall not apply to restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing such Indebtedness;

(vi) the foregoing shall not apply to any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition), provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrower or any other Restricted Subsidiary;

(vii) restrictions or conditions in any Indebtedness permitted pursuant to Section 6.01 to the extent such restrictions or conditions are no more restrictive than the restrictions and conditions in the Loan Documents or, in the case of Subordinated Debt, are market terms at the time of issuance or, in the case of Indebtedness of any Foreign Subsidiary, are imposed solely on such Foreign Subsidiary and its Subsidiaries, provided that any such restrictions or conditions permit compliance with the Collateral and Guarantee Requirement and Section 5.11; and

(viii) restrictions on cash or other deposits imposed by agreements entered into in the ordinary course of business.

SECTION 6.10 Amendment of Material Documents. The Borrower will not, nor will it permit any Restricted Subsidiary to, amend, modify or waive any provision of the Senior Note Documents or any Subordinated Debt Documents if the effect of such amendment, modification or waiver is to (i) increase the rate of interest payable with respect to the Senior Notes or such Subordinated Debt, as applicable, (ii) change the dates upon which payments of principal or interest are due on the Senior Notes or such Subordinated Debt, as applicable, other than to extend such dates, (iii) change any default or event of default other than to delete or make less restrictive any default or event of default provision therein with respect to the Senior Notes or such Subordinated Debt, as applicable, (iv) change the redemption or prepayment provisions of the Senior Notes or such Subordinated Debt, as applicable, other than to extend the dates therefor or to reduce the premiums payable in connection therewith, (v) grant any security or collateral to secure payment of the Senior Notes or such Subordinated Debt, as applicable, or (vi) change or amend any other term, if such change or amendment would (x) materially increase the obligations of Holdings, the Borrower or any Subsidiary party thereto thereunder, (y) confer additional material rights on the holder of the Senior Notes or such Subordinated Debt, as applicable, or (z) result in such Subordinated Debt being subject to a term or condition that would not be permitted (under the definition of the term “Subordinated Debt”) if such Subordinated Debt were being issued on the date of such amendment, modification or waiver.

SECTION 6.11 Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio for any Test Period ending during any period set forth below to be less than the ratio set forth opposite such period below:

Period	Ratio
December 31, 2012 through June 30, 2013	1.70 to 1.00
September 30, 2013 through June 30, 2014	1.80 to 1.00
September 30, 2014 through June 30, 2015	1.90 to 1.00
Thereafter	2.00 to 1.00

SECTION 6.12 Total Leverage Ratio. The Borrower will not permit the Total Leverage Ratio for any Test Period ending during any period set forth below to be greater than the ratio set forth opposite such period below:

Period	Ratio
December 31, 2012	6.25 to 1.00
March 31, 2013 through June 30, 2013	6.00 to 1.00
September 30, 2013 through March 31, 2014	5.75 to 1.00
June 30, 2014 through June 30, 2015	5.25 to 1.00
Thereafter	5.00 to 1.00

SECTION 6.13 Holdings Covenants. (a) Holdings will not own or acquire any assets (other than Equity Interests of the Borrower, cash and Permitted Investments) or engage in any business or activity other than (i) the ownership of all the outstanding Equity Interests of the Borrower and activities incidental thereto, (ii) the maintenance of its corporate existence and activities incidental thereto, including general and corporate overhead, provided that Holdings may change its form of organization, so long as (A) it is organized under the laws of the United States of America, any State thereof or the District of Columbia and (B) its Guarantee of the Obligations and the Lien on or security interest in any Collateral held by it under the Loan Documents shall remain in effect to the same extent as immediately prior to such change, (iii) activities required to comply with applicable law, (iv) maintenance and administration of stock option and stock ownership plans and activities incidental thereto, (v) the receipt of Restricted Payments to the extent permitted by Section 6.07 and the making of Restricted Payments, (vi) to the extent not otherwise covered by the other clauses of this Section 6.13, any of the activities of Holdings referred to in Section 6.07, (vii) concurrently with any issuance of Qualified Equity Interests, the redemption, purchase or retirement of any Equity Interests of Holdings using the proceeds of, or conversion or exchange of any Equity Interests of Holdings for, such Qualified Equity Interests, (viii) the obtainment of, and the payment of any fees and expenses for, management, consulting, investment banking and advisory services to the extent otherwise permitted by this Agreement, (ix) compliance with its obligations under the Loan Documents, the Senior Note Documents (or any Permitted Refinancing thereof) and any Subordinated Debt Documents, (x) in connection with, and following the completion of, an IPO, activities necessary or reasonably advisable for or incidental to the initial registration and listing of Holdings common stock and the continued existence of Holdings as a public company and (xi) activities incidental to legal, tax and accounting matters in connection with any of the foregoing activities.

(b) Holdings will not create, incur, assume or permit to exist any Indebtedness or other liabilities except (i) Indebtedness created under the Loan Documents and the Senior Note Documents (or any Permitted Refinancing thereof), (ii) Subordinated Debt or unsecured Guarantees of any Subordinated Debt, provided that such Guarantees shall be subordinated to the Obligations to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations, (iii) other unsecured Indebtedness in an aggregate principal amount not exceeding $5,000,000 at any time outstanding and (iv) liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and permitted business and activities.

(c) Holdings will not create, incur, assume or permit to exist any Lien (other than Permitted Encumbrances) on any of the Equity Interests issued by the Borrower to Holdings.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (any such event, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower, any Restricted Subsidiary or any Additional Guarantor in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder shall, if qualified by materiality, prove to have been incorrect or, if not so qualified, prove to have been incorrect in any material respect, in each case when made or deemed made;

(d) Holdings or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02 or 5.04 (with respect to the existence of Holdings or the Borrower) or in Article VI;

(e) any Loan Party or Additional Guarantor shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from any Lender or the Administrative Agent to the Borrower;

(f) Holdings, the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of any property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement);

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) Holdings, the Borrower or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000 shall be rendered against Holdings, the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings, the Borrower or any Restricted Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred could reasonably be expected to result in a Material Adverse Effect;

(m) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except (i) in respect of Collateral having an aggregate value not in excess of $5,000,000, (ii) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (iii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates or other instruments delivered to it under the Collateral Agreement;

(n) any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason be asserted by any Loan Party or Additional Guarantor not to be a legal, valid and binding obligation of any Loan Party or Additional Guarantor that is a party thereto;

(o) the Guarantees of the Loan Document Obligations (i) by Holdings, the Borrower and the Subsidiary Loan Parties pursuant to the Collateral Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents) and (ii) by any Additional Guarantor pursuant to an Additional Guarantee shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents);

(p) (i) any Subordinated Debt or any Guarantee thereof shall cease, for any reason, to be, or shall be asserted by any Loan Party or the holders of at least 25% in aggregate principal amount of any series of Subordinated Debt not to be, validly subordinated to the Loan Document Obligations or the obligations of Holdings and the Subsidiary Loan Parties in respect of their Guarantees under the Collateral Agreement, as the case may be, as provided in the Subordinated Debt Documents or (ii) the Loan Document Obligations shall cease to constitute, or shall be asserted by any Loan Party or the holders of at least 25% in aggregate principal amount of any series of Subordinated Debt not to constitute, “Senior Indebtedness” or “Designated Senior Indebtedness” (or the equivalent thereof) under the subordination provisions of any Subordinated Debt Document; or

(q) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in paragraph (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Notwithstanding anything in this Article VII to the contrary;

(A) in the event that the Borrower fails to comply with the requirements of any covenant set forth in Sections 6.11 and 6.12, until the tenth Business Day after the date on which the financial statements with respect to the Test Period for which the applicable covenant set forth in such Sections 6.11 and 6.12 is being measured are required to be delivered pursuant to Section 5.01(a) or (b), Holdings shall have the right to make a cash equity investment in the Borrower in the form of Qualified Equity Interests (the “Cure Right”), and upon the receipt by the Borrower of net cash proceeds from such equity investment (the amount of such net cash proceeds, the “Cure Amount”), the applicable covenant set forth in Sections 6.11 and 6.12 shall be recalculated, giving effect to a pro forma increase to Consolidated EBITDA for the relevant Test Period in an amount equal to such Cure Amount; provided that such pro forma adjustment to Consolidated EBITDA shall be given solely for the purpose of determining the existence of an Event of Default under the applicable covenant set forth in Sections 6.11 and 6.12 with respect to any Test Period that includes the fiscal quarter for which such Cure Right was exercised and not for any other purpose under any Loan Document;

(B) if, after the exercise of the Cure Right and the recalculations pursuant to clause (1)(A) above, the Borrower shall then be in compliance with the requirements of the covenants set forth in Sections 6.11 and 6.12 for any period of four consecutive fiscal quarters, the Borrower shall be deemed to have satisfied the requirements of such covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default or Event of Default under Article VII that had occurred shall be deemed cured; provided that (i) the Cure Right may be exercised no more than twice during any period of four consecutive fiscal quarters, (ii) the Cure Right may be exercised on no more than four occasions, (iii) with respect to any exercise of the Cure Right, the Cure Amount shall be no greater than the amount required to cause the Loan Parties to be in compliance with the financial covenants under Sections 6.11 and 6.12 and (iv) the net cash proceeds from the Cure Right may not reduce the amount of Consolidated Total Debt for purposes of calculating compliance with the covenant in Section 6.12; and

(C) upon the Administrative Agent’s receipt of a notice from the Borrower that it intends to exercise the Cure Right (a “Notice of Intent to Cure”), until the tenth Business Day following date of required delivery of the related Compliance Certificate to which such Notice of Intent to Cure relates, neither the Administrative Agent nor any Lender shall exercise the right to accelerate the Loans or terminate or suspend the Commitments and neither the Administrative Agent nor any other Lender shall exercise any right to foreclose on or take possession of the Collateral solely on the basis of an allegation of an Event of Default having occurred and being continuing under Article VII due to failure by the Borrower to comply with the requirements of Sections 6.11 and 6.12 for the applicable Test Period.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Security Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary or believed by the Administrative Agent in good faith to be necessary under the circumstances as provided in Section 2.05(j) or Section 9.02) and for which it is indemnified to its satisfaction by the Lenders with regard to any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 2.05(j) or Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans. The Administrative

Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Holdings, the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such subagent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time upon notice to the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Administrative Agent reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default under Section 7.01(h), (i) or (j) then exists. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 15 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent reasonable acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists) that shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all its duties and obligations under the Loan Documents. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the

Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this any Loan Document or any related agreement or any document furnished thereunder.

Notwithstanding anything herein to the contrary, none of the Syndication Agents, Documentation Agents, Lead Arrangers or Joint Bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under any Loan Document, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to Holdings or the Borrower, to it at 5505 Blue Lagoon Drive, Miami, Florida 33126 (Telecopy No. (305) 378-7230) Attention: Lisa Giles-Klein;

(b) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Heshan S. Wanigasekera (Telecopy No.: (713) 374-4312), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, 24th Floor, New York, New York 10179, Attention of Kinjal H. Icecreamwala (Telecopy No. (212) 270-5127);

(c) if to an Issuing Bank or Swingline Lender other than the Administrative Agent, to it at the address or telecopy number set forth separately in writing; and

(d) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. Notices and other communications to the Lenders and an Issuing Bank hereunder may also be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or an Issuing Bank pursuant to Article II if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party or Additional Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Section 2.20 with respect to any Incremental Facility Amendment or Section 2.22 with respect to any Extension, neither any Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party (or Additional Guarantor, as applicable) or Loan Parties (or Additional Guarantors, as applicable) that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, provided that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii), (iii) postpone or otherwise extend the maturity of any Loan, or the date of any scheduled payment of the principal amount of any Term Loan under Section 2.10 or the applicable Incremental Facility Amendment, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce or forgive the amount of, waive or excuse any such payment, or postpone or otherwise extend the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be) (it being understood that, other than pursuant to any Incremental Facility Amendment (the consent requirements for which are set forth in Section 2.20), with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loans and Revolving Commitments on the Closing Date), (v) release all or substantially all of the Subsidiary Loan Parties from their Guarantee under the Collateral Agreement (except as expressly provided in the Collateral Agreement), without the written consent of each Lender, or (vi) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender, provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, an Issuing Bank or the Swingline Lender or change Section 2.21 without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (c) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

SECTION 9.03 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) except as otherwise agreed by the Borrower and the Joint Bookrunners, all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent and the Joint Bookrunners taken as a whole and, if necessary, of one local and one regulatory counsel in any applicable jurisdiction (and solely in case of any conflict of interest, one additional counsel to the affected Lenders, taken as a whole), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof, (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or the Lenders, including the fees, charges and disbursements of one counsel for the Administrative Agent, the Issuing Bank and the Lenders, taken as a whole and, if necessary, of one local and one regulatory counsel in any applicable jurisdiction (and solely in case of any conflict of interest, one additional counsel to the affected Lenders, taken as a whole), in connection with the enforcement of the Loan Documents, including its rights under this Section and during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including those relating to Environmental Laws and including the reasonable fees, charges and disbursements of one counsel to the affected Indemnitees taken as a whole (and solely in the case of any conflict of interest, one additional counsel to the affected Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee by any third party or by Holdings, the Borrower, any Subsidiary or any Additional Guarantor arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Holdings, the Borrower, any Subsidiary or any Additional Guarantor and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties or (ii) a material breach by such Indemnitee of its obligations under any Loan Document.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the applicable Issuing Bank under paragraph (a) or (b) of this Section, and without limiting the Borrower’s obligation to do so, each Lender severally agrees to pay to the Administrative Agent or such Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at the time, provided that, for purposes of indemnifying the Issuing Bank hereunder, such “pro rata share” shall be based upon the aggregate Revolving Exposures and unused Revolving Commitments. The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d) None of Holdings, the Borrower, the Subsidiaries, the Additional Guarantors or any Indemnitees shall be liable for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof, provided that nothing contained in this paragraph (d) shall limit the obligations of the Borrower under Section 9.03(b).

(e) All amounts due under this Section shall be payable not later than ten days after written demand therefor.

SECTION 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund (as defined below) or, if an Event of Default under clauses (a) or (b) of Article VII or under clauses (h), (i) or (j) (in each case with respect to the Borrower) of Article VII has occurred and is continuing, any other assignee, provided, further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof, (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund and (C) each Issuing Bank, provided that no consent of an Issuing Bank shall be required for an assignment of all or any portion of a Term Loan or Term Commitment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000, unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required if an Event of Default under clauses (a) or (b) of Article VII or under clauses (h), (i) or (j) (in each case with respect to the Borrower) has occurred and is continuing,

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans,

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that assignments made pursuant to Section 2.19(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective, provided, further, that only one such processing and recordation fee shall be payable in connection with simultaneous assignments to two or more assignees that are Affiliates of one another, or to two or more Approved Funds that are managed or advised by the same investment advisor,

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws and any tax forms required by Section 2.17(e),

(E) in case of an assignment to Holdings or its Subsidiaries or a Sponsor Affiliated Lender, (1) no Event of Default under clauses (a) or (b) of Article VII or under clauses (h), (i) or (j) (in each case, with respect to the Borrower) of Article VII shall have occurred and be continuing, (2) on the date of such assignment and after giving effect thereto, no more than $50,000,000 shall be outstanding in Revolving Loans, (3) after giving effect to such assignment and to all other assignments with all Sponsor Affiliated Lenders, (x) the aggregate principal amount of all Term Loans then held by all Sponsor Affiliated Lenders (by assignment) shall not exceed 20% of the aggregate unpaid principal amount of the Term Loans then outstanding, (y) the aggregate principal amount of all Tranche A Term Loans then held by all Sponsor Affiliated Lenders (by assignment) shall not exceed 20% of the aggregate unpaid principal amount of the Tranche A Term Loans then outstanding and (z) the aggregate principal amount of all Tranche B Term Loans then held by all Sponsor Affiliated Lenders (by assignment) shall not exceed 20% of the aggregate unpaid principal amount of the Tranche B Term Loans then outstanding, (4) the assignee shall execute a waiver in form and substance reasonably satisfactory to Administrative Agent that it shall have no right whatsoever so long as such Person is a Sponsor Affiliated Lender (i) to vote with respect to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Loan Document, provided that, notwithstanding the foregoing, such assignee shall be permitted to vote if such amendment, modification, waiver, consent or other such action (x) requires the vote of all Lenders or all affected Lenders and all Lenders or all affected Lenders, as the case may be, have given their consent thereto, or (y) disproportionately affects such Sponsor Affiliated Lender in its capacity as a Lender as compared to other Lenders, (ii) subject to subclause (i) of clause (4) of this paragraph, to otherwise vote on any matter related to this Agreement or any other Loan Document, (iii) to attend (or receive any notice of) any meeting, conference call or correspondence with the Administrative Agent or any Lender or receive any information from the Administrative Agent or any Lender or (iv) to make or bring any claim, in its capacity as Lender, against the Administrative Agent or any Lender with respect to the duties and obligations of such Persons under the Loan Documents, but no amendment, modification, waiver, consent or other action shall deprive any Sponsor Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder, (5) each Sponsor Affiliated Lender shall acknowledges and agree that the Loans owned by it shall be non-voting under sections 1126 and 1129 of the Bankruptcy Code in the event that any proceeding thereunder shall be instituted by or against Borrower or any other Loan Party, or, alternatively, to the extent that the foregoing non-voting designation is deemed unenforceable for any reason, each Sponsor Affiliated Lender shall vote in such proceedings in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Sponsor Affiliated Lenders, except to the extent that any plan of reorganization proposes to treat the Obligations held by such Sponsor Affiliated Lender in a manner that is less favorable in any material respect to such Sponsor Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Sponsor Affiliated Lenders, (6) no Revolving Loans or Revolving Commitments shall be assigned to any Sponsor Affiliated Lender except that Revolving Loans and Revolving Commitments held by a Lender that becomes a Defaulting Lender may be assigned to a Sponsor Affiliated Lender, and (7) any Loans assigned to the Borrower or the Subsidiaries shall be cancelled promptly upon such assignment, and

(F) the Borrower shall, upon reasonable request by the Administrative Agent, provide such documentation to the Administrative Agent in connection with any assignment by a

Lender to an assignee that bears a relationship to the Borrower under Section 108(e)(4) of the Code, so as to allow the Administrative Agent to determine whether the assigned portion of the Loan will have original issue discount for U.S. Federal income tax purposes and, if so, the amount of such original issue discount.

For purposes of paragraph (b) of this Section, the term “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” means an entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an Affiliate of such Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Holdings, the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii) of this Section and any written consent to such assignment required by paragraph (b)(i) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) Holdings, the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) the Borrower shall, upon reasonable request of a Lender that sells a participation in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it) to the Borrower or to a Participant that bears a relationship to the Borrower under Section 108(e)(4) of the Code, provide such documentation to such Lender so as to allow such Lender to determine whether the participated portion of the Loan will have original issue discount for U.S. Federal income tax purposes and, if so, the amount of such original issue discount. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii), (iii) or (vi) of the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower (solely for tax purposes), shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, the Syndication Agents or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement and although such obligations may be unmatured or are owed to a branch or office of such Lender or such Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness. The applicable Lender and the applicable Issuing Bank shall notify the Borrower and the Administrative Agent of such setoff and application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank and their respective Affiliates may have.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that, to the extent permitted by applicable law, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against Holdings, the Borrower or their respective properties in the courts of any jurisdiction.

(c) Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent not prohibited by law, any right it might have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages, and waives to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case notice of such subpoena or similar legal process shall, to the extent not prohibited by such subpoena or legal process, be provided to the Borrower prior to the disclosure of such Information), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to any Loan Party and its obligations under the Loan Documents and (iii) to any pledgee referred to in Section 9.04(d), (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than Holdings or the Borrower (provided that the source is not actually known by such disclosing party to be bound by an agreement containing provisions substantially the same as those contained in this Section 9.12). For the purposes of this Section, “Information” means all information received from Holdings or the Borrower relating to Holdings or the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Holdings or the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any LC Disbursement, together with all fees, charges and other amounts that are treated as interest on such Loan or LC Disbursement or participation therein under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or LC Disbursement or participation therein in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or LC Disbursement or participation therein but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or LC Disbursement or participation therein or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14 USA Patriot Act. Each Lender hereby notifies Holdings and the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Holdings and the Borrower, which information includes the name and address of Holdings and the Borrower and other information that will allow such Lender to identify Holdings and the Borrower in accordance with the Act.

SECTION 9.15 Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged, to the fullest extent permitted by applicable law, only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify, to the fullest extent permitted by applicable law, the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 9.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BURGER KING HOLDINGS, INC.

By:	/s/ Daniel S. Schwartz
Name:	Daniel S. Schwartz
Title:	Chief Financial Officer

BURGER KING CORPORATION

By:	/s/ Daniel S. Schwartz
Name:	Daniel S. Schwartz
Title:	Chief Financial Officer

[Burger King Credit Agreement Signature Page]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Lender

By:	/s/ Tony Yung
Name:	Tony Yung
Title:	Executive Director

[Burger King Credit Agreement Signature Page]

Bank of America, N.A. as a Syndication Agent

By:	/s/ William M. Bulger, Jr.
Name:	William M. Bulger, Jr.
Title:	Vice President

[Burger King Credit Agreement Signature Page]

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A; “Rabobank Nederland”, New York Branch, as a Documentation Agent

By:	/s/ Bram Stevens
Name:	Bram Stevens
Title:	Executive Director

By:	/s/ Michael A. Phelan
Name:	Michael Phelan
Title:	Managing Director

[Burger King Credit Agreement Signature Page]

HSBC Bank USA, N.A., as a Documentation Agent

By:	/s/ John Gutekunst
Name:	John Gutekunst
Title:	Vice President

[Burger King Credit Agreement Signature Page]

Credit Suisse AG, Cayman Islands Branch, as a Documentation Agent

By:	/s/ Robert Hetu
Name:	Robert Hetu
Title:	Managing Director

By:	/s/ Rahul Parmar
Name:	Rahul Parmar
Title:	Associate

[Burger King Credit Agreement Signature Page]

Regions Bank, as a Documentation Agent

By:	/s/ Stephen Hanag
Name:	Stephen Hanag
Title:	Senior Vice President

[Burger King Credit Agreement Signature Page]

Goldman Sachs Bank USA, as a Documentation Expert

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

[Burger King Credit Agreement Signature Page]

Schedule 2.01

Commitments

Revolving Lenders

Lender	Global Revolving Commitments (US $)	U.S. Revolving Commitments (US $)
JPMorgan Chase Bank, N.A.	26,000,000.00
Barclays Bank PLC	15,000,000.00
Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch	17,500,000.00
Fifth Third Bank, An Ohio Banking Corporation	17,500,000.00
UniCredit Bank AG, New York Branch	20,000,000.00
Regions Bank	17,500,000.00
Raymond James Bank, N.A.		7,000,000.00
DZ Bank AG	3,500,000.00
Mediobanca International (Luxembourg) S.A.	6,000,000.00

TOTAL: $130,000,000	123,000,000.00	7,000,000.00

Schedule 3.06

Disclosed Matters

None.

Schedule 3.12

Subsidiaries

Entity Name	Jurisdiction	Ownership***
Burger King Corporation*	Florida

Burger King Interamerica, LLC*	Florida

Burger King Sweden Inc.*	Florida

Distron Transportation Systems, Inc.*	Florida

BK Acquisition, Inc.*	Delaware

BK CDE, Inc.*	Delaware

BK Whopper Bar, LLC*	Florida

TPC Number Four, Inc.*	Delaware

Moxie’s, Inc.*	Louisiana

The Melodie Corporation*	New Mexico

TQW Company*	Texas

Burger King Korea, Ltd	Korea

Burger King A.B	Sweden

Burger King Restaurants of Canada Inc.	Canada

Burger King Restaurant Operations of Canada, Inc.	Canada

F.P.M.I. Food Services, Inc.	Canada

Administracion de Comidas Rapidas, S.A. de C.V.	Mexico

Burger King Mexicana, S.A. de C.V.	Mexico

Burger King Beteiligungs GmbH	Germany

Burger King GmbH	Germany

BK Grundstucksverwaltungs Beteiligungs GmbH	Germany

BK Grundstucksverwaltungs GmbH & Co. KG	Germany

Burger King Espana S.L.U.	Spain

Burger King Italia, S.r.L.	Italy

Burger King do Brasil Assessoria a Restaurantes Ltda.	Brazil

Burger King de Puerto Rico, Inc.	Puerto Rico

BK Argentina Servicios, S.A.	Argentina

BK Venezuela Servicios, C.A.	Venezuela

Jolick Trading, S.A.	Uruguay

BK AsiaPac, Pte. Ltd	Singapore

Burger King (Shanghai) Commercial Consulting Co. Ltd.	Hong Kong

BK Asiapac (Japan) Y.K.	Japan

Burger King (Gibraltar) Ltd.	Gibraltar

Burger King (Luxembourg) S.a r.l.	Luxembourg

Burger King (Nederland) Services B.V.	Netherlands

Burger King (Rus) LLC	Russia

Burger King Schweiz GmbH	Switzerland

Burger King Europe GmbH	Switzerland

Burger King Gida Sanayive Ticaret Limited Sirketi	Turkey

Burger King Israel, Ltd	Israel

Burgerking Ltd**	United Kingdom

Hayescrest Limited	United Kingdom

Huckleberry’s Limited	United Kingdom

Mini Meals Limited	United Kingdom

Burger King UK Pension Plan Trustee Company Limited	United Kingdom

Burger King (United Kingdom) Ltd.	United Kingdom

Burger King South Africa (Pty) Ltd.	South Africa

*	Indicates Subsidiary Loan Parties.
**	65% of the shares of Burgerking Ltd have been pledged to JPMorgan Chase Bank, N.A. in connection with the Company’s senior secured credit facility. Under U.K. law, this share pledge constitutes a transfer of the shares.
***	Information omitted will be provided upon request.

Schedule 3.18(a)

UCC Filing Jurisdictions

Grantor	Type of Filing	Filing Office
Burger King Corporation	UCC-1 Financing Statement	Florida Department of State

Burger King Holdings, Inc.	UCC-1 Financing Statement	Delaware Secretary of State

BK Acquisition, Inc.	UCC-1 Financing Statement	Delaware Secretary of State

BK CDE, Inc.	UCC-1 Financing Statement	Delaware Secretary of State

BK Whopper Bar, LLC	UCC-1 Financing Statement	Florida Department of State

Burger King Interamerica, LLC	UCC-1 Financing Statement	Florida Department of State

Burger King Sweden Inc.	UCC-1 Financing Statement	Florida Department of State

Distron Transportation Systems, Inc.	UCC-1 Financing Statement	Florida Department of State

Moxie’s, Inc.	UCC-1 Financing Statement	Louisiana Secretary of State

The Melodie Corporation	UCC-1 Financing Statement	New Mexico Secretary of State

TPC Number Four, Inc.	UCC-1 Financing Statement	Delaware Secretary of State

TQW Company	UCC-1 Financing Statement	Texas Secretary of State

Schedule 6.02

Existing Liens

DEBTOR	SECURED PARTY	JURISDICTION	TYPE OF UCC	FILE NO. & DATE	COLLATERAL
Burger King Holdings, Inc.		FL - Miami-Dade County Circuit Court	Defendant Suits		File No. and Date 10-48395CA 9/3/2010

Burger King Corporation		FL - Miami-Dade County Circuit Court	Defendant Suits		File No. and Date 11-21648CA 7/13/2011 11-29739CA 9/15/2011 11-30346CA 9/21/2011 11-39170CA 11/23/2011 12-2457CA 1/20/2012 12-17087CA 5/1/2012

Burger King Corporation		FL - Miami-Dade County Circuit Court	Judgment Liens		File No. and Date 20810/4801 11/26/2002 20986/2283 2/8/2003 21002/4873 2/12/2003

Burger King Corporation		FL - US District Court, Southern District	Federal defendant suits

File No. and Date

0:11-cv-61971-JIC    9/7/2011

0:11-cv-62357-WJZ    11/2/2011

0:11-cv-62503-JIC    11/23/2011

1:12-cv-21718-UU    5/7/2012

1:12-cv-22969-KMM    8/14/2012

1:12-cv-23252-MGC    9/4/2012

9:12-cv-80946-KLR    9/5/2012

Burger King Corporation	Dell Financial Services, L.P. 14050 Summit Drive, Bldg A, Suite 101 Austin, TX 78758	FL - Secretary of State	Original Financing Statement	6/22/2000 200000144945	All computer equipment leased to Debtor under that certain Master Lease Agreement #977659, dated June 15, 1998

Burger King Corporation	Dell Financial Services, L.P. 14050 Summit Drive, Bldg A, Suite 101 Austin, TX 78758	FL - Secretary of State	Original Financing Statement	1/16/2002 200200116493	All computer equipment leased to Debtor under that certain Master Lease Agreement #5127320, dated December 1, 2001

DEBTOR	SECURED PARTY	JURISDICTION	TYPE OF UCC	FILE NO. & DATE	COLLATERAL
Burger King Corporation

LaSalle Bank National Association, f/k/a LaSalle National Bank as Indenture Trustee for the registered holders of FFCA Secured Franchise Loan Trust 2000-1

17207 North Perimeter Drive

SCottsdale, AZ 85255

		FL - Secretary of State	Original Financing Statement	3/25/2004 200406482290	Financing statement filed to continue the effectiveness of financing statements listed in attached exhibits and schedules

Burger King Corporation	The CIT Group/Equipment Financing, Inc. 1540 West Fountainhead Parkway Tempe, AZ 85282	FL - Secretary of State	Original Financing Statement	9/1/2004 200407794865	Collateral is listed on attached Exhibit A

Burger King Corporation	FFCA Acquisition Corporation 17207 North Perimeter Drive Scottsdale, AZ 85255	FL - Secretary of State	Original Financing Statement	3/10/2005 200509157821	Financing statement filed to continue the effectiveness of the financing statements listed on attached sheets

Burger King Corporation	Wachovia Financial Services, Inc. 1111 Old Eagle School Road Wayne, PA 19087	FL - Secretary of State	Original Financing Statement	3/30/2006 20060227753X	(616) Kitchen Minder System Kit

Burger King Corporation	Ikon Financial SVCS 1738 Bass Road Macon, GA 31210-1043	FL - Secretary of State	Original Financing Statement	12/24/2007 200707277300	All equipment leased in connection with that certain Master Agreement No.1004528

Burger King Corporation	AT&T Capital Services, Inc. 2000 W. AT&T Center Drive Hoffman Estates, IL 60192	FL - Secretary of State	Original Financing Statement	8/5/20008 200808887678	All telecommunications and data equipment leased to Lessee under Schedule No. 001-4372300-001

Burger King Corporation	Axis Capital, Inc. 308 N. Locust Street, Suite 100 Grand Island, NE 68801	FL - Secretary of State	Original Financing Statement	8/13/2008 200808944329	All equipment relating to Lease # 918987

Burger King Corporation	Ikon Financial SVCS 1738 Bass Road Macon, GA 31210-1043	FL - Secretary of State	Original Financing Statement	4/16/2009 200900371410	All equipment leased in connection with Master Agreement No. 1004528

Burger King Corporation	Spirit Master Funding III, LLC 14631 North Scottsdale Road, Suite 200 Scottsdale, AZ 85254-2711	FL - Secretary of State	Original Financing Statement	9/28/2009 200901267919	All personal property at property described on attached exhibit.